AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 2009
                                                                                                                                     FILE NO. 333- 161522

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MIDAS MEDICI GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8742	37-1532843
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

445 Park Avenue, 20th Flr.
New York, New York 10022
(212) 792-0920
(Address and telephone number of principal executive offices)

Nana Baffour, CFA
Chief Executive Officer & Co-Executive Chairman
445 Park Avenue, 20th Flr.
New York, New York 10022
(212) 792-0920
(Name, address and telephone number of agent for service)

Thomas A. Rose, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
T: (212) 930-9700
F: (212) 930-9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

(COVER CONTINUES ON FOLLOWING PAGE)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐Large accelerated filer	☐Non-accelerated filer
☐Accelerated filer	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value (2)	550,000	$6.50	$3,575,000	$199.48
Common Stock, $0.001par value (3)	25,000	$7.80	$195,000	$10.88
Total Registration Fee				$210.36	*

*Previously paid.
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2) Includes shares of common stock issuable upon the exercise of a 45-day option granted to the registration to the underwriter to cover over-allotments, if any.
(3) Issuable to the underwriter upon exercise of warrants of the registrant, exercisable at no less than 120% of the initial public offering price of the registrant’s shares and expiring five years from the effective date of this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject To Completion, Dated September 30, 2009

MIDAS MEDICI GROUP HOLDINGS, INC.

500,000 Shares of Common Stock

This is a firm commitment public offering of 500,000 shares of our common stock. We expect that the public offering price of our common stock will be between $6.00 and $6.50 per share.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended.

There is no public market for our securities.   On or before the date of this prospectus, we intend to have our common stock quoted for trading on the FINRA OTC Bulletin Board. There can be no assurance that our common stock will ever be quoted on a quotation service or a stock exchange or that any market for our securities will develop.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount and Commissions(1)	Proceeds, to Us, Before Expenses(2)
Per share	$	$	$
Total	$	$	$
(1)
Does not include a non-accountable expense allowance equal to 2% of the gross proceeds of this offering payable to  __________ as representative of the several underwriters and other expenses of this offering estimated at $260,000. We have also agreed to issue to the representative of the underwriters warrants to purchase up to 25,000  shares of our common stock at an exercise price equal to 120% of the per share offering price.

(2)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and non accountable expenses allowance, will be approximately $350,000.

          We have granted the underwriters a 45-day option to purchase up to 50,000 additional shares from us to cover over-allotments, if any. If the underwriters exercise the over-allotment option in full, the net proceeds to us will be $________.

          We are offering the shares for sale on a firm-commitment basis. The underwriters expect to deliver our securities to investors in the offering on or about ___________ , 2009.

The date of this prospectus is_________, 2009.

Until [*], 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

TABLE OF CONTENTS

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully including the risk factors, our business description and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus. Unless the context indicates otherwise, as used in this prospectus, “Midas Medici” or the “Registrant” refers only to Midas Medici Group Holdings, Inc., a Delaware corporation, and “we”, “us”, “our” or the “Company” refers to Midas Medici, together with our wholly-owned subsidiary Utilipoint International, Inc. (“Utilipoint”) and its 60% owned subsidiary The Intelligent Project LLC.  The term “year” or “fiscal year” refers to the year ended December 31. All share and per share information assumes an initial offering price of $6.25 per share.

Midas Medici Group Holdings, Inc.

Overview

We are a clean energy company that provides services to utilities and others to further the development of the electric grid.  The electric grid is the entire infrastructure available to generate, transmit, and distribute electricity to end users. We define the “Smart Grid” as the electric grid, enhanced by a full spectrum of technologies and solutions designed to make it function more efficiently, reliably and securely.

In much the same way that technological advances in microprocessors, power electronics and the internet revolutionized the telecommunications industry, we believe these technological advances are transforming the traditional electric grid into a smarter grid and significantly improving its capabilities.  Key elements of the Smart Grid include the ability to: introduce clean energy sources into the grid; collect, transmit, store and analyze data from the grid; communicate information between all segments of the grid; automate certain functions of the grid using advanced control systems and devices; and reduce the carbon footprint using various products, processes and services. In October 2008, the U.S. Department of Energy released a study, “The Smart Grid: An Introduction”, in which it estimated that Smart Grid enhancements will ease congestion and increase utilization of full capacity, sending between 50% to 300% more electricity through the existing electric grid.

Through our wholly-owned subsidiary, Utilipoint International, Inc. ("Utilipoint"), we provide energy industry consulting services in seven practice areas that encompass the entire energy and utility value chain, including:

•	Smart Meter Deployment,
•	Energy Investments & Business Planning,
•	CommodityPoint,
•	Meter-to-Cash,
•	Pricing & Demand Response,
•	Public & Regulatory Issues Management, and
•	The Intelligent Project.

Our clients include utilities, investors, regulators, and energy industry vendors and service providers, both domestically and internationally. According to the International Energy Agency’s (“IEA”) World Energy Outlook 2008, electric power infrastructure will require cumulative worldwide investment of over $13.6 trillion (in year-2007 dollars) from 2007-2030. On a national level, and according to the Brattle Group, investment totaling approximately $1.5 trillion will be required between 2010 and 2030 to pay for grid infrastructure in the United States1. We believe we are well positioned to benefit from this anticipated market opportunity

1 The Brattle Group, “Transforming America’s Power Industry”, November 2008

With its corporation origins dating back to 1933, Utilipoint built its brand name in the power utility industry by supplying market data intelligence to major United States utilities spanning the entire market segment from generation to consumption. Today, Utilipoint is a full service energy-focused consulting firm, providing independent research-based information, analysis, and consulting to energy companies, utilities, investors, regulators, and industry service providers.

With Utilipoint’s acquisition of 60% of The Intelligent Project, LLC, completed in July 2009, we now have the ability to provide consulting services to help clients understand and consider the Smart Grid’s impact on electricity consumers.  We believe this knowledge will provide critical intelligence to enable our clients to successfully deploy Smart Grid solutions.  We provide our consulting services and proprietary research using multi-disciplinary teams with deep subject matter expertise, highly analytical methodologies, primary research and technology-enabled tools. We also host annual conferences in the U.S. and Europe targeted to our client base to discuss topical issues in the Clean Energy and Smart Grid sector.  We have 23 employees, including many whom we believe are recognized leaders in their respective fields. As of June 30, 2009, more than 50% of our professional staff held post-graduate degrees in such diverse fields as economics, engineering, business administration, information technology, law, life sciences and public policy. Our senior managers have considerable industry and project management experience and an average tenure of more than 20 years in the industry. We believe this diverse pool of intellectual capital is what enables us to assemble the multi-disciplinary teams that can provide creative solutions to our clients’ most pressing problems.  We are headquartered in New York, New York where our management team resides. Our subsidiary, Utilipoint is headquartered in Albuquerque, New Mexico, with two domestic regional offices in Tulsa, Oklahoma and Houston, Texas, and it maintains international operations through its office in Brno, Czech Republic.  The Intelligent Project, LLC is located in West Lafayette, Indiana.

Our Business Strategy

Our business strategy is to leverage the knowledge and experience of Utilipoint and the experience of our management team’s 20 years of investing in and operating energy services companies. Prior to joining our company. Our management team has acquired and operated businesses with an aggregate enterprise value of approximately $600 million in the energy services sector. We intend to identify new areas of growth and expand our activities beyond our current consulting business.  We will seek to execute this strategy through organic growth and acquisitions. Targeted areas of growth include: engineering services, data warehousing and information technologies and financial services.

Pursue strategic acquisitions

The core of our growth strategy hinges upon executing strategic acquisitions of companies providing services and solutions that support the development of the Smart Grid. We plan to pursue a disciplined acquisition strategy to obtain new customers, increase our size and market presence and obtain capabilities that complement our existing portfolio of services, while focusing on cultural compatibility and financial impact.

Some of the types of businesses that we have currently identified for possible acquisition include:

• Engineering companies that provide enabling solutions to the Smart Grid infrastructure;
• Technology companies that provide data warehousing technology infrastructure and data center solutions;
• Companies that facilitate financing of energy efficiency initiatives for consumers and commercial enterprises; and
• Other companies or products and services aimed at commercial/industrial customers and consumers to impact the Smart Grid.

Currently we have no agreements, plans or arrangements with any third parties for any one or more acquisitions.  There can be no assurance that we will be able to consummate any strategic acquisitions, or even if we are able to do so, that any one or more of the acquisitions will prove to be profitable or otherwise beneficial to our company.

Leverage our management team’s diverse industry experience

Our management team, led by our CEO, Nana Baffour, and President, Johnson Kachidza, possesses a breadth and depth of industry experience which we believe will enable us to achieve our growth objectives. We believe that collectively, our relationships with executive level management at utilities, regulators, vendors, technology leaders and investment professionals who are active in the utility space will serve us well as we continue to execute our business strategy. We believe that their experience and expertise will maximize our chances of succeeding in acquiring and managing energy services companies with customers that include utilities, educational institutions, automobile manufacturers, architectural engineering firms, technology providers, general manufacturers and local municipalities.

Grow our client base and increase the scope of services provided to existing clients

According to The Athena Institute’s research report entitled “ Poised for Profit II:  Prospects for the Smart Energy Sector in the Pacific Northwest ”, 2003 , the energy consulting and energy services market is sized at approximately $2.5 billion and growing 15-20% annually.  The overall Smart Grid market opportunity, according to the Energy Information Administration’s (“EIA”) World Energy Outlook 2008 , is approximately $13.6 trillion (in year-2007 dollars) from 2007-2030. We intend to capitalize on this large market and grow our client base by expanding our geographic presence domestically and internationally, while maintaining strong relationships with our current clients by increasing the scope of services provided to them. In addition, we intend to invest in development and marketing initiatives in order to strengthen our brand recognition among potential clients.

Focus on higher margin contracts and recurring revenue

We plan to focus our efforts on obtaining energy consulting assignments in the form of subscription-based revenues and bundled service agreements, which we believe will provide us with higher profit margins and a larger base of annually recurring revenue. We also intend to expand and improve our existing databases of industry knowledge in order to increase our revenues from subscriptions to those databases .

Strengthen our end-to-end service offerings

We plan to leverage our strong client and industry relationships to increase our revenue from research, advisory and consulting services, which include information technology solutions, executive level consortiums, primary research, project management, project delivery and conferences.

Build upon our brand equity

Through our subsidiary Utilipoint, we enjoy 76 years of brand recognition as an energy industry expert. We intend to distinguish ourselves as a diversified Clean Energy and Smart Grid focused company.

Capitalize on operating leverage

We are building a corporate infrastructure and internal systems that we believe when in place would be readily scalable and can accommodate significant growth without a proportionate increase in expense.

Competition

We operate in a highly competitive and fragmented marketplace and compete against a number of firms in each of our key markets.  A substantial number of these firms have significantly greater infrastructure and financial resources than our company.

Industry Background

The Electric Power Industry

The electric power industry can be broken into four components: Generation, Transmission, Distribution, and End-Use Consumption. Generation is the process of producing electric energy or the amount of electric energy produced by transforming other forms of energy, commonly expressed in kilowatt hours (“kWh”) or megawatt hours (“MWh”). Transmission refers to the high-voltage, long-distance transfer of electricity. Distribution refers to medium-voltage, medium-distance transport from transmission substations to customer meters. End-Use Consumption is the use of electricity by residential, commercial and industrial consumers.

Substantive regulation of the utility industry at the federal level began with the passage of the Public Utility Holding Company Act of 1935, (“PUHCA”). PUHCA regulated vertically integrated monopolies that were designed to manage the mission critical service of generating, transmitting and distributing electricity to end users in predefined service regions.  These vertically integrated utilities are also regulated at the federal level by the Federal Energy Regulatory Commission (“FERC”) and at the state level by the Public Utility Commissions (“PUCs”).  FERC regulates the interstate transmission of natural gas, oil and electricity, including wholesale sales of electricity outside the utility predefined service region, while PUCs generally regulate the quality of service and rates charged to retail customers.  The rates are designed to recover a PUC determined return on the investment, as well as other cost of service expenses.
The benefits of the monopoly nature of the industry have been questioned and challenged over the past 30 years. FERC and the PUCs have driven an industry restructuring to enable and encourage the development of more efficient generation sources with reduced carbon footprints and to permit increased competition in order to reduce prices. Restructuring throughout North America, including in New England, New York, the Mid-Atlantic, the Midwest, Texas, California, and Ontario, Canada, is fostering a competitive environment in the industry. In these restructured markets, utility companies continue to operate and maintain the local distribution lines, delivering electricity to consumers as before, but power generators and electricity suppliers are now allowed to openly compete for business. Grid operators, comprised of independent system operators, referred to as ISOs, or regional transmission organizations, referred to as RTOs, have been formed in these restructured markets to take control of the operation of the regional power system, including transmission lines and energy trading, coordinating the wholesale of electricity, and establishing fair and efficient markets. These grid operators are responsible for maintaining federal reliability standards designed to avoid service disruptions.

Increasingly, grid operators and utilities in both restructured markets and in traditionally regulated markets are challenged to provide electricity reliably during periods of peak demand. Recently, Government legislation, such as the Energy Policy Act of 2005, The Clean Air Act of 2005, the Energy Independence and Security Act of 2007, the American Recovery and Reinvestment Act of 2009 and the Clean Energy and Security Act of 2009, has been promulgated to address national and global issues pertaining to energy security, energy independence and environmental concerns. The key structural changes in the utility industry and recent legislation have all laid the groundwork for the implementation and acceleration of the Smart Grid by:

•	Expanding the sources of generation to include more efficient and environmentally friendly resources such as solar, biomass and wind;
•	Opening access to the transmission and distribution system to facilitate wholesale trading of electricity between regions to introduce competition; and
•	Providing consumers with choices of where to purchase power further promoting competition.

Once implemented, we believe the Smart Grid will address the current constraints of the existing grid and make it function more efficiently, by:

•	Improving reliability through the enhanced monitoring of the grid using technology-based tools such as digital electronics, visualization technologies and advanced controls to avoid power outages;
•	Maintaining power affordability by facilitating competition and energy efficiency through reduced usage;
•	Reinforcing U.S. global competitiveness by promoting energy independence and energy security;
•	Fully accommodating renewable energy sources into the grid;
•	Helping reduce the carbon footprint by decreasing consumption and thus reducing the need to build new fossil fuel power plants;
•	Facilitating cost savings for utilities by automating tasks such as meter reading or remote grid monitoring; and
•	Introducing efficiencies yet to be envisioned driven by further advances to the Smart Grid.

Recent acceleration in demand for power on a global and national scale. According to the EIA, overall U.S. electricity consumption will be about five trillion gigawatt hours (“GWh”) by 2030 (World Energy Outlook 2009) which will require about 218 gigawatts (“GW”) of new generating capacity during the 2007 to 2030 period (Annual Energy Outlook 2009) although only 47 GW is under plan today. Given the supply and demand disparity, along with constraints in building new generation capacity, including construction and environmental costs, the Smart Grid provides a cost-effective and practical opportunity to optimize the grid to accommodate the increased electric energy demand while minimizing these costs.

The Cost of Under-Investment and Grid Deterioration.  Historically, investment in expanding the grid infrastructure has not generally kept pace with the increase in demand, creating increased congestion and sub-optimization of utility operations.  The Smart Grid offers a practical solution to optimize the current grid, with minimal physical upgrades, in order to meet future demand.

An Evolving Regulatory Framework.  Driven by national and global environmental, energy security, and energy dependence concerns, new and existing legislation will continue to put constrains on the ability to meet energy demand by building more power plants. As such, the Smart Grid presents a cost effective solution to meet future electric energy needs within the constraints of present and anticipated legislation and environmental policy.

Competitive Strengths

Experienced management team.  Our management team possesses extensive experience acquiring and integrating energy services businesses, relationships with senior executives throughout the electric energy industry and acomprehensive understanding of the US regulatory framework. Our management team is also experienced in operating and growing businesses. With an average tenure of 20 years in the industry, members of our management have a history of successfully building companies into stable and positive cash flow generating assets through strategic and operational oversight and leveraging critical partnerships.

Highly experienced professional staff with deep subject matter knowledge.    Management believes the thought leadership and in-depth subject matter knowledge of our experts coupled with our corporate experience developed over decades of providing advisory services at the intersection of electricity and technology make us a valuable resource to our clients and distinguish us from our competitors.

Versatile advisory services practice.    We believe our advisory approach to consulting and understanding of our clients’ requirements and objectives, gives us a significant competitive advantage, permitting us to gain access to key client decision makers during the initial phases of their policy, program, project or initiative which we hope to leverage into opportunities for other facets of our business.

Proprietary analytics and methods which allow us to deliver superior solutions to clients. We have developed energy-planning, benchmarking and pricing models that are used by municipalities and commercial entities around the world. In addition, we have developed a suite of proprietary tools, databases and project management methodologies that are available to be utilized on client engagements and leveraged to develop proprietary products.

Corporate History

We were incorporated in the State of Delaware on October 30, 2006 under the name Mondo Acquisition I, Inc. We were formed as a vehicle to pursue a business combination through the acquisition of, or merger with, an operating business.  From inception until May, 2009, we were engaged in organizational efforts and obtaining initial financing. On May 15, 2009, our then sole shareholder, Mondo Management Corp., and Midas Medici Group, Inc. entered into a Purchase Agreement.  Pursuant to the Purchase Agreement, Mondo Management Corp. sold 100% of the issued and outstanding capital stock of the Company to Midas Medici Group, Inc. The execution of the Purchase Agreement resulted in a change in control of the Company, both in its shareholding and management. Effective May 22, 2009, we changed our name to Midas Medici Group Holdings, Inc.

On August 10, 2009, we entered into an agreement to acquire Utilipoint (the "Acquisition Agreement", also referred to in this document as the "Plan of Merger and Reorganization" or the "Merger Agreement"). The Acquisition Agreement was entered into with Utilipoint and Utilipoint Acquisition Co., a New Mexico corporation and wholly-owned subsidiary of the Company (the "Acquisition Sub"). Pursuant to the Acquisition Agreement, Acquisition Sub merged with and into Utilipoint and Utilipoint became our wholly-owned subsidiary on August 21, 2009. At the closing of the Acquisition Agreement on August 21, 2009, we ceased to be a "blank check" company.  In connection with the Merger, we issued an aggregate of 1,348,516 shares of common stock to the Utilipoint stockholders in exchange for 42,191 Utilipoint common shares and 172,597 options in exchange for 5,400 Utilipoint options. In addition, Knox Lawrence International, LLC., KLI IP Holdings, Inc. and UTP International LLC, former shareholders of Utilipoint, acquired an aggregate of 889,444 of shares of our common stock and 27,168 options at the closing of the Merger. Nana Baffour, our CEO and Johnson Kachidza, our President, are key shareholders of Knox Lawrence International, LLC., KLI IP Holdings, Inc. and UTP International, LLC. Also, at the closing of the Merger, we issued options to purchase 25,000 shares of our common stock to David Steele, President of Utilipoint and options to purchase 10,000 of our common stock each to Peter Shaw, Managing Director of Utilipoint and Stephen Schweich, our Director.

Corporate Information

Our executive offices are located at 445 Park Avenue, 20th Floor, New York, New York, 10022. Our telephone number is (212) 792-0920. Utilipoint’s web address is www.utilipoint.com. The information contained on, or that can be accessed through, Utilipoint’s website is not a part of this prospectus. We have included the website address in this prospectus solely as an inactive textual reference.

The Offering

Securities being offered	500,000 shares of common stock.

Over-allotment option
Up to an additional 50,000 shares of common stock may be issued in the event that the underwriters exercise their over-allotment option within 45 days of the effective date of the registration statement of which this prospectus is a part.

Common stock outstanding before this offering	2,310,516 shares

Common stock outstanding after this offering	2,810,516 shares (1)

Use of proceeds	Repayment of debt and accrued expenses; website and database upgrades; marketing and infrastructure expenses; and working capital, including acquisition and transactions costs.

Underwriters’ compensation
• 8% of the public offering price
• 2% non-accountable expense allowance
• Warrants to purchase 25,000 shares of common stock at an exercise price of 120% of the public offering price,  expiring on the fifth anniversary of the effective date of the registration statement of which this prospectus is a part.

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See
“Risk Factors” beginning on page 9.

_______________________________
(1) Excludes (i) up to 50,000 shares of common stock that may be sold by us to the underwriters to cover over-allotments, (ii) 25,000 shares of our common stock issuable upon exercise of warrants to be issued to the lead underwriter in connection with this offering, and (iii) 650,000 shares of common stock reserved for issuance under our stock option plan.

.

Summary Historical and Pro Forma Financial Data

In the table below we provide you with summary historical consolidated financial data and summary pro forma consolidated financial data of Midas Medici Group Holdings, Inc. (formerly Mondo Acquisition I, Inc.) and Utilipoint International, Inc. for the year ended December 31, 2008 and the six month period ending June 30, 2009, derived from our historical audited and unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated interim financial information set forth below on the same basis as our audited consolidated financial statements. (See Page 21 for merger and offering adjustments).

The summary unaudited pro forma consolidated financial data for the fiscal year ended December 31, 2008 and the six month period ended June 30, 2009 has been prepared to give effect to the acquisition transaction in the manner described under “Unaudited Pro Forma Condensed Consolidated Financial Data” and the notes thereto.  The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.  The summary unaudited pro forma consolidated financial data are for additional informational purposes only and do not purport to represent what results of operations actually would have been if the Acquisition transaction had occurred at any date, and such data do not purport to project the results of operations for any future period. See page 21 for merger and offering adjustments.

Historical results are not necessarily indicative of the results that may be expected for any future period. The information presented below is only a summary and should be read in conjunction with our consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Historical			Historical
	Midas Medici Group Holdings, Inc.	Utilipoint International, Inc.	Pro Forma	Midas Medici Group Holdings, Inc.	Utilipoint International, Inc.	Pro Forma
	Fiscal Year Ended	Fiscal Year Ended	Year Ended	Six Months Ended	Six Months Ended	Six Months
	December 31,	December 31,	December 31,	June 30,	June 30,	Ended June 30,
	2008	2008	2008	2009	2009	2009
Statement of Operations Data

Net Revenues	$-	$3,660,941	$3,660,941	$-	$1,729,558	$1,729,558
Cost of Services	-	2,037,046	2,037,046	-	930,558	930,558
Gross Margin	-	1,623,895	1,623,895	-	799,000	799,000

Operating Expenses
Selling, general and administrative	858	1,777,613	2,128,471	100	815,007	1,165,107
Depreciation and amortization	-	17,845	561,103	-	9,414	281,043
Management fees	-	100,000	100,000	-	50,000	50,000
Total operating expenses	858	1,895,458	2,789,574	100	874,421	1,496,150
Operating income (loss)	(858)	(271,563)	(1,165,679)	(100)	(75,421)	(697,150)

Other Income (Expense)
Interest income	-	1	1	-	1	1
Interest expense	-	(63,942)	(32,264)	-	(43,064)	(23,548)
Other income	-	-	-	1,196	-	1,196
Total other income (expense)	-	(63,941)	(32,263)	1,196	(43,063)	(22,351)
Income (loss) before income taxes	(858)	(335,504)	(1,197,943)	1,096	(118,484)	(719,501)

Provision (benefit) for income taxes	-	(35,815)	(35,815)	-	2,077	2,077
Net income (loss)	(858)	(299,689)	(1,162,128)	1,096	(120,561)	(721,578)

Preferred stock dividends and dividend accretion
Preferred stock stated dividends	-	(136,500)	(136,500)	-	(68,250)	(68,250)
Preferred stock dividend accretion	-	(279,353)	-	-	(172,732)	-
Net loss applicable to common stockholders	$(858)	$(715,542)	$(1,298,628)	$1,096	$(361,543)	$(789,828)

Net loss per share applicable to common
stockholders - basic and diluted	$-	$(33.63)	$(0.42)	$0.00	$(16.27)	$(0.27)

Weighted average common shares
outstanding - basic	1,000,000	21,275	3,073,516	1,000,000	22,223	2,885,809

Weighted average common shares
outstanding - diluted	1,000,000	21,275		1,000,000	22,223	2,885,809

Balance Sheet Data
Cash and cash equivalents	$5,944	$144,546		$-	$2,177	$1,986,554
Total assets	5,944	776,875		-	679,163	11,336,895
Total liabilities	2,689	2,292,245		-	2,514,949	1,446,632
Stockholders' equity (deficit)	3,255	(1,515,370)		-	(1,835,786)	9,890,263
Total liabilities and stockholders' equity (deficit)	5,944	776,875		-	679,163	11,336,895

RISK FACTORS

An investment in our common stock involves risk.   You should carefully consider the risks described below which are material and inherent in this offering together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Associated with Our Business

We have recently incurred annual net losses, and we may continue to incur annual net losses in the future.

The combined historical net loss of Midas Medici and Utilipoint in 2008 was $(300,547). Our combined historical accumulated deficit from inception through December 31, 2008 was $(817,027). Our net losses in 2008 were driven principally by deteriorated macroeconomic conditions and the fixed cost nature of our business. More recently, our net losses have been driven principally by general and administrative, marketing, operating and depreciation and amortization expenses relating to investing in human capital to support our newer service offerings and grow our presence in Europe. To grow our revenues and customer base, we plan to continue emphasizing the expansion and development of our services, which will include increased marketing and operating expenses.

We face intense competition from many competitors that have greater resources than we do, which could result in price reductions, reduced profitability and loss of market share.

We operate in highly competitive markets and generally encounter intense competition to win contracts and acquire new business. Many of our competitors are larger and have greater financial, technical, marketing and public relations resources, larger client bases, and greater brand or name recognition than we do. Some of our competitors include ICF International, Navigant Consulting, IBM, and Accenture. We also have numerous smaller competitors, many of which have narrower service offerings and serve niche markets. Our competitors may be able to compete more effectively for contracts and offer lower prices to clients, causing us to lose contracts.  In order to compete, we may lower the prices at which we offer our services in order to win contracts, which could lower our profits or even cause us to suffer losses on contracts that we do win. Some of our subcontractors are also competitors, and some of them may in the future secure positions as prime contractors, which could deprive us of work we might otherwise have won under such contract. Our competitors also may be able to provide clients with different and greater capabilities and benefits than we can provide in areas such as technical qualifications, past performance on relevant contracts, geographic presence, ability to keep pace with the changing demands of clients and the availability of key professional personnel. Our competitors also have established or may establish relationships among themselves or with third parties, including through mergers and acquisitions, to increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge. We also may compete with our competitors for the acquisition of new businesses.  Our competitors may also be able to offer higher prices for attractive acquisition candidates, which could harm our strategy of growing through selected acquisitions. In addition, our competitors may engage in activities, whether proper or improper, to gain access to our proprietary information, to encourage our employees to terminate their employment with us, to disparage our company, and otherwise to gain competitive advantages over us. For further information regarding competition, see the section entitled “Business — Competition.” If we are unable to compete successfully in the provision of services to clients and for new business, our revenue and operating margins may decline.

Because much of our work is performed as short-term projects, research assignments and consulting engagements, we are exposed to a risk of not having sufficient work for our staff.

Utilipoint performed some of its work under short-term contracts. Even under many of its longer-term contracts, it performs much of its  work under individual task orders and delivery orders, many of which are awarded on a competitive basis. If Utilipoint cannot obtain new work in a timely fashion, whether through new task orders or delivery orders, modifications to existing task orders or delivery orders, or otherwise, it may not be able to keep its staff profitably utilized. It is difficult to predict when such new work or modifications will be obtained. Moreover, Utilipoint will need to manage its staff carefully in order to ensure that staff with appropriate qualifications are available when needed and that staff do not have excessive down-time when working on multiple projects, or as projects are beginning or nearing completion. There can be no assurance that Utilipoint can profitably manage the utilization of its staff. Lack of staff utilization may hurt our revenue, profit and operating results.

If we fail to successfully educate existing and potential customers regarding the benefits of our service offerings or solutions or if the Smart Grid market fails to develop, our ability to sell our solutions and grow our business could be limited.

Our future success depends on commercial acceptance of our clean energy and Smart Grid solutions and our ability to obtain additional contracts. We anticipate that revenues related to our consulting services and solutions will constitute a substantial portion of our revenues for the foreseeable future. The market for clean energy and Smart Grid solutions in general is relatively new. In addition, because the clean energy and Smart Grid solutions sector is rapidly evolving, we cannot accurately assess the size of the market, and we may have limited insight into trends that may emerge and affect our business. For example, we may have difficulty predicting customer needs and developing clean energy and Smart Grid solutions that address those needs. If the market for our consulting services and solutions does not continue to develop, our ability to grow our business could be limited and we may not be able to achieve profitability.

If we lose key personnel upon whom we are dependent or fail to attract and retain skilled employees, we may not be able to manage our operations and meet our strategic objectives.

We believe that our success depends on the continued contributions of the members of our senior management team. We are especially dependent on our senior management team’s experience and expertise to implement our acquisition strategy. Also, we rely on our senior management to generate business and manage and execute projects and programs successfully. In addition, the relationships and reputation that many members of our senior management team have established and maintain with client personnel and industry professionals contribute to our ability to maintain good client relations and identify new business opportunities. The loss of key personnel could impair our ability to implement our growth strategy through acquisitions, identify and secure new contracts, to maintain good client relations, and otherwise manage our business.

Also, we must continue to hire significant numbers of highly qualified individuals who have technical skills and who work well with our clients. These employees are in great demand and are likely to remain a limited resource for the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, our ability to staff engagements and to maintain and grow our business could be limited. In such a case, we may be unable to win or perform contracts, and we could be required to engage larger numbers of subcontractor personnel, any of which could cause a reduction in our revenue, profit and operating results and harm our reputation. We could even default under one or more contracts for failure to perform properly in a timely fashion, which could expose us to additional liability and further harm our reputation and ability to compete for future contracts. In addition, some of our contracts contain provisions requiring us to commit to staff an engagement with personnel the client considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutes, or otherwise staff our work, the client may reduce the size and scope of our engagement under a contract or terminate it, and our revenue and operating results may suffer.

We may not be able to identify suitable acquisition candidates or complete acquisitions successfully, which may inhibit our rate of growth.

In addition to organic growth, we intend to pursue growth through the acquisition of companies or assets that may enable us to expand our project skill-sets and capabilities, enlarge our geographic markets, add experienced management and increase our product and service offerings. However, we may be unable to implement this growth strategy if we cannot identify suitable acquisition candidates or reach agreement on potential acquisitions on acceptable terms or for other reasons. Our failure to successfully implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general and could inhibit our growth and future profitability.

We may not be able to successfully integrate acquisitions to realize the full benefits of the combined business, and may therefore not be as profitable as planned.

Acquisitions that we complete may expose us to a number of unanticipated operational or financial risks, including:

•	The business we acquire may not prove to be profitable and my cause us to incur additional consolidated losses from operations;

•	we may have difficulty integrating new operations and systems;

•	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

•	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

•	we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not discover during our due diligence;

•	our ongoing business may be disrupted or receive insufficient management attention; and

•	we may not be able to realize the cost savings or other financial benefits we anticipated.

Moreover, to the extent that any acquisition results in additional goodwill, it will reduce our tangible net worth, which might have an adverse effect on our credit. In addition, in the event that we issue shares of our common stock as part or all of the purchase price, an acquisition will dilute the ownership of our then-current stockholders.

The process of completing the integration of acquisitions could cause an interruption of, or loss of momentum in, the activities of our company. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the operations of acquisition targets could have an adverse effect on our business, financial condition or results of operations.

Our business may become subject to modified or new government regulation, which may negatively impact our ability to market our products.

Our services are not subject to existing federal and state regulations in the U.S. governing the electric utility industry. In the future, federal, state or local governmental entities or competitors may seek to change existing regulations or impose additional regulations. Any modified or new government regulation applicable to our products or services, whether at the federal, state or local level, may negatively impact the installation, servicing and marketing of our products and increase our costs and the price of our services.

Our relations with our contracting partners are important to our business and, if disrupted, could affect our earnings.

We derive a portion of our revenue from contracts under which we act as a subcontractor or from “teaming” arrangements in which we and other contractors jointly bid on particular contracts, projects or programs. As a subcontractor or team member, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, result in reduction of the amount of our work under or result in termination of that contract, and could cause us not to obtain future work, even when we perform as required. We expect to continue to depend on relationships with other contractors for a portion of our revenue and profit in the foreseeable future. Moreover, our revenue and operating results could be materially and adversely affected if any prime contractor or teammate does not pay our invoices in a timely fashion, chooses to offer products or services of the type that we provide, teams with other companies to provide such products or services, or otherwise reduces its reliance upon us for such products or services.

We derive significant revenue from contracts awarded through a competitive bidding process, which can impose substantial costs upon us, and we will lose revenue if we fail to compete effectively.

We derive significant revenue and profit from public and private utility contracts that are awarded through a competitive bidding process. We expect that most of the business we seek in the foreseeable future from these clients will be awarded through competitive bidding. We will occasionally bid these jobs as the prime contractor, and occasionally as a sub-contractor. Competitive bidding imposes substantial costs and presents a number of risks, including:

•	the substantial cost and managerial time and effort that we spend to prepare bids and proposals for contracts that may or may not be awarded to us;

•	the need to estimate accurately the resources and costs that will be required to service any contracts we are awarded, sometimes in advance of the final determination of their full scope;

•
the expense and delay that may arise if our competitors protest or challenge awards made to us pursuant to competitive bidding, and the risk that any such protest or challenge could result in the resubmission of bids on modified specifications, and in termination, reduction or modification of the awarded contracts; and

•	the opportunity cost of not bidding on and winning other contracts we might otherwise pursue.

To the extent we engage in competitive bidding and are unable to win particular contracts, we may incur substantial costs in the bidding process that would negatively affect our operating results. Even if we win a particular contract through competitive bidding, our profit margins may be depressed or we may even suffer losses as a result of the costs incurred through the bidding process and the need to lower our prices to overcome competition.

We may lose money on some contracts if we underestimate the resources we need to perform under the contract.

We provide services to clients primarily under three types of contracts: time-and-materials contracts; fixed-price contracts; and bundled service agreement contracts. Each of these types of contracts, to differing degrees, involves the risk that we could underestimate our cost of fulfilling the contract, which may reduce the profit we earn or lead to a financial loss on the contract.

For all three contract types, we bear varying degrees of risk associated with the assumptions we use to formulate our pricing for the work. To the extent our working assumptions prove inaccurate, we may lose money on the contract, which would adversely affect our operating results.

Our international operations are subject to risks which could harm our business, operating results and financial condition.

We expect to expand over time our international commercial operations and activities. Such international business operations will be subject to a variety of risks associated with conducting business internationally, including the following:

•changes in, or interpretations of, foreign regulations that may adversely affect our ability to perform services or repatriate profits, if any, to the United States;

• difficulties in developing, staffing, and simultaneously managing a large number of varying foreign operations as a result of distance, language, and cultural differences;

• economic or political instability in foreign countries;

• imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

• conducting business in places where business practices and customs are unfamiliar and unknown;

• the existence of inconsistent laws or regulations;

• the imposition or increase of investment requirements and other restrictions or requirements by foreign governments;

• uncertainties relating to foreign laws and legal proceedings;

• fluctuations in foreign currency and exchange rates; and

• failure to comply with U.S. laws (such as the Foreign Corrupt Practices Act), and local laws prohibiting corrupt payments to government officials.
The realization of any of the foregoing, could harm our business, operating results and financial condition.

Our operating results in U.S. dollar terms may be affected due tofluctuations in foreign currency exchange rates affect our operating results in U.S. dollar terms.

A portion of our revenues arises from international operations and we anticipate that as we grow, our revenues from international operations will increase. Revenues generated and expenses incurred by our international operations are often denominated in the currencies of the local countries. As a result, our consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as revenues and expenses of our international operations are translated from local currencies into U.S. dollars. In addition, our financial results are subject to changes in exchange rates that impact the settlement of transactions in non-local currencies.

An economic or industry slowdown may materially and adversely affect our business.

Our business depends on providing services to utility companies. In recent months, worldwide economic conditions have deteriorated significantly in the United States and other countries, and may remain depressed for the foreseeable future. Slowdowns in the economy may reduce the demand for our services by causing utility companies to delay or abandon implementation of new systems and technologies. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, worldwide or in the United States. These economic factors could have a material adverse effect on our financial condition and operating results.

Our ability to use our net operating loss carryforwards may be subject to limitation which could result in increased future  tax liability for us.

Generally, a change of more than 50% in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit a company’s ability to use its net operating loss carryforwards attributable to the period prior to such change. The number of shares of our common stock that we issue in this offering may be sufficient, taking into account prior or future shifts in our ownership over a three-year period, to cause us to undergo an ownership change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability for us.

Risks Associated with this Offering and Our Capital Structure

Investors will experience immediate and substantial dilution of our common stock's book value.

Upon the closing of this offering, investors will incur immediate and substantial dilution in the per share net tangible book value of their common stock. At June 30, 2009, after giving pro forma effect to our receipt of the net proceeds of this offering and the acquisition of Utilipoint, we would have a pro forma net tangible book value of $0.21 per share. Net tangible book value is the amount of our total assets minus intangible assets and liabilities. This represents a gain in our net tangible book value of $0.92 per share for the benefit of our current stockholders, and assuming an offering price to the public of $6.25, dilution of $6.04, or 97% of the public offering price, for investors in this offering. Investors in this offering may be subject to increased dilution upon the exercise of existing outstanding stock options.

Insiders have substantial control over the company, and issuance of shares of Common Stock pursuant to our incentive plan will dilute your ownership and voting rights and allow insiders to control the direction of the Company.

The executive officers of Midas Medici and its directors beneficially owned as of  September 30, 2009  in the aggregate, approximately 1,724,568 shares of our outstanding common stock, which constitutes approximately 73.4% of our outstanding shares.  Our officers and directors ownership percentage will increase as a result of any shares issued under our incentive plan under which we can issue 650,000 shares to our officers, directors, employees and consultants.  To date we have granted options to purchase an aggregate of 465,097 shares of our common stock to our management.

The executive officers of Midas Medici and  its directors have the ability to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our stockholders.

Liquidity of shares of our common stock may be limited.

Our shares are not and have not been listed or quoted on any exchange or quotation system. Simultaneously with this filing, we have arranged for a market maker to apply to have our common stock quoted on the OTC Bulletin Board. Our shares are not listed or quoted on any exchange or quotation system. There can be no assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor will be unable to liquidate his investment except by private sale.

Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Should our stock become listed on the OTC Bulletin Board, if we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities in the secondary market

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock could be subject to extreme volatility.

The trading price of our common stock may be affected by a number of factors, including events described in the risk factors set forth in this prospectus, as well as our operating results, financial condition and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.  In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We have never paid common stock dividends and have no plans to pay dividends in the future, as a result our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.
Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. There can be  no assurance that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Our common stock may be subject to “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our common stock.

 Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on a national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we are subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, and investors may find it more difficult to dispose of our securities.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly for us.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant opinion that the Sarbanes-Oxley Act requires publicly-traded companies to obtain.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.  Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from this financing will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure that financing will be available in amounts or on terms acceptable to us, if at all.

The implementation of our stock-based incentive plan may dilute your percentage ownership interest and may also result in downward pressure on the price of our stock.

Our board has adopted a stock-based incentive plan. Under the incentive plan, the Company can grant a minimum of up to 650,000 shares to our officers, directors, employees and consultants.  Shareholders would experience a dilution in ownership interest assuming the maximum issuance of 650,000 shares from stock options or awards of restricted stock under the plan.  In addition, the existence of a significant amount of stock and stock options that would be issuable under our incentive plan may be perceived by the market as having a dilutive effect, which could lead to a decrease in the price of our common stock.

Our Board has the ability to issue shares of preferred stock with such designations, rights and preferences as it determines without the requirement that shareholder approval be obtained.

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

DETERMINATION OF OFFERING PRICE

The offering price of our shares was determined by our management after consultation with our underwriters and was based upon consideration of various factors, our history and prospects, the background of our management and current conditions in the securities markets. The price of our shares does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of our shares be regarded as an indicator of any future market price of our securities.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements.  All statements other than statements of historical fact contained in this prospectus constitute forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. We are responsible for the accuracy and completeness of the historical information contained in this market data as of the date of this prospectus. However, this market data also includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the United States Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law.

USE OF PROCEEDS

Based on an assumed $6.25 initial offering price per share, we estimate the gross proceeds from the offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $3,125,000 (approximately $3,437,500 if the over-allotment option granted to the underwriters is exercised in full). Pending the use of the net proceeds, we will invest the proceeds in short-term, investment grade, interest-bearing securities.

	Without Over-	Over-Allotment
	Allotment	Option
	Option	Exercised
Gross proceeds	$3,125,000	$3,437,500

Offering expenses (1)	640,623	665,623

Net proceeds	2,484,377	2,771,877
Use of net proceeds
Website and Databases Upgrade	500,000	500,000
Repay subordinated debt and accrued unpaid dividends(2)	500,000	500,000
Marketing and infrastructure	1,000,000	1,000,000
Working capital, including acquisitions and transaction costs (3)	484,377	771,877
Totals	$2,484,377	$2,771,877

(1)
Includes underwriting discount of 8%, underwriting non-accountable expense allowance of 2% and other legal, accounting and consulting agreement expenses. However, the 2% non-accountable expense allowance is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

(2)
Our management may determine to repay up to $500,000 of the principal amount plus accrued interest on  the following notes: (A) (i) a 12% $447,106  note due on 01/01/2010; (ii) a 10% $62,500 note due on 12/31/2013; (iii)  a 10% $10,000 note due on 01/15/2014; (iv)  a 4% $5,000 note due on 05/04/2010; (v) a 4% $16,000  note due on 09/23/2009; (vi) a 10% $7,500 note due on 01/15/2014; (vii) a $32,590 variable interest rate note due on 08/02/2009; (viii) a 10% $7,500 note due on 01/15/2014, (ix) $3,722 on 4% note payable which was due June 2, 2009; (B) accrued unpaid dividends in the amount of $136,500 on Series A preferred stock of Utilipoint issued to UTP International, LLC, an entity whose key shareholders are our CEO, Nana Baffour and President, Johnson Kachidza, and (C) unpaid management fees to Knox Lawrence in the amount of approximately $100,000.

(3)
Includes, salaries, administrative expenses and cost associated with being a reporting company.  In addition we may utilize a portion of the proceeds allocated for working capital to pay acquisition and transaction costs including costs associated with identifying potential acquisition targets and initial due diligence costs. Our management has identified the following types of businesses for possible acquisition (i) Engineering companies that provide enabling solutions to the Smart Grid infrastructure; (ii) Technology companies that provide data warehousing technology infrastructure and data center solutions; (iii) Companies that facilitate financing of energy efficiency initiatives for consumers and commercial enterprises; and (iv)other companies or products and services aimed at commercial/industrial customers and consumers to impact the Smart Grid. Currently we have no agreements, plans or arrangements with any third parties for any one or more acquisitions.  There can be no assurance that we will be able to consummate any strategic acquisitions, or even if we are able to do so, that any one or more of the acquisitions will prove to be profitable or otherwise beneficial to our company.

In the event that we locate one or more acquisition candidates we deem to be attractive, we may be required to raise additional proceeds from the sale of debt or equity securities in order to finance such acquisitions.  There can be no assurance that we will be successful in raising any additional capital or that the terms offered will be financially attractive to the Company and its stockholders.

DIVIDEND POLICY

We have never paid cash dividends or distributions to our common stock owners. We do not expect to pay cash dividends on our common stock, but instead, intend to utilize available cash to support the development and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including but not limited to, future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and other factors our Board of Directors may deem relevant at the time such payment is considered. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009 (unaudited):

•	on an actual basis;
•	on a pro forma basis to reflect the acquisition of Utilipoint and the conversion of all of the outstanding shares of Utilipoint’s preferred stock into common stock; and
•
on a pro forma as adjusted basis giving effect to the sale of 500,000 shares of common stock  (excluding the 50,000 shares which the underwriter has the option to purchase to cover over-allotments, if any) in this offering at an assumed public offering price of $6.25, and after  deducting underwriting discounts and commission and additional offering expenses estimated at $640,623.

You should read this table in conjunction with “Use of Proceeds,” “Summary Historical and Pro Forma Financial Data” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in this prospectus.

	Actual		Pro Forma
	Midas Medici
	Group Holdings, Inc.	Utilipoint International, Inc.	Merger	Offering
Cash and cash equivalents	$-	$2,177	$2,177	$1,986,554

Line-of-credit	-	83,473	83,473	83,473
Short-term notes payable	-	21,000	21,000	21,000
Long term debt	-	591,918	591,918	228,418
Series A preferred stock with voting rights	-	-	-	-
Series B preferred stock, no voting rights	-	-	-	-
Common stock	1,225	-	2,574	3,074
Receivables from stock issurance	(225)	-	(225)	(225)
Capital in excess of par value	2,149	327,207	7,675,686	10,159,564
Treasury stock	-	(974,015)	-	-
Common stock put options	-	(269,000)	(269,000)	(269,000)
Accumulated other comprehensive income	-	13,363	-	-
Accumulated deficit	(3,149)	(933,341)	(3,149)	(3,149)
Total Capitalization	$-	$(1,139,395)	$8,102,277	$10,223,154

DILUTION

Purchasers of common stock in this offering will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma, adjusted net tangible book value (deficit) per share of common stock immediately after completion of this offering. Pro forma net tangible book value (deficit) per share as of a specified date is determined by dividing our tangible book value (deficit) (total tangible assets less total liabilities) by the number of outstanding shares of common stock at such date.

Our pro forma, adjusted net tangible book value (deficit) as of June 30, 2009, without giving effect to the acquisition of Utilipoint would have been $0 or $(.00) per share of common stock.

After giving effect to our acquisition of Utilipoint and the issuance of 1,348,516 shares of our common stock to the Utilipoint shareholders, our pro forma net tangible book value as of June 30, 2009, would have been $(1,835,786), or $(.71) per share of common stock.

After giving effect to our sale of the 500,000 shares of common stock offered by this prospectus (based upon a public offering price of $6.25 per share, after deducting the underwriting discount and our estimated offering expenses), our pro forma net tangible book value as of June 30, 2009, would have been $648,591, or $0.21 per share of common stock. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $0.92 per share, and an immediate dilution to new investors of $6.04 per share, or 97% of the public offering price of the shares offered in this offering. The following table illustrates the per share dilution:

Public offering price per share		$6.25
Pro forma net tangible book value (deficit) per share as of June 30, 2009	$(0.71)
Increase in pro forma net tangible book value (deficit) per share attributable to new investors in this offering	.92
Pro forma net tangible book value per share as of June 30, 2009 after this offering		.21
Pro forma net tangible book value dilution per share to new investors in this offering		6.04

The following table sets forth, on an as adjusted basis as of June 30, 2009, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $6.25 per share of common stock:

					Average
	Shares Purchased		Total Cash Consideration		Price Per
	Number	Percent	Amount	Percent	Share
Existing stockholders	1,225,000	71%	$17,724	1%	$0.01

New investors from public offering	500,000	29%	3,125,000	99%	$6.25
Total	1,725,000	100%	$3,142,724	100%

The total consideration amount for shares of common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock as of June 30, 2009.  If the underwriters’ over-allotment option of 50,000 shares of common stock is exercised in full, the number of shares held by existing stockholders will be reduced to 71% of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors will be increased to 550,000 shares, or 29%, of the total number of shares of common stock outstanding after this offering.

The discussion and tables above is based on (i) 1,225,000 shares of common stock issued and outstanding as of June 30, 2009, and (ii) 500,000 shares of common stock issued in the public offering (excluding the underwriter’s over-allotment option of up to 50,000 shares).   In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited condensed combined pro forma financial data of Midas Medici Group Holdings, Inc. (“Midas Medici”) and Utilipoint International, Inc. (“Utilipoint”) were derived from the historical consolidated financial statements of Midas Medici and Utilipoint International, Inc., the Surviving Company pursuant to the Agreement and Plan of Merger between Utilipoint Acquisition Co. (a corporation formed pursuant to the laws of the State of New Mexico and a wholly owned subsidiary of Midas Medici) and Utilipoint International, Inc. and should be read in conjunction with the historical financial statements and the notes thereto, included elsewhere in this Prospectus. Included are: (i) the unaudited pro forma condensed balance sheet that combines the historical unaudited consolidated balance sheets of Midas Medici and Utilipoint as of June 30, 2009 as if the acquisition had been consummated at that date and includes pro forma adjustments for the issuance of additional Midas Medici shares in the period between June 30, 2009 and the date of the filing of this prospectus as if it happened at June 30, 2009; (ii) the unaudited condensed pro forma statements of operations that combine the operations of Midas Medici for the six months ended June 30, 2009 with the operations of Utilipoint for the six months ended June 30, 2009 as if the   acquisition were completed at the beginning of the six month period and (iii) the unaudited condensed pro forma statements of operations that combine the operations of Midas Medici for the twelve months ended December 31, 2008 with the operations of Utilipoint for the year ended December 31, 2008 as if the  acquisition were completed at the beginning of the year. Certain reclassifications have been made to the historical presentation of the financial statements of Utilipoint and Midas Medici to conform to the presentation used in the unaudited pro forma condensed financial statements.

The unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141R “Business Combinations”. On August 10, 2009, Midas Medici entered into an Agreement and Plan of Merger and Reorganization with Utilipoint, and Utilipoint Acquisition Corp., a New Mexico corporation and wholly-owned subsidiary of the Company (the “Acquisition Sub”), pursuant to which Midas Medici will acquire all of the outstanding shares of common stock of Utilipoint.

The unaudited pro forma condensed combined statement of operations gives effect to the following transactions as if each had occurred on January 1, 2008:

▪	the Utilipoint Merger, as discussed above and throughout this prospectus;

▪	the issuance of 500,000 shares of our common stock in this offering at an assumed price of $6.25 per share, the mid-point of the range shown on the cover of this prospectus; and

▪	the use of the proceeds we will receive as set forth in the “Use of Proceeds” section of this prospectus.

In addition, the unaudited pro forma condensed combined balance sheet as of June 30, 2009 gives effect to the following transactions as if they had occurred on June 30, 2009:

▪	the Utilipoint Merger, as discussed above and throughout this prospectus, including the conversion of all the preferred shares held by a shareholder into common equity;

▪	the issuance of 500,000 shares of our common stock in this offering at an assumed price of $6.25 per share, the mid-point of the range shown on the cover of this prospectus; and

▪	the use of the proceeds we will receive as set forth in the “Use of Proceeds” section of this prospectus.

In consideration for the surrender of their Utilipoint common shares, Midas Medici issued 1,348,516 shares of Midas Medici common stock to the Utilipoint shareholders (the “Share Consideration”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization. The Utilipoint shareholders received their pro-rata allocation of the Share Consideration in the form of Midas Medici common stock upon the closing of the merger on August 21, 2009. Further, all outstanding Utilipoint options were exchanged for 172,597 Midas Medici options in accordance to the Midas Medici stock option program, adopted on July 27, 2009.

The Share Consideration provided the Utilipoint shareholders with direct and/or indirect ownership of approximately 16% of Midas Medici’s outstanding common stock (on a fully diluted basis) as of the closing.

All Midas Medici shares received by any Utilipoint shareholders in exchange for their Utilipoint common were not registered for resale and, therefore, remain subject to the rights and restrictions of Rule 144.

The unaudited condensed pro forma financial statements were prepared using the assumptions described below and in the related notes. The historical consolidated financial information has been adjusted to give effect to pro forma events that are:

•	directly attributable to the acquisition;

•	factually supportable; and

•	with respect to the statements of operations, expected to have a continuing impact on the results.

The proposed transaction is subject to various conditions being satisfied prior to closing, including, among others:

•	neither Midas Medici nor Utilipoint having terminated the Merger Agreement, which either may do, with or without any reason at any time by either of them with no less than 30 days;

•	there is no law or court order prohibiting the Merger;

•	the representations and warranties of Midas Medici, and Utilipoint remain accurate in all respects, with permitted exceptions;

•	each of Midas Medici and Utilipoint has performed, in all material respects, all of its respective obligations under the Merger Agreement;

The unaudited pro forma condensed consolidated financial statements data is provided for illustrative purposes only. They do not purport to represent what the combined company’s results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project the combined company’s future results of operations or financial position.

CONDENSED CONSOLIDATED UNAUDITED PRO FORMA BALANCE SHEET
AS OFJUNE 30, 2009

	Midas Medici Group Holdings, Inc.	Utilipoint International, Inc.	Merger Adjustments	Notes (3)	Pro Forma Midas Medici Group Holdings, Inc. Merger	Offering Adjustments	Notes (3)	Pro Forma Midas Medici Group Holdings, Inc. Offering
Assets
Current Assets
Cash and cash equivalents	$-	$2,177	$-		$2,177	$1,984,377	(A)	$1,986,554
Accounts receivable, net	-	622,835	-		622,835	-		622,835
Prepaid expenses and other current assets	-	23,257	-		23,257	-		23,257
Total Current Assets	-	648,269	-		648,269	1,984,377		2,632,646

Property and Equipment, net	-	27,943	-		27,943	-		27,943
Goodwill	-		5,000,055	(B) (G)	5,000,055	-		5,000,055
Intangible assets, net	-		3,673,300	(B)	3,673,300	-		3,673,300
Other assets	-	2,951	-		2,951	-		2,951
Total assets	$-	$679,163	$8,673,355		$9,352,518	$1,984,377		$11,336,895

Liabilities and Stockholders' Equity (Deficit)
Liabilities
Current Liabilities
Accounts payable and accrued expenses	$-	$513,981	$-		$513,981	$-		$513,981
Bank overdrafts	-	8,093	-		8,093	-		8,093
Line of credit	-	83,473	-		83,473	-		83,473
Deferred revenue	-	186,335	-		186,335	-		186,335
Short-term notes payable	-	21,000	-		21,000	-		21,000
Current portion of long-term debt	-	504,418	-		504,418	(363,500)	(C)	140,918
Capital lease obligations - current portion	-	14,692	-		14,692	-		14,692
Preferred stock dividends payable - stated	-	136,500	-		136,500	(136,500)	(C)	-
Preferred stock dividends payable - accretion of accelerated					-
dividends and balloon dividend	-	568,317	(568,317)	(F)	-	-		-
Management fees payable	-	100,000	-		100,000	-		100,000
Deferred tax liability	-	1,057	-		1,057	-		1,057
Common stock put options	-	269,000	-		269,000	-		269,000
Other current liabilities	-	9,341	-		9,341	-		9,341
Total current liabilities	-	2,416,207	(568,317)		1,847,890	(500,000)		1,347,890

Long-term Debt, less current portion	-	87,500	-		87,500	-		87,500
Capital Lease Obligations, less current portion	-	11,242	-		11,242	-		11,242
Total non-current Liabilities	-	98,742	-		98,742	-		98,742
Total Liabilities	-	2,514,949	(568,317)		1,946,632	(500,000)		1,446,632

Stockholders' Equity (Deficit)
Series A Preferred stock with voting rights,	-	-	-		-	-		-
Series B preferred stock, no voting rights	-	-	-		-	-		-
Common stock	1,225	-	1,349	(D)	2,574	500		3,074
Receivables from stock issuance	(225)	-	-		(225)	-		(225)
Capital in excess of par value	2,149	327,207	7,346,330	(D) (G)	7,675,686	2,483,877	(D)	10,159,564
Treasury stock	-	(974,015)	974,015	(E)	-	-		-
Common stock put options	-	(269,000)	-		(269,000)	-		(269,000)
Accumulated other comprehensive income (loss)	-	13,363	(13,363)	(E)	-	-		-
Retained earning (Accumulated deficit)	(3,149)	(933,341)	933,341	(E)	(3,149)	-		(3,149)
Total stockholders' equity (deficit)	-	(1,835,786)	9,241,672		7,405,886	2,484,377		9,890,263
Total liabilities and stockholders' equity (deficit)	$-	$679,163	$8,673,355		$9,352,518	$1,984,377		$11,336,895

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

UNAUDITED PRO FORMA CONENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2009

	Midas Medici Group Holdings, Inc.	Utilipoint International, Inc.	Adjustments Merger	Note (4)	Pro Forma Midas Medici Group Holdings, Inc. Merger	Adjustments Offering	Note (4)	Pro Forma Midas Medici Group Holdings, Inc. Offering
Net Revenues	$-	$1,729,558	$-		$1,729,558	$-		$1,729,558
Cost of Services	-	930,558	-		930,558	-		930,558
Gross Margin	-	799,000	-		799,000	-		799,000

Operating Expenses
Selling, general and administrative	100	815,007	350,000	(A)	1,165,107			1,165,107
Depreciation and amortization	-	9,414	271,629	(B)	281,043	-		281,043
Management fees	-	50,000	-		50,000	-		50,000
Total operating expenses	100	874,421	621,629		1,496,150	-		1,496,150
Operating income (loss)	(100)	(75,421)	(621,629)		(697,150)	-		(697,150)

Other Income (Expense)
Interest income	-	1	-		1	-		1
Interest expense	-	(43,064)	-		(43,064)	19,516	(D)	(23,548)
Other income	1,196	-	-		1,196	-		1,196
Total other income (expense)	1,196	(43,063)	-		(41,867)	19,516		(22,351)
Income (loss) before income taxes	1,096	(118,484)	(621,629)		(739,017)	19,516		(719,501)

Provision (benefit) for income taxes	-	2,077	-		2,077	-		2,077
Net income (loss)	1,096	(120,561)	(621,629)		(741,094)	19,516		(721,578)

Preferred stock dividends and dividend accretion
Preferred stock stated dividends	-	(68,250)	-		(68,250)	-		(68,250)
Preferred stock dividend accretion	-	(172,732)	172,732	(C)	-	-		-
Net loss applicable to common stockholders	1,096	(361,543)	(448,897)		(809,344)	19,516		(789,828)

Net loss per share applicable to common
stockholders - basic and diluted	$0.00	$(16.27)			$(0.34)			$(0.27)

Weighted average common shares
outstanding - basic	1,000,000	22,223			2,385,809			2,885,809

Weighted average common shares
outstanding - diluted	`	22,223			2,850,906			3,350,906

Shares from Midas Medici stockholders	1,000,000				1,037,293			1,037,293
Shares issued to Utilipoint stockholders					1,348,516			1,348,516
Shares issued in connection with this offering								500,000
Total for period	1,000,000				2,385,809			2,885,809

Options to purchase common stock issued under
Midas Medici stock option program	-				465,097			465,097
Total Diluted	1,000,000				2,850,906			3,350,906

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2008

	Midas Medici Group Holdings, Inc.	Utilipoint International, Inc.	Adjustments Merger	Note (4)	Pro Forma Midas Medici Group Holdings, Inc. Merger	Adjustments Offering	Note (4)	Pro Forma Midas Medici Group Holdings, Inc. Offering
Net Revenues	$-	$3,660,941	$-		$3,660,941	$-		$3,660,941
Cost of Services	-	2,037,046	-		2,037,046	-		2,037,046
Gross Margin	-	1,623,895	-		1,623,895	-		1,623,895

Operating Expenses
Selling, general and administrative	858	1,777,613	350,000	(A)	2,128,471			2,128,471
Depreciation and amortization	-	17,845	543,258	(B)	561,103	-		561,103
Management fees	-	100,000	-		100,000	-		100,000
Total operating expenses	858	1,895,458	893,258		2,789,574	-		2,789,574
Operating income (loss)	(858)	(271,563)	(893,258)		(1,165,679)	-		(1,165,679)

Other Income (Expense)
Interest income	-	1	-		1	-		1
Interest expense	-	(63,942)	-		(63,942)	31,678	(D)	(32,264)
Total other income (expense)	-	(63,941)	-		(63,941)	31,678		(32,263)
Income (loss) before income taxes	(858)	(335,504)	(893,258)		(1,229,620)	31,678		(1,197,943)

Provision (benefit) for income taxes	-	(35,815)	-		(35,815)	-		(35,815)
Net income (loss)	(858)	(299,689)	(893,258)		(1,193,805)	31,678		(1,162,128)

Preferred stock dividends and dividend accretion
Preferred stock stated dividends	-	(136,500)	-		(136,500)	-		(136,500)
Preferred stock dividend accretion	-	(279,353)	279,353	(C)	-	-		-
Net loss applicable to common stockholders	$(858)	$(715,542)	$(613,905)		$(1,330,305)	$31,678		$(1,298,628)

Net loss per share applicable to common
stockholders - basic and diluted	$-	$(33.63)			$(0.52)			$(0.42)

Weighted average common shares
outstanding - basic	1,000,000	21,275			2,573,516			3,073,516

Weighted average common shares
outstanding - diluted

1] Midas Medici results are for the last quarter of 2007

Shares from Midas Medici stockholders	1,000,000				1,225,000			1,225,000
Shares issued to Utilipoint stockholders					1,348,516			1,348,516
Shares issued in connection with this offering								500,000

Total for period	1,000,000				2,573,516			3,073,516

Options to purchase common stock issued under
Midas Medici stock option program					465,097			465,097
Total Diluted	1,000,000				3,038,613			3,538,613

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

Notes to Pro Forma Condensed Consolidated Financial Data
(Unaudited)

Note 1 — Purchase Price Allocation

The calculation of the purchase price as reflected in these pro forma condensed financial statements has been based upon a preliminary estimate of the number of shares to be effectively issued to the Midas Medici stockholders as of the date of the acquisition. Costs in excess of the fair value of tangible and identifiable intangible assets acquired and liabilities assumed in a business combination are recorded as goodwill, in accordance with Statement of Financial Accounting Standards (SFAS) 141, Business Combinations. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead reviewed annually (or more frequently if impairment indicators arise) for impairment in accordance with the provisions of SFAS 142 Goodwill and Other Intangible Assets. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 144, Accounting for Impairment or Disposal of Long-lived Assets.

Our acquisition of Utilipoint was accounted for as a purchase and involved a purchase price well in excess of tangible asset values, resulting in the creation of goodwill and other intangible assets. In advance of our acquisition of Utilipoint, our management with the assistance of a valuation person valued Utilipoint’s intangible assets to be $3.7 million.  The resulting increased level of intangible assets will increase our depreciation and amortization charges. At June 30, 2009 on a pro forma basis, goodwill accounted for 52% of our total assets, and purchased intangibles accounted for 38% of our total assets. Under generally accepted accounting principles, we will test our goodwill for impairment at least annually, and if we conclude that our goodwill is impaired we will be required to write down its carrying value on our balance sheet and book an impairment charge in our statement of operations.

We follow the provisions of SFAS 144 in accounting for impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less cost to sell. The purchase price was preliminarily allocated in the pro forma condensed consolidated financial statements as follows:

Preliminary Allocation of
June 30, 2009	Purchase Price
Current assets	$648,269
Property and equipment	27,943
Goodwill	5,000,055
Intangible assets	3,673,300
Other assets	2,951
Other liabilities assumed	(1,677,632)
$7,674,886

Note 2 — Unaudited Pro Forma Condensed Consolidated Net Income (Loss) Per Share

 The pro forma net income (loss) per share and shares used in computing the net income (loss) per share for the periods presented was calculated by dividing the pro forma net income (loss) by the weighted average number of shares of common stock outstanding, giving effect to the shares of common stock issued in connection with the Merger and the shares of common stock expected to be issued with the offering as described in this prospectus. For the computation of the basic pro forma net income (loss) per share, in addition to the 1,225,000 shares of common stock issued and outstanding at June 30, 2009 of Midas Medici, 1,348,516 shares of common stock were issued to the former stockholders of Utilipoint, and 500,000 shares of common stock are expected to be issued in connection with the offering described in the prospectus. The following summarizes the shares used in the computation of the pro forma basic net income (loss) per share:

Shares from Midas Medici stockholders	1,225,000
Shares issued to Utilipoint stockholders	1,348,516
Shares issued in connection with this offering	500,000

Pro forma basic weighted average shares outstanding	3,073,516

Pro forma basic weighted average shares outstanding
Options to purchase common stock issued under Midas Medici stock option program	465,097

Pro forma diluted weighted average shares outstanding	3,538,613

Note 3 — Adjustments to Pro Forma Condensed Consolidated Balance Sheet

The following adjustments were applied to the pro forma condensed consolidated balance sheet:

(A)
Adjustment to reflect the estimated net proceeds from the offering discussed in this prospectus. Amount includes gross proceeds of $3,125,000 less estimated fees associated with the transaction of  $ 640,623 and $ 500,000 of proceeds used to pay off the certain indebtedness of Utilipoint.

(B)  Adjustment to reflect new basis of goodwill and other identifiable intangible assets of Utilipoint. The adjustments consist of the following:

Adjustment to reflect intangible assets of Utilipoint Merger relating to customer relationships	$499,900
Adjustment to reflect intangible assets of Utilipoint Merger relating to trade name	1,207,000
Adjustment to reflect intangible assets of Utilipoint Merger relating to non-compete agreements	27,000
Adjustment to reflect intangible assets of Utilipoint Merger relating to content and databases	1,939,400
Adjustment to reflect goodwill acquired in Utilipoint Merger	5,000,055
$8,974,355

(C)  Adjustment to remove Utilipoint's management fees payable, notes payable and accrued interest expected to be repaid with proceeds from this offering.

(D)  Adjustments to “Paid in Capital” to reflect purchase price allocation of Utilipoint by Midas Medici and  to reflect amounts associated with the offering .

(E)  Adjustment to Stockholders' Equity (deficit) to remove historical accumulated deficit, accumulated other Comprehensive Income (loss) and treasury stock of Utilipoint.

(F)  Adjustment to reflect the conversion of all the preferred shares held by a shareholder into common equity.

(G)  Adjustment of  $301,000 to purchase price for stock compensation cost related to exchange of Utilitpoint stock options for Midas Medici stock options.

Note 4 — Adjustment to Pro Forma Condensed Consolidated Statements of Operations

The following adjustments were applied to our historical financial statements and those of Utilipoint to arrive at the pro forma consolidated statement of operations (in thousands):

(A) Adjustment to reflect acquisition costs associated with the Utilipoint Merger.

(B) Adjustment to account for the additional amortization resulting from the write-up of the intangibles due to purchase accounting.

(C) Adjustment to remove Utilipoint preferred stock dividend accretion.

(D) Adjustment to add back the interest of the notes payable of Utilipoint expected to be repaid with proceeds from this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We urge you to read the following discussion in conjunction with our consolidated financial statements and the notes thereto beginning on page F-1. This discussion may contain forward-looking statements that involve substantial risks and uncertainties. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including, but not limited to risks and uncertainties discussed under the heading “Risk Factors” beginning on page 9 of this prospectus, and in our other filings with the SEC. See “Special Note Regarding Forward Looking Statements”.

Midas Medici Group Holdings, Inc.

Overview

We were incorporated in the State of Delaware on October 30, 2006 under the name Mondo Acquisition I, Inc. Since inception, we have been engaged in organizational efforts and obtaining initial financing. We were formed as a vehicle to pursue a business combination through the acquisition of, or merger with, an operating business. On May 15, 2009, we, Mondo Management Corp., our then sole shareholder, and Midas Medici Group, Inc. entered into a Purchase Agreement.  Pursuant  to the Purchase Agreement, Mondo Management Corp. sold  to Midas Medici Group, Inc.  1,000,000 previously  issued  and outstanding  shares  of  the  Company's restricted common stock, comprising 100% of  the  issued  and outstanding  capital  stock  of the Company. The execution of the Purchase Agreement resulted in a change in control of the Company, both in its shareholding and management. Effective May 22, 2009, we changed our name to Midas Medici Group Holdings, Inc.

Prior to its acquisition of Utilipoint International, Inc., the Company was a “blank check company” based on its business activities. Under SEC rule 12b-2 under the Securities Act of 1933, as amended (the “Securities Act”), the Company also qualified as a “shell company,” because it had no or nominal assets (other than cash) and no or nominal operations.

Utilipoint provides consulting services and proprietary research to its clients using multi-disciplinary teams with deep subject matter expertise, highly analytical methodologies, primary research and technology-enabled tools. Utilipoint has 23 employees, including many whom we believe are recognized leaders in their respective fields. As of June 30, 2009, more than 50% of professional staff held post-graduate degrees in such diverse fields as economics, engineering, business administration, information technology, law, life sciences and public policy. Utilipoint’s senior managers have considerable industry and project management experience and an average tenure of more than 20 years in the industry. We believe this diverse pool of intellectual capital enables us to assemble multi-disciplinary teams that can provide creative solutions to our clients’ most pressing problems.

Utilipoint is headquartered in Albuquerque, New Mexico, with two domestic regional offices in Tulsa, Oklahoma and Houston, Texas. It maintains international operations through its office in Brno, Czech Republic.

Results of Operations

As of June 30, 2009, the Company had not conducted any active operations since inception, except for its efforts to locate a suitable acquisition or merger transaction. No revenue has been generated by the Company during such period.

Net income for the three and six months ended June 30, 2009 and 2008 was $0 and $1,096, respectively, compared to net loss of $500 for the three and six months ended June 30, 2008.  Net loss for the period from October 30, 2006 (Date of Inception) to June 30, 2009 was $3,149.

Liquidity and Capital Resources

At June 30, 2009, we had cash and cash equivalents of $0 and working capital of $0.

On July 17, 2009, we issued 80,000 shares of common stock for a purchase price of $168,000.

On July 29, 2009, Midas Medici entered into return to treasury agreements with its shareholders, resulting in the return to treasury of an aggregate of 425,000 shares of the Company’s common stock which resulted in the reduction of the Company’s issued and outstanding shares from 1,305,000 to 880,000.

On July 31, 2009, Midas Medici issued 30,000 shares of common stock for a purchase price of $63,000.

On August 7, 2009, Midas Medici entered into an expense reimbursement agreement (the “Reimbursement Agreement”) with Knox Lawrence International, LLC, a Delaware limited liability company (“Knox Lawrence”). Pursuant to the Reimbursement Agreement, Knox Lawrence is authorized to incur up to $350,000 in certain expenses and obligations on behalf of the Company and the Company agreed to reimburse Knox Lawrence for such expenses and obligations promptly after delivery of invoices for such expenses. The Reimbursement Agreement has a term of one year, subject to earlier termination upon 30 days’ written notice by either party.

On August 10, 2009, Midas Medici entered into the Merger Agreement with Utilipoint, a New Mexico corporation, and Acquisition Sub, a New Mexico corporation and wholly-owned subsidiary of the Company.  Pursuant to the Merger Agreement, at the closing of the Merger Agreement on August 21, 2009, Acquisition Sub merged with and into Utilipoint and Utilipoint became the Company’s wholly-owned subsidiary.

As a result of the cash received from the July 2009 stock issuance, the Company believes that its capital on hand is sufficient to continue operations for the foreseeable future.

Off Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our condensed financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our stockholders.

Utilipoint International, Inc.

Overview

We provide custom research and management, technology and policy consulting services to utilities, investors, regulators, and energy industry service providers both domestically and internationally. We help our clients conceive, develop, implement and improve Smart Grid and other energy solutions that address the efficiency, reliability and security of the generation, transmission, and distribution of electricity to end users. Through our wholly-owned subsidiary, Utilipoint, we provide our services along seven practice areas: (1) Smart Meter Deployment; (2) Energy Investments & Business Planning; (3) CommodityPoint; (4) Meter-to-Cash; (5) Pricing & Demand Response; (6) Public & Regulatory Issues Management; and (7) Intelligent Project.  We believe increased demand for electricity, infrastructure under-investment and grid deterioration and an evolving regulatory environment has created opportunities for us.

We served 132 clients during fiscal year 2008. We concentrate our business activity throughout the United States and Canada, and Europe and also serve select clients in Asia, South America, Africa and the Middle East. Our clients include utilities, investors, regulators, and energy industry service providers such as vendors to utilities, both domestically and internationally, including companies such as General Electric, Electronic Data Systems (EDS), SAP, Eskom Holdings, Union Fonesa SA, ICAP Energy, International Power, Alliance Data and several other blue chip utility companies. Strategically, we believe customer concentration risk is mitigated, as no one single client represented more than 9.5% of our total net revenue in 2008. While customer retention is critically important to us, Utilipoint has continued to successfully drive new customer relationships. Revenue contribution from our 63 new clients was approximately $502,700 in 2008.

Acquisitions

A key element of our growth strategy is to pursue acquisitions. We plan to continue to acquire businesses if and when opportunities arise. We expect future acquisitions to also be accounted for as purchases and therefore generate goodwill and other intangible assets. We expect to incur additional debt for future acquisitions and, in some cases, to use our stock as acquisition consideration in addition to, or in lieu of, cash. Any issuance of stock may have a dilutive effect on our stock outstanding.

Intelligent Project.  On July 14, 2009, Utilipoint, acquired 60% of the interest in the Intelligent Project, LLC, a research and advisory services firm addressing the challenges that utilities face in advancing and solving electricity consumers’ needs related to the Smart Grid. As consideration for the transaction, Utilipoint entered into a capital commitment agreement with Intelligent Project for an amount up to $200,000 to support its initial financing. Utilipoint will also provide certain management services to Intelligent Project in exchange for reasonable compensation. Further, the existing members of Intelligent Project will provide services to Utilipoint in exchange for options to purchase an aggregate of 550 shares of the common stock of Midas Medici that are fully-vested on the date of grant.

Utilipoint. On August 21, 2009, we completed the acquisition of Utilipoint, which upon the date of this transaction, became a wholly owned subsidiary of Midas Medici. In connection with the acquisition, Utilipoint shareholders were issued newly issued restricted shares of common stock of Midas Medici based on the relative valuation of Midas Medici and  Utilipoint. As a result of the foregoing, an aggregate of 1,348,516 shares of Midas Medici were issued to Utilipoint shareholders in exchange for 42,191 Utilipoint shares. Further, all outstanding Utilipoint options were exchanged for 172,597 Midas Medici options in accordance to the Midas Medici stock option program, adopted on July 27, 2009. Knox Lawrence International, LLC., KLI IP Holdings, Inc. and UTP International LLC, former shareholders of Utilipoint, acquired an aggregate of 889,444 of shares of our common stock and options to purchase 27,168 shares of our common stock at the closing of the Merger. Nana Baffour, our CEO and Johnson Kachidza, our President are the principal shareholders of Knox Lawrence International LLC., KLI IP Holdings, Inc. and key shareholders of UTP International LLC.

Immediately after the closing of the acquisition, but prior to this offering, an aggregate of 2,310,516 shares of common stock are issued and outstanding.  The shares of common stock issued by Midas Medici in connection with the acquisition were not registered with the Securities and Exchange Commission and are considered to be restricted securities.

Revenue

Our revenue is predominantly generated through time-and-materials contracts, bundled service agreements, fixed-price contracts, events and conferences, and other revenue. Our revenue mix varies from year to year due to numerous factors, including our business strategies and the procurement activities of our clients. Unless the content requires otherwise, we use the term “contracts” to refer to contracts and any task orders or delivery orders issued under a contract.

Under time-and-materials contracts, we are paid for labor at fixed hourly rates and generally reimbursed separately for allowable materials, other cost of services and out-of-pocket expenses. Under bundled service agreements, the customers sign one-year subscription agreements for a bundled set of analyst time and related services. Under fixed-price contracts, we perform specific tasks for a pre-determined price. Compared to time-and-materials and cost-based contracts, fixed-price contracts involve greater financial risk because we bear the full impact of labor and non-labor costs that exceed our estimates, in terms of costs per hour, number of hours, and all other costs of performance, in return for the full benefit of any cost savings. We therefore may generate more or less than the targeted amount of profit or, perhaps, a loss. Under revenue from our events and conferences; we solicit companies as event sponsors and individuals as conference attendees.  These events include revenues from sponsorships and registration fees.

Cost of services

Cost of services consist primarily of costs incurred to provide services to clients, the most significant of which are employee salaries and benefits, reimbursable project expenses associated with fringe benefits, all relating to specific client engagements. Cost of services also include the costs of subcontractors and outside consultants, third-party materials and any other related cost of services, such as travel expenses.

Selling, general and administrative

SG&A expenses include our management, facilities and infrastructure costs, as well as salaries and associated fringe benefits, not directly related to client engagements. Among the functions covered by these expenses are marketing, business and corporate development, bids and proposals, facilities, information technology and systems, contracts administration, accounting, treasury, human resources, legal, corporate governance and executive and senior management.

Results of Operations

The following discussion highlights results from our comparison of consolidated statements of operations for the periods indicated.

Six months ended June 30, 2009 compared to six months ended June 30, 2008 (dollars in thousands)

Net revenues.    Net revenues for the six months ended June 30, 2009 was $1,729.6, compared to $1,771.1 for the six months ended June 30, 2008, representing a decrease of $41.5 or 2.3%. The decrease in net revenues was primarily due to our clients and target customers cutting budgets for discretionary spending that account for Utilipoint's core revenues sources.

Cost of services.   Cost of services for the six months ended June 30, 2009 were $930.6, or 53.8% of net revenue, compared to $885.4, or 50.0% of revenues, for the six months ended June 30, 2008. The slight decrease in our margins, as a result of higher cost of services as a percentage of net revenues, was primarily due to variability in the type of services we provided.

Selling, general and administrative expenses.    Selling, general and administrative expenses for the six months ended June 30, 2009 were $815.0, or 47.1% of net revenue, compared to $795.0, or 44.9%, for the six months ended June 30, 2008. Selling, general and administrative expenses increased slightly over the reporting period but increased materially as a percentage of net revenues. This is primarily due to the fixed nature of our selling, general and administrative costs.

Operating income (loss).    For the six months ended June 30, 2009, earnings from operations were negative $75.4, compared to $32.9 operating income for the six months ended June 30, 2008. Earnings from operations decreased primarily due to reduced net revenues combined with the fixed cost nature of our business.

Interest and tax expense.    For the six months ended June 30, 2009, interest expense was $43.1, compared to $29.4 for the six months ended June 30, 2008. Tax provisions were not material for either period.

Year ended December 31, 2008 compared to year ended December 31, 2007 (dollars in thousands)

Net revenues.    Net revenues for 2008 was $3,660.9, compared to $3,910.4 for 2007, representing a decrease of $249.5, or 6.4%. This decrease was due primarily to macroeconomic market conditions, impacting clients' budgets for research and consulting engagements.

Cost of services.  Cost of services for 2008 were $2,037.0, or 55.6% of net revenue, compared to of $2,149.1, or 55.0% of net revenues for 2007. This 5.2% decrease in cost of services associated with our net revenues was in proportion to our reduction in net revenues during the reporting period.

Selling, general and administrative expenses.   Selling, general and administrative expenses for 2008 were $1,778.5, or 48.6% of net revenue, compared to $1,548.0, or 39.6% of net revenue, for 2007. This 14.8% increase in selling, general and administrative expenses resulted from a variety of factors including: hiring additional staff to support our finance function and European operation and increased professional services expenses to support our audit and incremental legal fees. Depreciation and amortization for 2008 and 2007 was stable, at $17.9 and $10.9, respectively.

Operating income (loss).    For 2008, operating loss was $271.6, down $449.0 from an operating income of $177.4 in 2007. The decrease was primarily due to the decrease in net revenues and increase in cost of services that resulted in lower than historical staff utilization.

Interest and tax expense.    For 2008, interest expense was $63.9, compared to $66.4 for 2007. Our payment of interest has remained steady during the reporting period because long term contractual obligations remained relatively constant. The Company incurred income tax expense of $45.7 in 2007 and income tax benefit of $35.8 in 2008 primarily as a result of changes in deferred assets and liabilities.

Liquidity and Capital Resources

We consider cash on deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. We maintain minimal cash balances. Cash and cash equivalents at December 31, 2008 were $144,546  compared to $0 at December 31, 2007.

During the year ended December 31, 2008, net cash of $62,923 was provided by operating activities, compared to $41,265 provided during 2007.  A net loss of $299,689 in 2008 compared to a net income of $68,063 in 2007. Macroeconomic market conditions accounted for the majority of the decrease. During the year ended December 31, 2008, net cash used by investing activities was $3,168 compared to $0 during 2007. During the year ended December 31, 2008, net cash provided by financing activities was $87,663 compared to $58,839 used in 2007. During the year ended December 31, 2008, Utilipoint’s working capital deficit was $1,021,574 compared to a working capital deficit of $392,390 for the year ended December 31, 2007.

The Company’s primary liquidity needs are for working capital, repayment of debt, new acquisitions, capital expenditures and the payment of obligations on prior acquisitions. Historically, we have relied primarily on our cash flow from operations and borrowings under our credit facility and cash from stockholders and third party financings to provide the capital for our liquidity needs.

Utilipoint has funded its operations since inception through the use of cash obtained principally from stockholders and third party financings. Utilipoint , through its acquisition by Midas Medici Group Holdings, Inc. is in the process of raising external financing to provide working capital.  Our financial statements have been prepared on the basis that   Utilipoint will continue as a going concern and as such do not include any adjustment that might result from this uncertainty.

Following this offering, we expect that our cash flow from operations and the proceeds from the public equity offering will allow the Company to continue to meet our anticipated cash requirements for at least the next twelve months, excluding any additional funding we will need to pursue our acquisition strategy.  Such acquisitions, if entered into will be funded by the sale of additional debt or equity securities or additional bank financing.  The sale of additional equity securities could result in additional dilution to our stockholders and there can be no guarantee that we will be successful in raising those additional funds on terms that are favorable to us. Any acquisitions we undertake may be funded through other forms of debt, such as publicly issued or privately placed senior or subordinated debt, or the use of common or preferred equity as acquisitions  are considered.

Our liquidity is affected by many factors, some based on the normal ongoing operations of the business and others related to the uncertainties of the industries in which we compete. Our liquidity may also be adversely affected by the current economic conditions, including consumer spending rates, the ability to collect on our accounts receivable and our ability to obtain working capital due to the tightening of global credit markets. Although our cash requirements will fluctuate based on the timing and extent of these factors, we believe that, after this offering, cash generated from operations, together with our current cash balance and borrowing capability should be sufficient to satisfy our cash requirements for the next twelve months.  Long-term liquidity is dependent upon achieving consistent profitability or raising additional financing. If necessary, the Company will seek any necessary additional funding through arrangements with corporate collaborators, through public or private sales of its securities, including equity securities, or through bank financing. There is no assurance that additional funds will be available on terms favorable to the Company and its stockholders, or at all.

Off-Balance Sheet Arrangements

Utilipoint does not have any off-balance sheet arrangements.

Contractual obligations

The following table summarizes our contractual obligations (excluding interest in the case of debt) as of June 30, 2009 that require us to make future cash payments.

Maturities of long-term borrowings at June 30, 2009 are as follows:

Year	Amount
2010	$504,418
2011	-
2012	-
2013	62,500
2014	25,000
Total	$591,918

We renegotiated the remaining principal and unpaid interest balance on our line of credit of $82,264 with an interest rate of 9.25% by executing a Promissory Note Agreement with the Bank of Albuquerque on June 30, 2009. The 9.25% note matures on December 31, 2009 and will be repaid in 5 principal payments of $9,000 each and one final principal and interest payment of $37,561. The 9.25% note is an extension / renewal / modification of the credit facility and as such is secured by Utilipoint’s accounts receivable, fixed assets and a right of offset against cash accounts held with the bank.

Impact of our initial public offering

The completion of this offering will have near and long-term effects on our results of operations. Over the long-term, our results of operations will be affected by the costs of being a public company, including changes in board and executive compensation, the costs of compliance with the Sarbanes-Oxley Act of 2002, the costs of complying with the Security Exchange Commission (“SEC”) and Nasdaq requirements, and increased insurance, accounting and legal costs. These costs are not reflected in our historical results.

Increased Business Development and Executive Leadership Resources

In July 2009, with the Capital Contribution Agreement with The Intelligent Project, LLC (refer to footnote #13 of the audited notes to Utilipoint’s consolidated financial statements, Subsequent Events – Capital Contribution Agreement with The Intelligent Project, LLC), two veteran executives joined the Company.  The addition of these individuals increased the Company’s resources in business development and executive leadership.  With the merger with Midas Medici, two seasoned executives are expected to contribute to the business development efforts of the Company via their extensive relationships and contacts in the energy industry.  The Company believes this addition of executive talent will significantly increase its revenues and profits while optimizing how it manages its operations.

Critical Accounting Policies and Significant Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We review our estimates on an ongoing basis, including those related to allowances for doubtful accounts, fair value of common stock put options, certain revenue recognition related to contract deliverables, valuation allowances for deferred tax assets, rates at which deferred tax assets and liabilities are expected to be recorded or settled, accruals for paid time off and the estimated labor utilization rate used to determine cost of services. We base our estimates on historical experience, known trends and events, and various other factors that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our management believes the following accounting policies and estimates are most critical to aid you in understanding and evaluating our reported financial results.

 Revenue Recognition

We recognize revenue under our contracts when a contract has been executed, the contract price is fixed and determinable, delivery of services or products has occurred, and collectability is considered probable and can be reasonably estimated. Contract revenue recognition inherently involves the use of estimates. Examples of estimates include the contemplated level of effort to accomplish the tasks under contract, the cost of the effort, and an ongoing assessment of the Company's progress toward completing the contract. From time to time, as part of our standard management process, facts develop that require us to revise our estimated total costs and revenues. To the extent that a revised estimate affects contract profit or revenue previously recognized, we record the cumulative effect of the revision in the period in which the facts requiring the revision become known. The full amount of an anticipated loss on any type of contract is recognized in the period in which it becomes probable and can be reasonably estimated.

We have multiple service offerings to our client base for which revenue is recognized as follows:

Fixed-Price Contracts

Fixed price contracts are projects where services are provided at an agreed to price for defined deliverables.  On occasion, clients with fixed price contracts will require an accounting of all hours worked on a project at an agreed to hourly rate to accompany an invoice.

We recognize revenue when a deliverable is provided except in the case where the client requires time reporting to accompany invoices.  In that case, we recognize revenue up to the amount the time records support, because clients requiring time reporting with hourly rates on fixed price contracts typically can only ask for refunds on fixed price projects up to the amount determined as if the contract had been time and materials. With acceptance of the final deliverable, all revenue is recognized.

Bundled Service Agreements (“BSAs”)

BSAs are packages of services that clients subscribe to, typically on an annual contract basis.  The services typically include a combination of the following:

•           Access to subject matter experts as needed, by telephone
•           Discounted fees for Utilipoint events
•           Advertising space on the IssueAlert® e-publication
•           One to three reports and/or whitepapers on industry topics
•           Briefings on industry trends and research findings

BSAs also include annual memberships in the Advanced Metering Infrastructure and Meter Data Management (“AMI MDM”) forum and corporate contracts. The AMI MDM forum is designed for electric, water, and/or gas utilities, regulators, utility governing boards, ISOs (Independent System Operators), and consumer advocacy groups to come together and discuss meter data management successes, problems, issues, interfaces and best practices.  Corporate contracts are characterized by an annual contract for a pre-defined amount of market research hours.  Clients of this service receive access to Utilipoint’s directory and InfoGrid products. The primary service is the block of hours purchased.

We believe that the substance of BSA’s, as pointed out in a recent survey of its clients, indicates that the purchaser pays for a service that is delivered over time.  As a result, revenue recognition occurs over the subscription period, or in the case of corporate contracts as the hours are utilized, reflecting the pattern of provision of service.

Time and Materials Contracts (“T&M”)

T&M are services billed at a set hourly rate.  Project related expenses are passed through at cost to clients.  Normally invoices occur on monthly basis. We recognize revenue as billed unless the project has a major deliverable(s) associated with it, in which case the revenue is deferred until the major deliverable(s) is provided.

Events and Sponsorships

We host events such as conferences.  These events include revenues from sponsorships and registration fees which are recognized in the month of the event.  Revenues from sponsors of the AMI MDM forum are recognized over the annual subscription period, reflecting the pattern of provision of service.

Goodwill and the amortization of intangible assets

Costs in excess of the fair value of tangible and identifiable intangible assets acquired and liabilities assumed in a business combination are recorded as goodwill, in accordance with Statement of Financial Accounting Standards (“SFAS”) 141, Business Combinations. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead reviewed annually (or more frequently if impairment indicators arise) for impairment in accordance with the provisions of SFAS 142 Goodwill and Other Intangible Assets. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 144, Accounting for Impairment or Disposal of Long-lived Assets.

Utilipoint’s acquisition of Intelligent Project was accounted for as a purchase and involved purchase price equal to the book value or the sum of amount of expenses we have realized, and therefore not resulting in the creation of goodwill.

Our acquisition of Utilipoint was accounted for as a purchase and involved a purchase price well in excess of tangible asset values, resulting in the creation of goodwill and other intangible assets. In advance of our acquisition of Utilipoint, management, with the assistance of a valuation person, valued Utilipoint’s intangible assets to be $3.7 million.  The resulting increased level of intangible assets will increase our depreciation and amortization charges. At June 30, 2009 on a pro forma basis, goodwill accounted for 52% of our total assets, and purchased intangibles accounted for 38% of our total assets. Under generally accepted accounting principles, we will test our goodwill for impairment at least annually, and if we conclude that our goodwill is impaired we will be required to write down its carrying value on our balance sheet and book an impairment charge in our statement of operations.

We follow the provisions of SFAS 144 in accounting for impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less cost to sell.

Effects of inflation

We generally have been able to price our contracts in a manner to accommodate the rates of inflation experienced in recent years, although we cannot be sure that we will be able to do so in the future.

BUSINESS

Overview

We are a clean energy company that provides services to utilities and others to further the development of the electric grid.  The electric grid is the entire infrastructure available to generate, transmit, and distribute electricity to end users. We define the “Smart Grid” as the electric grid, enhanced by a full spectrum of technologies and solutions designed to make it function more efficiently, reliably and securely. We believe the Smart Grid will enable consumers to make smarter decisions about electricity consumption, helping curb the rising demand for electricity while reducing their carbon footprint.

In much the same way that technological advances in microprocessors, power electronics and the internet revolutionized the telecommunications industry, we believe these technological advances are transforming the traditional electric grid into a “Smarter Grid” and significantly improving its capabilities.  Key elements of the Smart Grid include the ability to: introduce clean energy sources into the grid; transmit, store and analyze data along the grid; communicate information between all segments of the grid; automate certain functions of the grid using advanced control systems and devices; and reduce the carbon footprint using various products, processes and services. In October 2008, the U.S. Department of Energy released a study, “The Smart Grid: An Introduction”, in which it estimated that enhancements will ease congestion and increase utilization of full capacity, sending between 50% to 300% more electricity through the existing electric grid.

Through our wholly-owned subsidiary, Utilipoint, we provide energy industry consulting services in seven practice areas that encompass the entire energy and utility value chain, including:

•
Smart Meter Deployment – that provides: 1) research and consulting focused on more effective deployment of smart meters to customers, and 2) efficient management of data traffic between end-users and providers of electricity;

•	Energy Investments & Business Planning –that provides investment decision support to utilities and investment firms;
•	CommodityPoint – that provides research and advisory services designed to assist commodities traders to manage trading risk;
•	Meter-to-Cash – that provides independent research and consulting services applied to the end-to-end utility-customer value chain from when a meter is read to the point cash is received;
•	Pricing & Demand Response – that assists utilities and their regulators to design mechanisms for setting electricity rates and formulating prices for electricity;
•
Public & Regulatory Issues Management – that provides assistance for potentially controversial public, regulatory, and legal issues associated with the generation, transmission and distribution of electricity; and

•	The Intelligent Project – that produces highly structured, issue-focused research and executive forums to assist executives in analyzing customer related issues associated with the “Smart Grid”.

In addition, we host annual conferences in the US and Europe targeted to our client base to discuss topical issues in the clean energy and Smart Grid sector.  These conferences bring together key energy industry participants such as regulators, utility senior executives, policy makers, investors and senior executives from technology and services companies serving the energy industry. Our flagship US annual conference attracted over 200 participants in 2008.  Our European conference in its second year attracted over 100 participants in 2008.

Our clients include utilities, investors, regulators, and energy industry vendors and service providers both domestically and internationally. According to the International Energy Agency’s World Energy Outlook 2008, electric power infrastructure will require cumulative worldwide investment of over $13.6 trillion (in year-2007 dollars) in 2007-2030, or 52% of the total infrastructure needed. On a national level, and according to the Brattle Group, investment totaling approximately $1.5 trillion will be required between 2010 and 2030 to pay for grid infrastructure in the United States. We believe we are well positioned to benefit from this anticipated market evolution.

Founded in 1933, Utilipoint built its brand name in the power utility industry by supplying market data intelligence to major US utilities spanning the entire market segment from generation to consumption. Today, Utilipoint is a full service energy-focused consulting firm, providing independent research-based information, analysis, and consulting to energy companies, utilities, investors, regulators, and industry service providers alike.

Our Business Strategy

Our business strategy is to leverage the knowledge and experience of Utilipoint and the experience of our management team’s 20 years of investing in and operating energy services companies. Prior to joingin our company, our management team has acquired and operated businesses with an aggregate enterprise value of approximately $600 million in the energy services sector. We intend to identify new areas of growth and expand our activities beyond our current consulting business.  We expect to execute on this growth strategy through organic growth and acquisitions. Targeted areas of growth include: engineering services; data warehousing and information technologies; and financial services.

Pursue strategic acquisitions

A key element of our growth strategy hinges upon executing strategic acquisitions of companies providing services and solutions that support the development of clean energy and the Smart Grid. We believe that we can leverage our management team’s expertise in investing in and operating companies in the energy services sector to implement our strategy of expanding our activities outside of Utilipoint's core area of consulting services. We plan to pursue a disciplined acquisition strategy to obtain new customers, increase our size and market presence and obtain capabilities that complement our existing portfolio of services, while focusing on cultural compatibility and financial impact. Our acquisition strategy is focused on specific and well-suited business activities that fit within the clean energy and Smart Grid sector.

Our acquisition strategy cuts across the four major segments of the electricity grid: generation, transmission, distribution and end-use consumption. We believe that the ability to provide services that apply across the four segments provides the greatest opportunity to impact the development of the Smart Grid.  We believe that a comprehensive product offering will differentiate us from the other companies serving our industry sector.

• Generation: We believe firms which provide technology or processes to allow power generation into the grid from alternative forms of energy such as solar, wind or hybrid cars enhance the Smart Grid by reducing the carbon footprint. Companies that provide clean coal solutions, renewables dispatch solutions, load and asset management systems, engineering services, distributed generation technologies and support services are all critical components to the Smart Grid solution to reduce emissions, improve efficiency, increase reliability and promote energy independence.

• Transmission: The transmission system can also benefit from technologies, devices and solutions including grid automation systems, superconducting wires, transmission support services, engineering services, Supervisory Control and Acquisition Data Systems (SCADA) Management Systems, visualization systems for control rooms, and control and management systems for dispatch. Companies providing these services and solutions enable utilities and transmission system operators to deliver electricity more efficiently, securely and reliably. We plan to acquire and grow firms that provide these types services or solutions.

• Distribution: We believe that enhanced information and communication between the utility and end-consumer is the most powerful aspect of a Smart Grid. Firms which provide the hardware and software around advanced meters and meter data management, or provide professional services around smart meter deployments and demand response programs, are well positioned to benefit from the evolution of the Smart Grid.

•  End-Use Consumption: The entire power infrastructure culminates in the usage of electricity by customers in homes and commercial businesses. Understanding end-user consumer behavior patterns and drivers is critical to successful deployment of most Smart Grid solutions and technologies.  Utilipoint’s acquisition of The Intelligent Project is the first step towards participating in this critical aspect of the Smart Grid.  We intend to acquire more companies providing tools and services that serve, better understand and educate the end-use consumer.

Some of the types of businesses that we have currently identified for possible acquisition include:

• Engineering companies that provide enabling solutions to the Smart Grid infrastructure;
• Technology companies that provide data warehousing technology infrastructure and data center solutions;
• Companies that facilitate financing of energy efficiency initiatives for consumers and commercial enterprises; and
• Other companies or products and services aimed at commercial/industrial customers and consumers to impact the Smart Grid.

Currently we have no agreements, plans or arrangements with any third parties for any one or more acquisitions.  There can be no assurance that we will be able to consummate any strategic acquisitions, or even if we are able to do so, that any one or more acquisition will prove to be profitable or otherwise beneficial to our company.

Consistent with its strategy, on July 14, 2009, Utilipoint completed the acquisition of 60% of The Intelligent Project, LLC, a research and advisory services firm that provides consulting services to help clients understand and consider the Smart Grid’s impact on end user customers, critical to successfully deploying Smart Grid solutions. The Company produces highly structured, issue-focused research and executive forums to enable dialogue, innovative thinking and solutions-based strategies to emerge. The Intelligent Project’s product offering is designed to assist executives think through all customer related issues associated with the Smart Grid to ensure customers’ acceptance and Smart Grid penetration. It is headquartered at Purdue Research Park in West Lafayette, Indiana. As part of the transaction, we have retained The Intelligent Project’s senior management, David Steele and Peter Shaw. Mr. Steele and Mr. Shaw are veteran utility executives with expertise in customer issues who will play critical roles in implementing our business strategy.

Leverage our Management Team’s diverse industry experience

Our management team, led by our CEO, Nana Baffour, and President, Johnson Kachidza, possesses a breadth and depth of industry experience which we believe will directly enable us to achieve our growth objectives. We believe that collectively, our relationships with executive level management at utilities, regulators, vendors, technology leaders and investment professionals who are active in the utility space will serve us well as we continue to execute our business strategy. Prior to joining our company, the members of our management team successfully completed, as principal investors and operators, 11 energy services acquisitions with an aggregate enterprise value of approximately $600 million.  We believe that their experience and expertise will maximize our chances of succeeding in acquiring and managing energy services companies with customers that include utilities, educational institutions, automobile manufacturers, architectural engineering firms, technology providers, general manufacturers and local municipalities.

Grow our client base and increase scope of services provided to existing clients.

We intend to grow our client base by expanding our geographic presence domestically and internationally, while maintaining strong relationships with our current clients by increasing the scope of services provided to them. We expect to focus our international expansion on Europe, leveraging Utilipoint’s European headquarters in the Czech Republic. In addition, we intend to invest in development and marketing initiatives in order to strengthen our brand recognition among potential clients. An integral part of our customer strategy is implementing our customer relationship management process that enables us to manage our customer base more effectively as customers spend more on our services. Through Utilipoint, we served 132 clients during fiscal year 2008.

Focus on higher margin contracts and recurring revenue.

We currently invoice our clients for our services based on either fixed price contracts, time and materials contracts or under “bundled service” arrangements (subscription agreements for a bundled set of analyst time and related services, typically renewed annually).  Presently, a majority of our agreements are based on fixed price contracts.  We plan to focus our efforts on obtaining energy consulting assignments in the form of subscription-based revenues and bundled service agreements, which we believe will provide us with higher profit margins and a larger base of annually recurring revenue.

Strengthen our end-to-end service offerings.

We plan to leverage our strong client and industry relationships to increase our revenue from research, advisory and consulting services, which include information technology solutions, executive level executive consortiums, primary research, project management, project delivery and conferences. Due to the comprehensive nature of our service offerings through our subsidiary Utilipoint, we believe our advisory services provide us with insight into market gaps that may not be evident to our competitors. Additionally, we feel we are best positioned to capture a greater portion of the implementation work on the Smart Grid that directly results from our advisory services. We believe that expanding our client engagements into implementation and evaluation and improvement services will increase the scale, scope and duration of our contracts and thus accelerate our growth.

Build upon our brand equity.

Through our subsidiary Utilipoint, we enjoy 76 years of brand recognition as an industry expert and leader in the energy utility consulting segment spanning generation, transmission, distribution, and end-use consumption. We intend to distinguish ourselves as a diversified clean energy and Smart Grid focused company. We believe that by distinguishing ourselves as a clean energy and Smart Grid-focused organization will increase the number of clients seeking our services as well as expand the acquisition opportunities available to us.

Capitalize on operating leverage.

We have built a corporate infrastructure and internal systems that we believe are readily scalable and can accommodate significant growth without a proportionate increase in expense. We have invested significant time and resources in developing our acquisition, integration, strategic and operational management processes and methodologies. Prior to joining our company, our management team members have successfully applied these processes and methodologies to grow companies profitably.  As our revenue base grows, we expect to realize operating leverage by spreading the costs associated with our corporate infrastructure and internal systems over a larger revenue base, which would increase our operating margins. We believe that the knowledge base provided by Utilipoint can be used to identify additional organic and acquisition opportunities as well as provide the framework for analyzing those opportunities and thereby ensuring successful execution.

Our Competitive Strengths

We believe that our industry experience and expertise position us well for rapid expansion into the clean energy and Smart Grid space. We believe that our competitive strengths include:

We have an experienced management team.

Our management team possesses extensive experience acquiring and integrating energy services businesses. We believe our relationships with senior executives throughout the electric energy industry and our comprehensive understanding of the US regulatory framework provide us with the insight to identify and the skills to take advantage of opportunities.  We think that our processes and methodologies are well proven and will help us effectively target, implement and integrate acquisitions. This experience will be critical in executing our business plan in the clean energy and Smart Grid sector.

In addition, with an average tenure of 20 years in the industry, our management team has a history of successfully building companies into stable and positive cash flow generating assets through strategic and operational guidance and leveraging critical partnerships.  Furthermore, we believe that our management team’s industry relationships will enable us to attract the best talent to effectively support our aggressive acquisition strategy. Over the past decade, our management team has developed a metrics based process for operating and growing businesses including compensation models for incentivizing management, dashboards for monitoring operational and financial performance, sales and pipeline management techniques and customer relationship management processes.  We believe that consistent with our historical performance, these methodologies and processes will enable us to achieve success in operating and managing our business.

We have a highly experienced professional staff with deep subject matter knowledge.

Management believes the thought leadership and in-depth subject matter knowledge of our experts coupled with our corporate experience developed over decades of providing advisory services at the intersection of electricity and technology makes us a valuable resource to our clients and distinguishes us from our competitors. Currently, more than 50% of our professional staff holds post-graduate degrees in such diverse fields as economics, engineering, business administration, information technology, law, life sciences and public policy.  In addition, members of our professional staff each have average of 20 years of direct industry experience. We believe their experience and qualifications enable us to deploy multi-disciplinary teams able to identify, develop and implement solutions that are creative, pragmatic and tailored to our clients’ specific needs.

Long-standing relationships with our clients.

Through Utilipoint in the year ended December 31, 2008, we have successfully served 132 clients. Through our Utilipoint subsidiary, we maintain a highly reference-able customer base and long-standing relationships with our clients and industry executives. We believe that our existing client base, provides an excellent foundation to acquire additional clients, while also providing opportunities to sell additional products and services to our existing clients.  We believe that our client base is a value creator for our acquisition program since it enhances our reputation as a business, making us a desirable buyer.

Versatile advisory services practice.    We believe our advisory approach to consulting and understanding of our clients’ requirements and objectives, gives us a significant competitive advantage, permitting us to gain access to key client decision makers during the initial phases of their policy, program, project or initiative which we hope to leverage into opportunities for other facets of our business.

Our analytical models and methods allow us to deliver solutions to clients.

We have developed energy-planning, benchmarking and pricing models that are used by municipalities and commercial utilities around the world. In addition, we have developed a suite of proprietary tools, databases and project management methodologies that are available to be utilized on client engagements. We have developed proprietary research databases, tools and publications such as Utilipoint’s Technology Vendor Analysis Matrix, QuickStrategy methodology and IssueAlert® all of which we believe promote our competitive advantage in the energy consulting industry. Our coal plant database is widely used by power generators and their vendors to make decisions about emission control systems, siting and maintenance programs for coal plants.  Our demand response database includes metrics measuring the effectiveness of demand response programs across 3,000 utilities in the US and has been part of a 2008 report by the US Congress on demand response initiative. We believe that these tools cannot be easily duplicated and therefore provide us with a compelling competitive advantage.

Our Clients and Contracts

Through our Utilipoint subsidiary, we served 132 clients during fiscal year 2008. In 2008, roughly $1.6 million, or 48% of total revenue was generated from returning customers and approximately $1.8 million from new customers. In 2008, our average revenue per customer was approximately $22,000. Representative clients include: major utilities and energy companies, energy generation and other industry equipment vendors, suppliers of emerging and alternative energy technologies and services, investment firms who cover the energy utility or commodity verticals, software vendors, and other information technology service providers serving the industry.  Our clients are international, with representation stretching across North America, South America, Europe, Asia, Africa and Australia.  We concentrate our business activity throughout the United States and Canada, We also serve select clients in Asia, South America, Africa and the Middle East. Our clients include utilities, investors, regulators, and energy industry service providers such as vendors to utilities, both domestically and internationally, including companies such as General Electric, Electronic Data Systems (EDS), SAP, Eskom Holdings, Union Fonesa SA, ICAP Energy, International Power, Alliance Data and several other blue chip utility companies.  No one single client represented more than 9.5% of total net revenues in 2008.

We currently have a variety of contractual arrangements with our clients, which include:

Fixed-Price Contracts

Fixed price contracts are projects where services are provided at an agreed to price for defined deliverables.  On occasion, clients with fixed price contracts will require an accounting of all hours worked on a project at an agreed to hourly rate to accompany an invoice.

Bundled Service Agreements

Bundled Service Agreements, or BSAs, are packages of services that clients subscribe to, typically on an annual basis.  The services typically include a combination of the following:

•           Access to subject matter experts as needed, by telephone;
•           Discounted fees for Utilipoint events;
•           Advertising space on the IssueAlert® e-publication;
•           One to three reports and/or whitepapers on industry topics; and
•           Briefings on industry trends and research findings

BSAs also include annual memberships in the Advanced Metering Infrastructure and Meter Data Management (“AMI MDM”) forum and corporate contracts. The AMI MDM forum is designed for electric, water, and/or gas utilities, regulators, utility governing boards, ISOs (Independent System Operators), and consumer advocacy groups to come together and discuss meter data management successes, problems, issues, interfaces and best practices.  Corporate contracts are characterized by an annual contract for a pre-defined amount of market research hours.  Clients of this service receive access to Utilipoint’s directory and InfoGrid products. The primary service is the block of hours purchased.

We believe that the substance of BSA’s, as pointed out in a recent survey of its clients, indicates that the purchaser pays for a service that is delivered over time.  We recognize revenues over the subscription period, or in the case of corporate contracts as the hours are utilized reflecting the pattern of provision of service.

Time and Materials Contracts

Time and material contracts are services billed at a set hourly rate.  Project related expenses are passed through at cost to clients.  Normally invoices are sent to our clients on a monthly basis.

Our Services

Smart Meter Deployment

Our unique Smart Meter Deployment practice provides unbiased market research, consulting and project management services to utilities, regulators, new and established vendors deploying smart meter technology into the marketplace. We work with utilities to help manage smart meter pilot programs and technology implementations by managing all elements of the service offering including: program design, vendor selection, project planning, meter, our meter data management and data analysis.

As an example of our Smart Meter Deployment services, Utilipoint is currently managing a residential smart meter and smart meter pricing pilot, where 1,400 customers will use a combination of technology and innovative rate structures to reduce electricity usage. The pilot was sponsored by the local public utility, the Public Utilities Commission, and a consumer advocate group. We believe it is the first in the world to test smart metering with three different advanced residential rate options.

Energy Investments & Business Planning

Our Energy Investments practice provides business planning and market studies, and helps refine business plans for companies looking for external funding, acquisition opportunities, and investment decision support. Our consultants and analysts have an understanding of the regulatory considerations impacting investment into the sector and unique strategy modeling capabilities and approaches to support investment decisions. We also work with investor groups, venture capital and private equity firms on independent analysis of investment opportunities.

As an example of our business planning services, in response to a then upcoming public vote on whether to form a new electric utility, Utilipoint was hired by a local utility company in Washington to advice on upcoming public vote on whether to form a new electric utility, Utilipoint was hired by a local utility company to perform asset and a business valuation, economic and engineering feasibility study and presentations of the study results in numerous public forums. We believe our involvement helped to successfully mitigate the requirement of additional capital investment by the client.

CommodityPoint

Our CommodityPoint practice provides expert information, independent research, market studies, consulting and analyst services in the area of energy commodity trading, transaction and risk management. We believe that our practice professionals are acknowledged and accomplished experts in their field and are relied upon by our clients to provide unambiguous and independent advice and information.

Our CommodityPoint practice recently released its 2009 TRM Vendor Perceptions Study report. The CommodityPoint TRM Vendor Perception study is repeated every two years and represents a view of how users and prospective buyers perceive the market landscape. We believe that by capturing a representation of user and buyer perceptions about the vendors in the space much can be learned regarding market maturity and the overall evolution of TRM software. This study was conducted during the first quarter of 2009 and represents user and buyer views as of the close of 2008.

Meter-to-Cash

Our Meter-to-Cash practice provides expert information, independent research, market studies, consulting and analyst services in the areas of customer care, customer information systems and customer relationship management. We believe Utilipoint's practice professionals are acknowledged and accomplished experts in their field and are relied upon by our clients to provide unambiguous and independent advice and information. Utilipoint's customer information services clients include Investor-owned utilities, cooperatives, municipals, technology vendors, software vendors and regulatory agencies.

As an example of our meter-to-cash services, the a Canadian Public Utility Commission, ordered a collaborative process to benchmark gas and electric customer care and billing to market using Utilipoint’s database. As a result, the commission was able to set gas and electric rates on a go-forward basis based on the benchmark results.

Pricing & Demand Response

Our pricing and demand response practice is dedicated to providing wholesale and retail electricity market design and pricing services to electricity market stakeholders. Our clients include independent system operators, utilities, competitive load serving entities, demand response program providers, state and federal regulatory agencies, and business and investment entities with a commercial interest in the design and operation of electricity markets.

As an example of these services, the Energy Policy Act of 2005 mandated demand response as the official policy of the United States. On behalf of the Federal Energy Regulatory Commission, or FERC, we surveyed over 3,000 utilities in the United States and performed analysis that contributed to a FERC Staff Report on Demand Response and Smart Metering published in 2006 and 2008 and sent to Congress as an update on progress on Smart Grid related issues including demand response and advanced metering initiatives.

Public & Regulatory Issues Management

Our Public & Regulatory Issues Management practice has a 25-year track record of working with utilities to manage potentially controversial public, regulatory, and legal issues. We believe that through Utilipoint's independent and expert assistance, utilities can enhance public trust, broaden and improve communication of the relevant issues and smooth the communication process with their customers and the public.

In 2008, Utilipoint was hired to design a public outreach process including documentation of the project for public use in connection with a proposed nuclear plant and the associated 200 miles of new transmission facilities. The project was approved by state regulators with no organized public opposition.

The Intelligent Project, LLC

Management believes that Utilipoint’s acquisition of The Intelligent Project, LLC a consulting firm focused on helping clients address issues related to the customer aspects of Smart Grid deployment, positions us to be a leader in dealing with Smart Grid customer-related issues.  The Intelligent Project delivers its services through a consortium delivery model, combining power industry executives with executives from other industries where significant customer transformation has occurred, such as telecommunication, financial services and retail industries where technology and regulations have transformed the customer experience.

In 2009, The Intelligent Project was hired by a Mid-Atlantic utility to develop a progressive voice of the customer program to enable the utility assess the impact of its upcoming smart meter deployment.  In partnership with academic resources from Purdue University, the team from the Intelligent Project designed and facilitated customer focus groups and specialized research to provide data and analyses to help the client determine the best pricing models to induce adoption of smart meters.

Industry Background

The Electric Power Industry

The electric power industry can be broken into four components: Generation, Transmission, Distribution, and End-Use Consumption. Generation is the process of producing electric energy or the amount of electric energy produced by transforming other forms of energy. Transmission refers to the high-voltage, long-distance transfer of electricity. Distribution refers to medium-voltage, medium-distance transport from transmission substations to customer meters. Furthermore, distribution and transmission are commonly referred to together as the “grid”. End-Use Consumption is the use of electricity by residential, commercial and industrial customers.

Figure 1: The “traditional electric” power value chain encompassed centralized generation, high-voltage transmission, medium-voltage distribution, and end use by industrial, commercial and residential customers.

Substantive regulation of the utility industry at the federal level began with the passage of the Public Utility Holding Company Act of 1935. PUHCA regulated vertically integrated monopolies that were designed to manage the mission critical service of generating, transmitting and distributing electricity to end users in predefined service regions.  These vertically integrated utilities are also regulated at the federal level by the Federal Energy Regulatory Commission and at the state level by the Public Utility Commissions. FERC regulates the interstate transmission of natural gas, oil and electricity, including wholesale sales of electricity outside the utility predefined service region, while PUCs generally regulate the quality of service and rates charged to retail customers.  The rates are designed to recover a PUC determined return on and of investment as well as other cost of service expenses.

The benefits of the monopoly nature of the industry have been questioned and challenged over the past 30 years. The rationale for a deregulated market place has been driven by various factors, including: (1) a need to reduce end-user rates by introducing competition among utilities; (2) advances in technologies used to generate electricity that made it possible to produce electricity more cost effectively on a smaller scale (making it possible to introduce other efficient generating sources into the grid); (3) a general view that the regulatory laws introduced in 1935 were obsolete. FERC and the PUCs have driven an industry restructuring to enable and encourage the development of more efficient generation sources with reduced carbon footprints and to permit increased competition in order to reduce prices. Restructuring throughout North America, including in New England, New York, the Mid-Atlantic, the Midwest, Texas, California, and Ontario, Canada, is fostering a competitive environment in the industry. In these restructured markets, utility companies continue to operate and maintain the local distribution lines, delivering electricity to consumers as before, but power generators and electricity suppliers are now allowed to openly compete for business. Grid operators, comprised of independent system operators, referred to as ISOs, or regional transmission organizations, referred to as RTOs, have been formed in these restructured markets to take control of the operation of the regional power system, including transmission lines and energy trading, coordinating the wholesale of electricity, and establishing fair and efficient markets. These grid operators are responsible for maintaining federal reliability standards designed to avoid service disruptions.

Under a deregulated environment all utilities owning transmission lines are required to allow access to other generating sources under the same terms as the utility itself. Independent system operators, referred to as ISOs, or regional transmission organizations, referred to as RTOs, have been formed in these restructured markets to take control of the operation of the regional power system, coordinate the supply of electricity, and establish fair and efficient markets. ISOs and RTOs are collectively referred to as grid operators. This has facilitated the development of a wholesale market for electricity as electricity generated in one service region can be transmitted and sold to another non-contiguous service region promoting competition and choice for end-users. On the other hand, the deregulated market structure has also introduced challenges such as congestion of the grid as various power producers seek to transmit and sell power in other regions compromising the reliability of the grid. To address this, the National Electric Reliability Council has the responsibility, under the direction of FERC, to monitor the grid operators in order to maintain reliability standards designed to avoid service disruptions.

As the demand for electricity has soared, grid operators and utilities in both restructured markets and in traditionally regulated markets are challenged to provide reliably electricity during periods of peak demand. Typically, higher consumption during peak demand is accommodated by building more plants, which exacerbates the carbon footprint, or buying wholesale power from other regions, which leads to congestion of the grid thereby compromising reliability of the grid. Recently, Government legislation, such as the Energy Policy Act of 2005, The Clean Air Act of 2005, the Energy Independence and Security Act of 2007, the American Recovery and Reinvestment Act of 2009 and the Clean Energy and Security Act of 2009, has been promulgated to address national and global issues pertaining to energy security, energy independence and environmental concerns. The key structural changes in the utility industry and recent legislations have all laid the groundwork for the implementation of the Smart Grid by:

• Expanding the sources of generation to include more efficient and environmentally friendly resources such solar and wind;
• Opening  access to the transmission and distribution system to facilitate wholesale trading of electricity between regions to introduce competition; and
• Providing consumers with choices of where to purchase power further promoting competition.

Once implemented, we believe the Smart Grid will address the current constraints of the existing grid and make it function more efficiently, by:

• Improving reliability through the enhanced monitoring of the grid using technology-based tools such as digital electronics and advanced controls to avoid power outages;
• Maintaining power affordability by facilitating competition and energy efficiency through reduced usage;
• Reinforcing U.S. global competitiveness by promoting energy independence and energy security;
• Fully accommodating renewable energy sources into the grid;
• Helping reduce the carbon footprint by decreasing consumption and thus reducing the need to build new power plants;
• Facilitating cost savings for utilities by automating tasks such as meter reading or remote grid monitoring; and
• Introducing efficiencies yet to be envisioned driven by further advances to the Smart Grid.

Recent acceleration in demand for power on a global scale

According to the Energy Information Administration (EIA) Annual Energy Outlook 2008 (updated for the provisions of the American Recovery and Reinvestment Act), about 218 gigawatts (“GW”) of new generating capacity will be needed from 2007 to 2030, out of which only 47 GW are planned. Worldwide, according to EIA, net electricity generation increases by 77 percent, from 18.0 trillion kilowatt hours in 2006 to 31.8 trillion kilowatt hours in 2030. To put that growth in concrete terms, the world will need the equivalent of 27,600 additional 500 MW power plants. A 500 MW power plant lights 600,000 homes. Electricity is projected to supply an increasing share of the world’s total energy demand and is the fastest-growing form of end-use energy worldwide in the mid-term. Growth in demand for electricity continues to outpace growth in total energy use throughout the projection:

Table 1: The table above demonstrates the world’s projected and growing dependency on power electricity. Terawatt  is defined as a measure of electricity production or consumption equal to one trillion watts.

Management believes the challenges in meeting this growing demand are exacerbated by environmental concerns and stringent regulatory environments which make it increasingly difficult to find suitable sites, obtain permits, and construct generation, transmission and distribution facilities where they are needed most, often in densely populated areas. Management believes that the solution to these issues lie in the more efficient use of the current electric grid driven by the Smart Grid.

The Cost of Under-Investment and Grid Deterioration

According to a Smart Grid study prepared by Litos Strategic Communication for the U.S. Department of Energy, since 1982, growth in peak demand for electricity has exceeded transmission growth by almost 25% every year. Yet spending on research and development is among the lowest among all  industries.2

Figure 2: R&D as a % Revenue
Source: “The Smart Grid: An Introduction”, Litos Strategic Communication for the U.S. Department of Energy

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2 “The Smart Grid: An Introduction”, Litos Strategic Communication for the U.S. Department of Energy

According to the International Energy Agency’s "World Energy Outlook 2008", electric power infrastructure will require cumulative worldwide investment of over $13.6 trillion (in year-2007 dollars) in 2007-2030, or 52% of the total infrastructure needed. On a national level, and according to the Brattle Group, investment totaling approximately $1.5 trillion will be required between 2010 and 2030 to pay for grid infrastructure in the United States.

The Department of Energy has estimated that while today’s electricity system is 99.97 percent reliable, it still allows for power outages and interruptions that cost Americans at least $150 billion each year.

An Evolving Regulatory Framework

The energy regulatory environment in the US continues to be driven by a need to utilize the grid more efficiently, to encourage the use of renewables, promote energy efficiency and reduce the carbon footprint. In addition to historical legislation already discussed, new legislation is anticipated that will continue to shape the industry in favor of adopting the Smart Grid. For example, recently under the American Recovery and Reinvestment Act of 2009 ("Recovery Act") the Department of Energy announced on June 25, 2009 that it is soliciting applications for $3.9 billion in grants to support efforts to modernize the electric grid, allowing for greater integration of renewable energy sources while increasing the reliability, efficiency and security of the nation’s transmission and distribution system.

Figure 3: Renewables Portfolio Standards
Source: DSIRE (www.dsire.org), March 2007

Additionally, state Renewables Portfolio Standards programs to set targets for renewables adoption by different states continue to play an important role in encouraging renewables, growing in number, while existing programs are modified with more stringent targets. In total, 28 states and the District of Columbia now have mandatory Renewable Portfolio Standards "RPS" programs, and at least 4 other States have voluntary renewable energy programs.

Another critical set of regulations influencing the Smart Grid landscape are the environmental policies (as recently demonstrated with the Clean Air Act of 2005 and the American Clean Energy and Security Act of 2009 (due to be discussed and voted on in the Senate). With evidence mounting that sea levels are rising and climate volatility is increasing at a rapid pace, reducing or offsetting greenhouse gas emissions is becoming a critical element of energy industry strategy, resulting in the development of additional regulations for curbing emissions that significantly affect energy industry operations. Entirely new markets will be created in response to problems associated with emissions, such as carbon credits emission trading.

State (and potentially federal) Renewable Portfolio Standards "RPS" and likely federal carbon legislation are helping to drive the demand and economics for renewable development, which subsequently requires significant transmission investment.  There is a need to connect remotely located renewable resources, particularly wind, to the grid and provide such power access to high-power price and/or renewable constrained load centers.

The need for significant investment in transmission to tap the nation’s wind energy potential and improved the overall efficiency of the grid is highlighted in the favorable treatment of renewable energy and the Smart Grid in Recovery Act. The bill provides $16.8 billion in direct spending for renewable energy and energy efficiency programs over the next ten years. The bill also provides $11 billion to modernize the nation's electricity grid with smart grid technology. This includes $4.5 billion for the DOE Office of Electricity Delivery and Energy Reliability for activities to modernize the nation's electrical grid, integrate demand response equipment and implement smart grid technologies. In addition, $6.5 billion is provided for two federal power marketing administrations to assist with financing the construction, acquisition, and replacement of their transmission systems.

Building a Smarter Grid

For roughly a century, the developed world has delivered electric power using the same basic four-step approach described in the previous section and depicted in Figure 1.  The elements of this traditional grid critical to its operations have included analog electromechanical devices used to capture and store data; one-way communication system to facilitate communication between the utility and the customer and by human labor to monitor and control the grid. In much the same way that technological advances in microprocessors, power electronics and the internet revolutionized the telecommunications industry as it transitioned from analog to digital, dramatically improving our communication capabilities, these similar technological advances are continuously transforming the traditional grid into a “Smarter Grid” significantly improving its capabilities.  The heart of an intelligently managed grid, in our view, is the smart meter. While automated meter reading originated as a means for utilities to save money and speed up the billing process, management believes metering technology is the a key building block to the Smart Grid. The smart meter generates data to facilitate communication between the end-user customer and the utility.

Figure 4: Illustrates how the current grid is evolving into a smarter grid capable of functioning more efficiently
Source: “The Electricity Economy, New Opportunities from the Transformation of the Electric Power Sector”, Global Environment Fund, August 2008.

With the aid of concepts proven in telecommunications, computing and the internet, the “smarter grid” uses digital electronic systems and devices to capture, store and analyze data into useful information; advanced control systems capable of automating certain functions of the grid; and communications platforms capable of two way communications among the various components of the grid.  As a result, for example, a system operator will be able to sense, predict, diagnose and remotely mitigate issues in the grid that might previously have caused an outage or blackout, thereby increasing reliability of the grid. In another instance, the “smarter grid” might introduce a renewable source of generation in response to higher demand by a customer in real time or re-route power in a congested part of the grid to avoid a blackout.

Figure 5: The modernized grid lies at the intersection of telecommunications, computing and internet technologies.
Source:  “The Emerging Smart Grid, Investment and Entrepreneurial Potential in the Electric Power Grid of the Future”, Global Environment Fund, October 2005.

In particular, Advanced Metering Infrastructure Meter Data Management, an important capability of the Smart Grid, is the technology platform or architecture that enables the communication and interoperability of the various devices and participants of the Smart Grid to collect, analyze, transfer and interpret data and convert it into useful information. AMI allows utilities the ability to offer time-of-use rates, critical peak pricing, and peak load reduction, and to perform flexible demand response. To facilitate these capabilities, data management and warehousing capabilities and hardware and software platforms are critical for a Smart Grid infrastructure. Growth in these services is a function of smart meter penetration. As indicated in Figure 7, smart meter penetration in the USA was 4.7% in 2008, calculated as a percentage of announced and contracted smart meter replacements of total existing electric meters, and is anticipated to grow at a compounded annual growth rate of 129.0% through 2016 (see Figure 6).

Figure 6: Projected Smart Meter Penetration
Source:
1) Appendix F, Utility AMI Implementation Projection, Table F-1, 2007 FERC Demand Response Report available at http://www.ferc.gov/legal/staff-reports/09-07-demand-rsponse.pdf
2) Assessment of Demand Response & Advanced Metering, FERC Staff Report, December 2008

Figure: 7 United States 2008 penetration of advanced metering
Source: 2008 FERC Survey

From a macro perspective, AMI/MDM technology is part of the overall umbrella of demand-side management programs, and supports the build out of a Smart Grid, whereby utilities can communicate with customers (households as well as commercial enterprises) in real time via their network on the power grid.  Potential smart-grid applications include, but are not nearly limited to, thermal management, such as food storage (refrigerators and freezers) and heating, ventilating, and air conditioning systems, automated lighting system management, the operation of home appliances, and the charging of electronics.  On a very broad level, the efficient and economic dispatch of increasingly expensive resources and the reduction of environmental emissions are two very significant societal and environmental benefits of AMI/MDM and smart meters.

Overall, key elements of the Smart Grid made possible by technological advances include ability to introduce clean energy sources into the grid; to transmit, store and analyze data from the grid; to communicate information between all segments of the grid; to automate certain functions of the grid using advanced control systems and devices; and to reduce the carbon footprint using various products, services and processes. A majority of the products and services that are used to deploy Smart Grid solutions can be categorized under the following: engineering solutions, data warehousing and information technology solutions, consulting and advisory services.  Within the electric power industry, these elements drive most product and service offerings of companies that participate in the Smart Grid sector, such as our company.

It is estimated by Litos Strategic Communication for the U.S. Department of Energy that Smart Grid enhancements will ease congestion and increase utilization (of full capacity), sending 50% to 300% more electricity through existing energy corridors.

The Market Opportunity

A confluence of various factors including; (1) rising energy demand, (2) regulatory, environmental, construction cost constraints on upgrading the current electric grid and building new power plants, and (3) technological advances in telecommunications, computing and internet technology, have resulted in the Smart Grid presenting a unique and cost effective solution to meeting rising energy demands while reducing the carbon footprint. We believe our Company is uniquely positioned and qualified to participate in the markets which will serve the clean energy and Smart Grid sector. Our current consulting product/services offerings, our management team’s experience and expertise in the sector and our extensive knowledge of the Smart Grid opportunities uniquely positions us to expand our product offerings into engineering services, data and information technology, and other areas relevant to the clean energy and Smart Grid sector.

Competition

We operate in a highly competitive and fragmented marketplace and compete against a number of firms in each of our key markets.  A substantial number of these firms have significantly greater infrastructure and financial resources than our company. We divide our competitive universe into three segments: (1) research and consulting services; (2) technology services and solutions; and (3) engineering services and solutions.

Some of our principal competitors in the consulting universe include mid-size, specialty consulting firms such as Navigant Consulting, Inc., FTI Consulting, Inc., and ICF International, Inc – each of which have specific utility-focused consulting practices. In addition, within our key energy and power markets, we have numerous smaller competitors, many of which have narrower service offerings and serve niche markets.

Within the technology services and solutions segment, we will compete against firms such as American Superconductor Corp., Esco Technologies Inc., Badger Meter, Inc., Echelon Corp., EnerNOC, Inc., and smaller vendors such as Orion Energy Systems, Inc. and Composite Technology Corp. Each of the aforementioned is providing utilities with clean and intelligent energy technology solutions. Firms such as Comverge Inc., Itron Inc., Echelon Corp., Neteeza Corp., Teradata Corp., and Digi International Inc. are in the market to primarily provide enterprise-class analytic tools and services. Other companies such as Quanta Services provide engineering services to enable the Smart Grid.

Finally, some of our competitors such as IBM Corp. and Electronic Data Systems, an Hewlett- Packard company are significantly larger than us and have greater access to resources and stronger brand recognition than we do. On some of our past projects, competitors including IBM and EDS, have also been our customers.

We consider the principal competitive factors in our market to be client relationships, proprietary products or data, reputation and past performance of the firm, client references, technical knowledge and industry expertise of employees, proprietary products or data, quality of services and solutions, scope of service offerings and pricing.

DESCRIPTION OF PROPERTIES

Our subsidiary, Utilipoint’s, corporate headquarters is located in Albuquerque, New Mexico in approximately 2,400 square feet of office space under a lease that expires in January 2010 at a cost of $3,503 per month.  Additionally, Utilipoint occupies satellite offices in Tulsa, Oklahoma and Houston, Texas in approximately 860 and 200 square feet of office space respectively under leases that expire in December 2009 and September 2009 respectively at costs of $859 per month and $1,023 per month respectively.  Utilipoint’s European headquarters is located in Brno, Czech Republic in approximately 1,000 square feet of office space. We believe that our current premises are sufficient to handle our activities for the near future.

Employees

As of September 30, 2009  we have 4 full time employees who work in our corporate headquarters. Utilipoint directly employs 19 full time staff members, including a professional staff of 16, and an administrative staff of 3, each of whom support our seven practice areas.

LEGAL PROCEEDINGS

Presently, there are no material pending legal proceedings to which the Company is a party or as to which any of the Company’s property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

MARKET FOR COMMON STOCK
AND RELATED SHAREHOLDER MATTERS

OTC Bulletin Board Considerations

There is no public market for our securities. On or before the date of this prospectus we intend to have our common stock quoted for trading on the FINRA OTC Bulletin Board. There can be no assurance that our common stock will ever be quoted on a quotation service or a stock exchange or that any market for our securities will develop.

Holders

As of September 30, 2009 , the Company had 23 stockholders of record.

Transfer Agent

The Company's registrar and transfer agent is Continental Stock Transfer & Trust Company.

Dividend Policy

We have never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

On July 27, 2009, the Board approved the Midas Medici Group Holdings, Inc. Stock Award and Incentive Plan (the “MMGH Plan”). The purpose of the MMGH Plan is to give us a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and consultants and to provide us with an incentive plan that gives officers, employees, directors, and consultants financial incentives directly linked to shareholder value.

The maximum number of shares that may be issued under the Plan is 650,000. However for the period commencing January 1, 2010, the maximum number of shares issuable under the Plan shall be equal to 20% of the issued and outstanding shares of the Company’s common stock on a fully diluted basis but shall not be less than 650,000. Pursuant to the Plan, incentive stock options or non-qualified options to purchase shares of common stock may be issued.  The plan may be administered by our board of directors or by a committee to which administration of the Plan, or part of the Plan, may be delegated by our board of directors. Options granted under the Plan are not generally transferable by the optionee except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the plan vest in such increments as is determined by our board of directors or designated committee. To the extent that options are vested, they must be exercised within a maximum of thirty days of the end of the optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination or by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the plan will be determined by our board of directors or designated committee. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date.

As of the date hereof, options to purchase an aggregate of 465,097 options to purchase shares of common stock of the Company were granted under the MMGH Plan with an average exercise price of $1.99. The Company took a compensation charge of $270,000 to recognize the opportunity cost of the 5,400 Utilipoint stock options valued at a fair market price of $50.00.

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance at December 31, 2008:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	-0-	-0-	-0-

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our directors and executive officers, and their positions with us:

Name	Age	Position
Nana Baffour	37	CEO, Co-Executive Chairman, Director and CEO of Utilipoint
Johnson M. Kachidza	43	President, Co-Executive Chairman and Director
Frank Asante-Kissi	38	Vice-President and Chief Administrative Officer
Ken Globerman	40	Senior Vice-President
David Steele	54	President of Utilipoint
Stephen Schweich	49	Director

Directors and Executive Officers

Nana Baffour, CEO, Co-Executive Chairman  and Director

Mr. Baffour, 37, was appointed to serve as our President and a Director in May 2009. On July 16, 2009, Mr. Baffour was appointed as our CEO and Co-Executive Chairman. Since 2004, Mr. Baffour has been a Managing Principal and Co-Founder of Knox Lawrence International, LLC (“KLI”) an energy services investment company that has completed over $600 million in acquisitions to date. He is currently Executive Chairman of Consonus Technologies, Inc. a technology company he co-founded in 2005 and grew from start-up to over $100 million in revenues. He has led acquisitions, integrations, and held operating roles including executive chairman, president, and CEO for different energy services companies during his tenure at KLI. Mr. Baffour currently serves as Board Member of UK-based Vertex Data Science, Dearborn Mid-West Conveyor Co. and Utilipoint International as well as Chair of the Advisory Board of the University of Utah Opportunity Scholars Program.

From 2000 to 2004, Mr. Baffour was an investment banker at Credit Suisse First Boston in Europe and the US, where he was directly involved in billions of dollars of M&A and financing transactions for utilities, including clean energy companies and did the first capital markets wind financing transaction. Mr. Baffour started his career in finance as a Credit Analyst for CIT Group from 1996 to 1998 and was an equity portfolio analyst at Standard and Poor’s from 1998 to 2000. Mr. Baffour received his MBA from New York University’s Stern School of Business, a Master of Science in Economics from University of North Carolina at Charlotte and a Bachelor of Arts Degree in Economics from Lawrence University. Mr. Baffour is a Chartered Financial Analyst.

Johnson Kachidza, President, Co-Executive Chairman, Secretary and Director

Mr. Kachidza, 43, was appointed to serve as our Secretary and a Director in May 2009. On July 16, 2009, Mr. Kachidza was appointed as President and Co-Executive Chairman. Since 2002, Mr. Kachidza has been a Managing Principal and Co-Founder of Knox Lawrence International, LLC (“KLI”), an energy services investment company that has completed over $600 million in acquisitions to date. He is currently Executive Chairman of Dearborn Midwest Conveyor Co., Inc., a provider of pollution control systems to the power and automotive industries. During his tenure at KLI, Mr. Kachidza co-founded Consonus Technologies, Inc. in 2005 and has led acquisitions, integrations, and held operating positions, including Executive Chairman, President, and CEO for different energy services companies. Mr. Kachidza currently serves as a board member of Consonus Technologies, Utilipoint International and Transactis, Inc. He is also on the Board of Directors of Shared Interest, a non-profit organization focused on micro-lending.

From 1997 to 2001, Mr. Kachidza was an investment banker at Merrill Lynch and JP Morgan Chase, where he was directly involved in billions of dollars of M&A and debt and equity financing transactions in the energy sector. Mr. Kachidza began his career as a project engineer at General Electric from 1991 to 1995 and holds US patent #5686795 for an innovative fluorescent lamp design. Mr. Kachidza received his MBA from University of Chicago Booth School of Business, a Master of Science in Materials Engineering from University of Illinois at Urbana-Champaign and a Bachelor of Arts Degree in Chemistry from Knox College.

Frank Asante-Kissi, Chief Administrative Officer

Mr. Asante-Kissi, was appointed to serve as our Vice-President in May 2009. In July 2009 Mr. Asante-Kissi was appointed as Chief Administrative Officer. Since March 2008, Mr. Asante-Kissi has served as Chief Operating Officer and as a consultant since March 2003 of Knox Lawrence International, an energy services investment company that has completed over $600 million in acquisitions to date since March 2008.

Mr. Asante-Kissi has over 10 years experience in business performance management, process improvement and operational efficiency.  Mr. Asante-Kissi was Senior Business Analyst at Citigroup from 2002 through 2008. While at Citigroup, Mr. Asante-Kissi led several process improvement and performance management initiatives including industry benchmarking.  Mr. Asante-Kissi began his career as a software developer prior to joining Citigroup.

Mr. Asante-Kissi received his MBA from Rensselaer Polytechnic Institute’s Lally School of Management and Technology (RPI) and a Bachelor of Arts Degree in Mathematics and Computer Science from Lawrence University.

Ken Globerman, Senior Vice-President

Mr. Globerman was appointed to serve as our Senior Vice President in July 2009.  Since 2003, Mr. Globerman has served as Vice President of Knox Lawrence International, an energy services investment company that has completed over $600 million in acquisitions to date. Mr. Globerman serves as a Board observer for Consonus Technologies, Dearborn Mid-West Conveyor Co.,Utilipoint International and Transactis, Inc., working with executive management to oversee business operations, develop business strategy, execute external financings and mergers & acquisitions.  Mr. Globerman also co-founded and serves as Executive Chairman of KLI’s Africa Business Plan Competition, an annual MBA focused competition geared towards encouraging entrepreneurship to support development in Africa.  Prior to joining KLI, Mr. Globerman spent more than 6 years at WPP’s media investment firm, MediaEdge (former division of Young & Rubicam Advertising). As Associate Media Research & Planning Director for MediaEdge, he was responsible for managing Fortune 500 media client relationships and business development in the consumer packaged goods, media and pharmaceutical sectors. He also served as an integral member of the firm’s new business development team and actively participated in the formation of the firm’s online media planning division, DigitalEdge.  Mr. Globerman received a MBA in Finance and Management from New York University’s Stern School of Business, where he was elected Stern Scholar, Research Fellow and served as Teaching Assistant to Professor Aswath Damodaran of Stern’s Finance Department.  Mr. Globerman also holds a BS in Applied Mathematics / Operations Research from Carnegie Mellon University.

David Steele – President of Utilipoint

Effective August 12, 2009, Dave Steele was appointed President of Utilipoint. Mr. Steele has served as Senior Managing Director and Chief Operation Officer of UiliPoint since May 2009.  Mr. Steele has extensive executive experience in both growth and turnaround assignments. With over 30 years of experience in the energy space, he has held broad officer roles in both public utility and service organizations. His international experience includes Executive Vice President & General Manager; North America for Vertex Data Science, a UK based business process outsourcing company from 2007 – 2008.  In this role he managed over 1200 employees in the US and Canada leading a growth and turnaround effort funded by a New York based private-equity consortium. Steele led a $45M direct cost-out initiative, developed and led the execution of the first comprehensive sales & marketing plan for North America, and established new key relationships with industry partners and clients.  Prior to this, he was Vice Chairman and CEO of IEI Financial Services from 2004 – 2007. In this role, he led a 40% per annum growth for three consecutive years, and a full operational turnaround while becoming the 27th J.D. Power and Associates certified Customer Operations Center in the US, and the first business process outsourcer to be certified.

Mr. Steele is an award winning faculty member at Indiana University’s Kelley School of Business where he has taught for 12 years. Currently, he is lecturing a course in entrepreneurship.  Mr. Steele holds a B.S. in Business Economics and Public Policy from Indiana University.

Stephen Schweich – Director

Stephen Schweich was appointed to our Board of Directors in July 2009. Mr. Schweich is a Managing Director of Mooreland Partners, an investment banking advisory firm with offices in London, New York and San Francisco. In 1996, Mr. Schweich established the European division of the San Francisco-based investment bank Robertson Stephens International (RSIL). Mr. Schweich served as CEO of RSIL where he was responsible for the firm’s investment banking and equity sales & trading operations with offices in London, Munich and Tel Aviv. During the 1996-2002 period, Stephen was involved in over 40 equity capital markets transactions in Europe. During 1998-2001, Mr. Schweich served on the Board of Directors of EASDAQ, the pan-European stock exchange based in Brussels. Prior to 1996, Mr. Schweich was a sell-side equity research analyst for over 11 years. From 1987 to 1993, Mr. Schweich was a Senior Analyst with Alex Brown & Sons in Baltimore, where he founded the firm’s environmental practice, and became one of the leading waste services and pollution control technology analysts in the US. Mr. Schweich covered a broad range of related sectors including: hazardous & solid waste services, clean energy (geothermal, solar and wind power), water & wastewater treatment, site remediation (asbestos, groundwater, soil), air pollution control, recycling (metal, plastic, solid waste), and industrial services.

Mr. Schweich began his business career in New York with Booz Allen & Hamilton, the management consulting firm.

Mr. Schweich is currently a Director of Credo Capital LLC, a US equity fund management company, and an Advisory Board member at Cypak AB (Sweden) and Global Bay Mobile Technologies (US). Mr. Schweich is a graduate of Amherst College (1981) and the Harvard Business School (1985), and received a CEP degree from L’Institut d’Etudes Politiques de Paris (1980).

Other Key Employees

Robert C. Bellemare, P.E. – Chief Operating Officer of Utilipoint

Robert Bellemare joined Utilipoint in 2002.  With 20 years of experience in the utility business, Mr. Bellemare advises clients on asset valuation, financial modeling, strategic planning, public issues management, and pricing products and solutions. He previously worked for Fortune 500 utilities in a variety of capacities including managing director of energy services, director of market research, wholesale trading and operations, research and development, distribution engineering and power plant engineering. Mr. Bellemare was co-lead of the unregulated business merger integration team for the American Electric Power South West Corporation merger, which formed the largest utility of its time.  Mr. Bellemare is frequently quoted in the press and makes public presentations on energy issues, with recent forums including CNBC, the World Energy Council, Energy Risk Mutual and industry regulators. Mr. Bellemare is a registered professional engineer and holds a M.S. in Electric Power Engineering from the Georgia Institute of Technology. Mr. Bellemare also holds a BSEE with Business minor from Kettering University.

Peter Shaw –Managing Director of Utilipoint

Peter Shaw has served as Managing Director of Utilipoint since May 2009. Mr. Shaw has 20 years of experience advising energy companies on integrated resource planning, new product development and customer strategy. Prior to Utilipoint, Mr. Shaw served as Director at Navigant Consulting from 1998 to March, 2009.  Mr. Shaw has assisted numerous companies in developing business plans and launching new lines of business selling energy commodities, energy services and related outsource solutions. Mr. Shaw is a recognized thought leader in the development of utility “Smart Grid” infrastructures, and leads two industry consortiums focused on integrating energy efficiency, renewable and distributed energy resources into utility marketing and customer management operations. Mr. Shaw’s Board work relating to green energy and alternative fuels includes The Energy Cooperative Association of Pennsylvania and the Sustainable Development Fund. Mr. Shaw holds a M.S. in Energy Policy and a Certificate in Economic Development from the University of Pennsylvania. Mr. Shaw also holds a B.A in International Studies from the Bucknell University.

Patti Harper-Slaboszewicz  – Managing Director of Utilipoint

Ms. Harper-Slaboszewicz leads Utilipoint's Smart Grid Deployment practice.  She provides business case development, market research, strategic planning and consulting in the areas of AMI, Demand Response, and meter data management. Ms. Harper-Slaboszewicz is currently working on the PowerCentsDC project in the District of Columbia and is an industry expert on rate design and demand response pilot design and implementation.  She also manages the AMI MDM industry group, a working group designed to assist utilities in successfully implementing AMI and MDM. Ms. Harper-Slaboszewicz formerly worked at Utility.com, a competitive energy service provider, and at PG&E, a large electric and gas utility in California. Ms. Harper-Slaboszewicz has a Bachelor’s Degree in Mathematics and a Masters Degree in Economics from the University of California, Berkeley..

Gary M. Vasey, Ph.D. – Managing Director, Europe & Commodity Point

Dr. Gary M. Vasey has been with Utilipoint since 2003 when Utilipoint acquired VasMark where Dr. Vasey served as President. VasMark Group offered a unique combination of marketing and analyst services to energy trading vendors and was viewed as the leader in understanding that software market. Currently Dr. Vasey manages Utilipoint's European practice from our office in the Czech Republic and also heads up Utilipoint’s CommodityPoint Division. CommodityPoint is the leading provider of analyst services around commodity trading and risk management and other technologies providing a range of services to end users, software vendors, agencies and consulting firms. Dr. Vasey has over 24-years experience in the energy and utilities industry which has included senior roles at Cap Gemini Sogeti, Sybase, Inc., TransEnergy Management and BP. Dr. Vasey is a noted expert on the energy trading, transaction and risk management software industry. Gary holds a B.Sc. (Hons.) degree in Geological Sciences from the University of Aston in Birmingham, England and a Ph.D. in Geology from the University of Strathclyde, Scotland.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five years, none of our directors, executive officers, promoters, control persons, or nominees has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics to provide guiding principles to all of our employees, including our principal executive officer, principal financial officer and persons performing similar functions. Our Code of Business Conduct and Ethics does not cover every issue that may arise, but it sets out basic principles to guide our employees and provides that all of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Any employee who violates our Code of Business Conduct and Ethics will be subject to disciplinary action, up to and including termination of his or her employment.  The Company will provide a copy of the Code of Business Conduct and Ethics to any person , without charge, upon request to Frank Asante-Kissi, Chief Administrative Officer, Midas Medici Group Holdings, Inc., 445 Park Avenue, 20th Floor, New York, NY 10022.

Director Compensation

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us. Currently, no compensation is paid to our directors for services rendered to us as directors. However, at the closing of the merger, Stephen Schweich, a director, was awarded options to purchase 10,000 shares of the Company’s common stock at an exercise price of $6.00 per share.

EXECUTIVE COMPENSATION

The table below sets forth, for the last two fiscal years, the compensation earned by each person acting as our Principal Executive Officer, Principal Financial Officer and our other most highly compensated executive officers whose total annual compensation exceeded $100,000 (together, the “Named Executive Officers”). None of our Named Executive Officers received annual compensation in excess of $100,000 during the last two fiscal years.

Summary compensation table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (#)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Nana Baffour	2008	0	0	0	0	0	0	0	0
CEO and Co-Executive Chairman (1)	2007	0	0	0	0	0	0	0	0

Johnson Kachidza	2008	0	0	0	0	0	0	0	0
President and Co-Executive Chairman (2)	2007	0	0	0	0	0	0	0	0

(1) Effective May 15, 2009, Mr. Baffour was appointed as President. Subsequently on July 16, 2009, Mr. Baffour was appointed CEO, and Co-Executive Chairman
(2) Effective May 15, 2009, Mr. Kachidza was appointed as Secretary. Subsequently on July 16, 2009, Mr. Kachidza was appointed President and Co-Executive Chairman.

Employment Agreements

Effective July 16, 2009, we entered into employment agreements with Nana Baffour and Johnson Kachidza which agreements contain the same terms and provisions. The agreements provide for an initial term of five years which shall be automatically extended for successive one year periods unless terminated. Pursuant to the employment agreements Messrs. Baffour and Kachidza will devote at least 65% of their time to the Company’s business.

The employment agreements provide for an annual base salary of $125,000 which shall be increased as follows: (i) to $200,000 on the earlier to occur of the first anniversary of the agreements or the Company publicly reports consolidated annual gross revenues of at least $10,000,000, (ii) to $250,000 on the earlier to occur of the second anniversary of the agreements or the Company publicly reports consolidated annual gross revenues of at least $35,000,000, (iii) to $350,000  on the earlier to occur of the third anniversary of the agreements or the Company publicly reports consolidated annual gross revenues of at least $100,000,000.  In addition, the executives will each be entitled to an annual bonus targeted between 150% to 250% of the base salary during the first 3 years of the term of the Agreements and thereafter, at a target to be determined in good faith by the Company’s board of directors. The executives will also be entitled to grant of bonus stock under the Company’s incentive stock option, on an annual basis. The Company also agreed to grant each of the executives options to purchase 100,000 shares of the Company’s stock as soon as practicable. The options are exercisable at a price of $2.31 and become fully vested on the first anniversary of the grant.

In the event of the executives’ death while in our employ, the agreements shall automatically terminate and any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after the death. In the event of the executives death or if the agreement is terminated due to a disability or for cause (as defined in the agreements), any unpaid compensation, prorata bonus or bonus options earned and any amounts owed to the executives shall be paid by us. In addition, if the agreements are terminated due to the disability of the executive, any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after such termination. In the event the executive’s employment is terminated without cause, the executives shall be entitled to receive, in a lump sum payment, the base salary, the maximum bonus and options that would have been paid to the executives if the agreements had not been terminated or for 12 months, whichever is greater. In addition, any unpaid compensation, pro rata bonus or bonus options earned and any amounts owed to the executives shall be paid by us and any unvested equity compensation shall vest immediately and any vested warrants may be exercised on the earlier of the warrant’s expiration or 18 months after the termination. In the event of the executives’ resignation without good reason (as defined in the agreement), or retirement, the executives shall be entitled to receive any unpaid compensation, pro rata bonus or bonus options earned and any amounts owed to the executives

As a method to retain senior management in the event of a change of control, the agreements also provide that upon the closing of a transaction that constitutes a “liquidity event”, as such term is defined in the agreements, each executive shall be entitled to receive a transaction bonus equal to 2.99 times his then current base salary, provided that he remains employed with the Company on the closing of such liquidity event, unless his employment is terminated without cause or he resigns for good reason. Liquidity events include any consolidation or merger, acquisition of beneficial ownership of more than 50% of the voting shares of the Company, or any sale, lease or transfer of all or substantially all of the Company’s assets.

The agreements also contain standard non-solicitation, non-competition and indemnification clauses.

Outstanding Equity Awards at Fiscal Year-End Table.

The following table sets forth information with respect to grants of options to purchase our common stock to the named executive officers at December 31, 2008.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Nana Baffour	0	0	0	0	-	0	0	0	0
Johnson Kachidza	0	0	0	0	-	0	0	0	0

Director Compensation

The following table sets forth with respect to the named directors, compensation information inclusive of equity awards and payments made for the fiscal year ended December 31, 2008.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Nana Baffour	0	0	0	0	0	0	0
Johnson Kachidza	0	0	0	0	0	0	0
Stephen Schweich	0	0	0	0	0	0	0

(1) Effective May 15, 2009, Mr. Baffour was appointed to the Board. Effective May 30, 2009, Mr. Johnson was appointed to the Board. Mr. Schweich was appointed to the Board on July 29, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2009 and as adjusted to reflect the sale of our common stock included in the shares offered by this prospectus (assuming the individuals listed do not purchase shares in this offering), by:

• each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
• each of our officers and directors; and
• all our officers and directors as a group.

Based on information available to us, all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, unless otherwise indicated. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. The following table assumes 2,810,516 shares of common stock are outstanding after the closing of this offering based on the 2,310,516 shares of common stock outstanding as of the date of this prospectus as calculated above, and no exercise of the over-allotment option.

Unless otherwise indicated, the address of each individual named below is the address of our executive offices in New York, New York.

	Amount and Nature of Beneficial	Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial owner	Ownership	Before Offering	After Offering (1)
Nana Baffour (2)	1,243,143	53.8%	44.2%
Johnson M. Kachidza (3)	1,243,143	53.8%	44.2%
Frank Asante-Kissi (4)	65,305	2.8%	2.3%
Stephen Schweich	80,000	3.5%	2.8%
UTP International, LLC (5)	687,922	29.8%	24.5%
Knox Lawrence International, LLC (6)	201,522	8.7%	7.2%
B.N. Bahadur (7) c/o BBK, Ltd. 400 Galleria Office Centre, Suite 400, Southfield, MI 48034	252,219	10.91%	8.97%
David Steele (8)	34,589	*	*
All directors and executive officers as a group (5 persons)	1,724,568	74.6%	61.4%

* Less than 1%

(1)	Excludes up to 50,000 shares of common stock that may be sold by us to the underwriters to cover over-allotments.
(2)
Includes (a) 201,522 shares held by Knox Lawrence International, LLC, (b) 687,922 shares held by UTP International, LLC , (c) 27,168  shares underlying an option held by KLI  IP Holdings, Inc.,  to purchase shares of the Company issued at the closing of the acquisition of Utilipoint which is currently exercisable at a price of $1.99 per share and (d) 326,531 held by Mr. Baffour. Does not include shares underlying an option to purchase 100,000 shares of common stock of the Company which becomes vested on July 27, 2010.

(3)
Includes (a) 201,522 shares held by Knox Lawrence International, LLC, (b) 687,922 shares held by UTP International, LLC, (c) 27,168  shares underlying an option held by KLI  IP Holdings, Inc.,  to purchase shares of the Company issued at the closing of the acquisition of Utilipoint which is currently exercisable at a price of $1.99 per share and  (d) 326,531 held by Mr. Kachidza. Does not include shares underlying an option to purchase 100,000 shares of common stock of the Company which becomes vested on July 27, 2010.

(4)	Does not include shares underlying an option to purchase 20,000 shares of common stock of the Company which becomes vested on July 27, 2010.
(5)	Nana Baffour, our CEO and Johnson Kachidza hold the power to vote and dispose of the shares of UTP International LLC.
(6)	Nana Baffour, our CEO and Johnson Kachidza hold the power to vote and dispose of the shares of Knox Lawrence International.
(7)	Includes 85,243 shares held by The Bahadur Family Foundation, Mr. Bahadur holds the power to vote and dispose of the shares of The Bahadur Family Foundation.
(8)
Represents shares underlying an option to purchase 9,589 shares of common stock of the Company which are vested. At the closing of the merger on August 21, 2009, Mr. Steele was awarded options to purchase 25,000 shares of the company’s common stock at an exercise price of $6.00 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Utilipoint currently owes $136,500 in accrued and unpaid dividends to UTP International LLC which dividends will be paid in cash out of the net proceeds of this offering.  Nana Baffour, our CEO and Johnson Kachidza, our President key shareholders of UTP International LLC.

On August 10, 2009, we entered into an agreement to acquire Utilipoint. The acquisition agreement was entered into with Utilipoint and Utilipoint Acquisition Co. (the “Acquisition Sub”), a New Mexico Corporation and wholly-owned Subsidiary of the Company. Pursuant to the acquisition, the Acquisition Sub acquired Utilipoint and Utilipoint became our wholly-owned Subsidiary. At the closing of the Acquisition Agreement, we ceased to be a "blank check" company.  In connection with the Acquisition, we issued an aggregate of 1,348,516 shares of common stock to the UitliPoint stockholders. At the closing of the Merger, Knox Lawrence International, LLC, KLI IP Holdings, Inc. and UTP International LLC, former Utilipoint shareholders acquired an aggregate of 889,444 of our shares of common stock and options to purchase 27,168 shares of our common stock.  Nana Baffour, our CEO and Johnson Kachidza, our President are key shareholders of Knox Lawrence International LLC., KLI IP Holdings, Inc. and UTP International LLC. Also, at the closing of the Merger, we issued options to purchase 25,000 shares of our common stock to David Steele, President of Utilipoint and options to purchase 10,000 shares of our common stock to Peter Shaw, Managing Director of Utilipoint.

On August 7, 2009, we entered into an expense reimbursement agreement (the “Reimbursement Agreement”) with Knox Lawrence International, LLC, a Delaware limited liability company. Pursuant to the Reimbursement Agreement, Knox Lawrence would be reimbursed for $350,000 in certain expenses and obligations incurred on behalf of the Company and the Company agreed to reimburse Knox Lawrence for such expenses promptly after delivery of invoices for such expenses. The Reimbursement Agreement has a term of one year, subject to earlier termination upon 30 days’ written notice by either party. Nana Baffour, our CEO and Johnson Kachidza, our President are the principal shareholders and managing principals of Knox Lawrence International, LLC.

The Company issued an aggregate of 225,000 shares of common stock on June 1, 2009 to Nana Baffour, Johnson Kachidza, Frank Asante-Kissi and B.N. Bahadur for an aggregate purchase price of $225 which was paid for in full as of August 21, 2009. The issuance of the shares was issued in proportion to each shareholder’s ownership interest in the Company with no resulting change in the percentage ownership of each shareholder and was done to facilitate the merger of Mondo and Midas Medici. At the time of the issuance, there were no additional shareholders of the Company.

On July 29, 2009, the Company entered into return to treasury agreements with shareholders Nana Baffour, Johnson Kachidza, Frank Asante-Kissi and B.N. Bahadur, resulting in the return to treasury of an aggregate of 425,000 shares of the Company’s common stock which resulted in the reduction of the Company’s issued and outstanding shares from 1,305,000 to 880,000. The return of shares to treasury was done in proportion to each shareholder’s ownership interest in the Company with no resulting change in ther percentage ownership of each shareholder.

On January 15, 2009, Utilipoint issued a Senior Subordinated Debenture to Knox Lawrence International, LLC in the principal amount of $10,000. The Debenture provides for payment of interest in the amount of 10% per annum and matures on January 15, 2014. The outstanding balance on the Debenture as of the date hereof is $10,000. Also, on December 31, 2008, Utilipoint issued a Senior Subordinated Debenture to Knox Lawrence International, LLC in the principal amount of $62,500. The Debenture provides for payment of interest in the amount of 10% per annum. The Debenture matures on December 31, 2013. The outstanding balance on the Debenture as of the date hereof is $62,500. Nana Baffour, our CEO, and Johnson Kachidza, our President, are the principal shareholders and managing principals of Knox Lawrence International, LLC.

Effective July 23, 2007 Utilipoint and Knox Lawrence International, LLC entered into a management agreement (the “Management Agreement”) pursuant to which Knox Lawrence provides management, consulting and financial services to Utilipoint for a period of one year with automatic annual renewals unless terminated by either party. The Management Agreement provides for annual compensation of $100,000, which payment may be deferred if after such payment the Company shall not have sufficient liquidity to pay its obligations, including dividends on its Series A Preferred Stock. KLI directly and indirectly through a subsidiary owns a controlling interest in Utilipoint. After this offering, the management agreement will be terminated.  As at the date of this prospectus, Utilipoint owes an aggregate of $100,000 in accrued and unpaid management fees and expenses to Knox Lawrence International, LLC . Nana Baffour, our CEO, and Johnson Kachidza, our President, are the key shareholders and managing principals of Knox Lawrence International, LLC.

On July 1, 2009, Utilipoint entered into a capital commitment agreement with its 60% owned subsidiary, The Intelligent Project, LLC. Pursuant to the terms of the capital commitment agreement, Utlilipoint will make capital contributions to IP of up to $200,000 for a term of one year. Simultaneously with the execution of the capital commitment agreement, Utilipoint entered into the following agreements:
(A) a management services agreement with IP pursuant to which Utilipoint will provide management services and provide consultants to assist IP with IP projects.  Management services will be charged to IP based on the actual expenses incurred by Utilipoint, and consultants will be charged at the same rate that Utilipoint charges to subcontract its consultants to third parties.  Utilipoint will also pay all salaries and benefits for certain employees of IP who will also provide services to Utilipoint, which will initially include David Steele and Peter Shaw.  The Management Services Agreement has a two-year term, and, thereafter, automatically renews for one-year terms.  It may be cancelled by either party on 60 days prior written notice.
(B) a Consulting Agreement which provides that KLI IP Holding Inc. will provide consulting services to Utilipoint in connection with the joint business and marketing efforts of Utilipoint and IP.  The agreement has a term of 24 months and may be terminated by either party upon 90 days advance written notice.  In exchange for its services KLI IP Holding Inc. will receive Utilipoint stock options.  If KLI IP Holding Inc. terminates the agreement without cause within its first year, any unexercised options held KLI IP Holding Inc. will terminate.
(C) a Revolving Senior Subordinated Debenture which provides that KLI may loan up to $100,000 to Utilipoint.  The debenture has a term of 5 years and pays interest at a rate of 10% per annum.  Accrued interest and unpaid interest is payable monthly (the parties can agree to mutually defer interest payments), and the unpaid principal amount is due on the five-year anniversary of the debenture.  The debenture is subordinate to all indebtedness, liabilities and obligations of Utilipoint to any financial institution.
(D) a subscription agreement pursuant to which KLI agreed to purchase up to $100,000 of the common stock of the Company at a per share purchase price of $50.00 per share.
Nana Baffour, our CEO, and Johnson Kachidza, our President, are the key shareholders and managing principals of Knox Lawrence International, LLC and KLI IP Holding, Inc.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriter named below, and each of the underwriters, for which __________________ is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares of common stock offered in this offering set forth opposite their respective names below:

Underwriters	Number of Shares

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part.

The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $_______ per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $_______ per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The public offering price of the shares was negotiated between us and the representative of the underwriters.

The principal factors considered in determining the public offering price of the shares included:

• the information in this prospectus and otherwise available to the underwriters;
• the history and the prospects for the industry in which we will compete;
• our current financial condition and the prospects for our future cash flows and earnings;
• the general condition of the economy and the securities markets at the time of this offering;
• the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
• the public demand for our securities in this offering.

Over-Allotment Option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 50,000 additional shares for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more shares than the total number set forth in the table above. If any shares underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.
	Per share	Without Option	With Option
Public offering price	$6.25	$3,125,000	$3,437,500
Discount (8%)	$0.50	$250,000	$275,000
Non-accountable Expense Allowance (2%) (1)	$0.13	$62,500	$62,500
Proceeds before expenses (2)	$5.62	$2,812,500	$3,100,000

(1) The 2% non-accountable expense allowance is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.
(2) The offering expenses after the underwriter’s discount and non-accountable expense allowance are estimated at $640,643.

Lock-Up Agreements

We have agreed not to permit or cause a public sale or public offering of any of our securities (in any manner, including pursuant to Rule 144 under the Securities Act of 1933, as owned nominally or beneficially by the Company’s officers, directors and shareholders owning two percent (2%) or more of the outstanding shares of Common Stock for a period of twelve (12) months following the effective date of the registration statement of which this prospectus forms a part, without obtaining the prior written approval of the representative except for an aggregate of 200,000 held by non-executive officers to be given to non-executive officers designated by the Company. The representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer, director or current shareholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

In connection with this offering, we are issuing to the underwriters warrants to acquire our common stock, exercisable at no less than 120% of the initial public offering price of our shares in this offering and expiring five years from the effective date of this registration statement.  The underwriters have agreed that during the one year period following the effective date of the registration statement of which this prospectus is a part, they will not transfer the warrants or underlying common stock except to officers, partners or members of the selling group.

Electronic Delivery

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representative will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Other Terms

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

• Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

• Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

• Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

• Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the NASDAQ Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

DESCRIPTION OF SECURITIES

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 50,000,000 shares of capital stock, of which 40,000,000 are shares of common stock, par value $.001 per share (the "Common Stock") and 10,000,000 are shares of preferred stock, par value $.001 per share (the “Preferred Stock”). As of September 30, 2009 , 2,310,510 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding.
Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Preferred Stock

Our certificate of incorporation permits our Board of Directors to fix the rights, preferences and privileges of, and issue up to 10,000,000 shares of, preferred stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of our shareholders. The issuance of preferred stock or rights to purchase preferred stock could have the effect of delaying or preventing a change in control of our company. In addition, the possible issuance of additional preferred stock could discourage a proxy contest, make the acquisition of a substantial block of our common stock more difficult or limit the price that investors might be willing to pay for shares of our common stock.

The description of certain matters relating to our securities is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to our Form 10-SB filed with the Commission on May 2, 2007.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP in New York, New York.

EXPERTS

The financial statements of Utilipoint as of and for the years ended December 31, 2008 and 2007 included in this prospectus have been audited by REDW, LLC, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

The financial statements of Midas Medici as of and for the years ended December 31, 2008 and 2007 included in this prospectus have been audited by RBSM LLP,  independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On July 16, 2009, our Board of Directors dismissed RBSM LLP (“RBSM”) as our independent registered public accounting firm.

During the fiscal years ended December 31, 2008 and December 31, 2007,  RBSM’s reports on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles except, RBSM’s audit reports for the year ended December 31, 2008 and December 31, 2007 stated that several factors raised substantial doubt about the Company’s ability to continue as a going concern and that the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During the fiscal years ended December 31, 2008 and December 31, 2007 and the subsequent interim period through July 16, 2009, (i) there were no disagreements between the Company and RBSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of RBSM would have caused RBSM to make reference to the matter in its reports on the Company's financial statements; and  (ii) there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-K.

On July 16, 2009, the Company engaged J.H. Cohn LLP (“JH Cohn”) as its independent registered public accounting firm for the Company’s fiscal year ended December 31, 2009. The change in the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors on July 16, 2009.

During the year ended December 31, 2008 and any subsequent period through July 16, 2009, the Company did not consult with JH COHN regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement or event identified in response to (a)(1)(iv) of Item 304 of Regulation S-K.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Our Certificate of Incorporation, as amended, provides that no current or former director of ours shall be personally liable to the us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports and other information with the U.S. Securities and Exchange Commission. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can receive additional information about the operation of the SEC's Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that will contain the reports and other information that we file electronically with the Commission and the address of that website is http://www.sec.gov. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the particular contract or other document filed as an exhibit to this registration statement, each statement being qualified in all respects by this reference.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Index to Financial Statements

Page
Midas Medici Group Holdings, Inc.

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of December 31, 2008 and 2007	F-3

Statements of Losses for the years ended December 31, 2008 and 2007	F-4

Statements of Stockholders’ Equity for the year ended December 31, 2008	F-5

Statements of Cash Flows for the years ended December 31, 2008 and 2007	F-6

Notes to Financial Statements	F-7

Condensed Balance Sheets as of June 30, 2009 (Unaudited) and December 31, 2008	F-10

Condensed Statements of Operations (Unaudited) for the three and six months ended June 30, 2009 and 2008	F-11

Condensed Statements of Cash Flows (Unaudited) for the six months ended June 30, 2009 and 2008	F-12

Condensed Statements of Stockholders’ Equity (Unaudited) for the six months ended June 30, 2009	F-13

Notes to Condensed Unaudited Financial Statements	F-14

Utilipoint International, Inc.

Report of Independent Registered Public Accounting Firm	F-18

Consolidated Balance Sheets as of December 31, 2008 and 2007	F-19

Consolidated Statements of Operations for the years ended December 31, 2008 and 2007	F-20

Consolidated Statements of Stockholders’ Deficit and Comprehensive Income (Loss) for the years ended December 31, 2008 and 2007	F-21

Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007	F-22

Notes to Consolidated Financial Statements December 31, 2008 and 2007	F-23

Condensed Consolidated Balance Sheets as of June 30, 2009 (Unaudited) and December 31, 2008	F-37

Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2009 and 2008	F-38

Condensed Consolidated Statements of Stockholders’ Deficit and Comprehensive Income (Loss) for the six months ended June 30, 2009 (Unaudited) and the year ended December 31, 2008	F-39

Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and 2008	F-40

Notes to Condensed Consolidated Financial Statements (Unaudited) June 30, 2009	F-41

RBSM LLP
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors,
Mondo Acquisition I, Inc.
61 Broadway, 32 nd Floor
New York, NY 10006

We have audited the accompanying balance sheets of Mondo Acquisition I, Inc. (a development stage company) as of December 31, 2008 and 2007 and the related statements of losses, stockholder’s equity, and cash flows for the years ended December 31, 2008 and 2007, and for the period October 30, 2006 (date of inception) through December 31, 2008. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We have conducted our audits in accordance with the standards of the Public Company Accounting oversight Board  (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mondo Acquisition I, Inc. (a development stage company) as of December 31, 2008 and 2007 and the related statements of losses, stockholder’s equity, and cash flows for the years ended December 31, 2008 and 2007, and for the period October 30, 2006 (date of inception) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the Note 1(b) to the accompanying financial statements, the Company is in the development stage and has not established a source of revenues. This raises substantial doubt about the company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP
Certified Public Accountants

New York, New York
March 6, 2009

MONDO ACQUISITION I, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
AS OF DECEMBER 31, 2008 AND 2007

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$5,944	$16,802

Total Assets	$5,944	$16,802

Liabilities and Stockholders' Equity
Current Liabilities:
Accrued expenses related to incorporation	$1,493	$1,493
Accounts payable	1,196	1,196
Total Current Liabilities	2,689	2,689

Long Term Liabilities	-	-

Total liabilities	2,689	2,689

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized, no issued and outstanding as of
December 31, 2008 and 2007, respectively	-	-
Common stock, $0.001 par value; 40,000,000 authorized; 1,000,000 issued and outstanding as of
December 31, 2008 and 2007, respectively	1,000	1,000
Additional paid in capital	6,500	16,500
Accumulated deficit during development stage	(4,245)	(3,387)

Total Stockholders' Equity	3,255	14,113

Total Liabilities and Stockholders' Equity	$5,944	$16,802

See the accompanying footnotes to audited financial statements

MONDO ACQUISITION I, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF LOSSES
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
FROM OCTOBER 30, 2006 (DATE OF INCEPTION) TO DECEMBER 31, 2008

	Year Ended December 31,		For the Period From October 30, 2006 (Date of Inception) to December 31,
	2008	2007	2008
Operating Expenses:
Selling, general and administrative	$858	$1,894	$4,245
Net loss	$(858)	$(1,894)	$(4,245)

Net loss per common share (basic and fully diluted)	$(0.001)	$(0.002)	$(0.004)

Weighted average of common shares outstanding (basic and fully diluted)	1,000,000	1,000,000	1,000,000

See the accompanying footnotes to audited financial statements

MONDO ACQUISITION I, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDER’S EQUITY
FROM OCTOBER 30, 2006 (DATE OF INCEPTION) TO DECEMBER 31, 2008

	Preferred stock		Common stock		Paid-in-	Accumulated deficit during development
	Shares	Amount	Shares	Amount	capital	stage	Total
Balance-October 30, 2006	-	$-		$-	$-	$-	$-
Common stock issued to founders	-	-	1,000,000	1,000	16,500	-	17,500
Net loss	-	-	-	-	-	(1,493)	(1,493)
Balance- December 31, 2006	-	-	1,000,000	1,000	16,500	(1,493)	16,007
Net loss	-	-	-	-	-	(1,894)	(1,894)
Balance – December 31, 2007	-	-	1,000,000	1,000	16,500	(3,387)	14,113
Net loss		-	-	-	-	(858)	(858)
Return of capital to founders	-	-	-	-	(10,000)	-	(10,000)
Balance—December 31, 2008	-	$-	1,000,000	$1,000	$6,500	$(4,245)	$3,255

See the accompanying footnotes to audited financial statements

MONDO ACQUISITION I, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
FROM OCTOBER 30, 2006 (DATE OF INCEPTION) TO DECEMBER 31, 2008

	Year Ended December 31,		For the Period From October 30, 2006 (Date of Inception) to December 31,
	2008	2007	2008
Cash Flow from Operating Activities:
Net loss	$(858)	$(1,894)	$(4,245)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities
Accounts payable and accrued expenses	-	1,196	2,689

Net Cash Provided By Operating Activities	(858)	(698)	(1,556)

Cash Flow from Investing Activities:	-	-	-

Cash Flow from Financing Activities:
Proceeds from issuance of common stock to founders	-	-	17,500
Return of capital to founders	(10,000)	-	(10,000)
Net Cash Provided By Financing Activities:	(10,000)	-	7,500

Net (Decrease) Increase in Cash and Cash Equivalents	(10,858)	(698)	(5,944)
Cash and Cash Equivalents at beginning of period	16,802	17,500	-
Cash and Cash Equivalents at end of period	$5,944	$16,802	$5,944

See the accompanying footnotes to audited financial statements

MONDO ACQUISITION I, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 1 -ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a)	Organization and Business:

Mondo Acquisition I, Inc. (the “Company”), a wholly owned subsidiary of Mondo Management Corp., was incorporated in the state of Delaware on October 30, 2006 for the purpose of raising capital that is intended to be used in connection with its business plans which may include a possible merger, acquisition or other business combination with an operating business.

(b)	Development Stage Company:

The Company is currently a development stage company under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7. All activities of the Company to date relate to its organization, initial funding and share issuances.

The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage. The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.

(c)	Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Cash and Cash Equivalents:

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents.

MONDO ACQUISITION I, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 1 -ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

(e)	Income Taxes:

The Company has implemented the provisions on Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires that income tax accounts be computed using the liability method. Deferred taxes are determined based upon the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws.

Any deferred tax asset is considered immaterial and has been fully offset by a valuation allowance because at this time the Company believes that it is more likely than not that the future tax benefit will not be realized as the Company has no current operations.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure of such positions. Effective January 1, 2007, the Company adopted the provisions of FIN 48, as required. As a result of implementing FIN 48, there has been no adjustment to the Company’s financial statements and the adoption of FIN 48 did not have a material effect on the Company’s consolidated financial statements for the year ending December 31, 2008.

(f)	Loss per Common Share:

Basic loss per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments.

(g)	Fair Value of Financial Instruments:

The carrying value of cash equivalents and accrued expenses approximates fair value due to the short period of time to maturity.

NOTE 2 -RECENT ACCOUNTING PRONOUNCEMENTS:

SFAS No. 141(R), “Business Combinations” — This statement includes a number of changes in the accounting and disclosure requirements for new business combinations occurring after its effective date.  The changes in accounting requirements include: acquisition costs will be expensed as incurred; noncontrolling (minority) interests will be valued at fair value; acquired contingent liabilities will be recorded at fair value; acquired research and development costs will be recorded at fair value as an intangible asset with indefinite life; restructuring costs will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and changes in income tax uncertainties after the acquisition date will generally affect income tax expense.  The statement is effective for new business combinations occurring on or after the first reporting period beginning on or after December 15, 2008.

SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements:  An Amendment of ARB No. 51” —  This statement changes the accounting and reporting for noncontrolling (minority) interests in subsidiaries and for deconsolidation of a subsidiary.  Under the revised basis, the noncontrolling interest will be shown in the balance sheet as a separate line in equity instead of as a liability.  In the income statement, separate totals will be shown for consolidated net income including noncontrolling interest, noncontrolling interest as a deduction, and consolidated net income attributable to the controlling interest. In addition, changes in ownership interests in a subsidiary that do not result in deconsolidation are equity transactions if a controlling financial interest is retained. If a subsidiary is deconsolidated, the parent company will now recognize gain or loss to net income based on fair value of the noncontrolling equity at that date.  The statement is effective prospectively for fiscal years and interim periods beginning on or after December 15, 2008, but upon adoption will require restatement of prior periods to the revised bases of balance sheet and net income presentation.

MONDO ACQUISITION I, INC.
(DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 3 -CAPITAL STOCK:

The total number of shares of capital stock which the Company shall have authority to issue is fifty million (50,000,000). These shares shall be divided into two classes with 40,000,000 shares designated as common stock at $.001 par value (the “Common Stock”) and 10,000,000 shares designated as preferred stock at $.001 par value (the “Preferred Stock”). The Preferred stock of the Company shall be issued by the Board of Directors of the Company in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Company may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

On December 8, 2006, the Company issued 1,000,000 shares of Common Stock to Mondo Management Corp. at a purchase price of $.0175 per share, for an aggregate purchase price of $17,500.

The Company had 1,000,000 shares of common stock issued and outstanding at December 31, 2008 and December 31, 2007. As of December 31, 2008 and December 31, 2007 the Company had no preferred stock issued and outstanding.

NOTE 4 -RELATED PARTIES:

The officers, directors and stockholders of the Company are affiliated with Sichenzia Ross Friedman Ference LLP, an entity providing legal services to the Company at no cost. The Company recorded the fair value of such legal services to reflect all the costs of doing business in the Company’s financial statements.

NOTE 5 - INCOME TAXES:

For income tax reporting purposes, the Company's aggregate unused net operating losses of approximately $4,200 will expire through 2027, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carryforward was deemed to be approximately $900. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the development stage and the likelihood of a future Section 382 limitation it is more likely than not that the benefits will not be realized.

Midas Medici Group Holdings, Inc.
(formerly, Mondo Acquisition I, Inc.)
(A Development Stage Company)
Condensed Balance Sheets

	June 30, 2009 (unaudited)	December 31, 2008 (Note 1)
ASSETS

Current assets:
Cash and cash equivalents	$-	$5,944
Total assets	$-	$5,944

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accrued expenses related to incorporation	$-	$1,493
Accounts payable	-	1,196
Total liabilities	-	2,689

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized, no issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	-	-
Common stock, $0.001 par value; 40,000,000 authorized; 1,225,000 and 1,000,000 issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	1,225	1,000
Receivable from stock issuance	(225)	-
Additional paid-in capital	2,149	6,500
Accumulated deficit during development stage	(3,149)	(4,245)

Total stockholders' equity	-	3,255

Total liabilities and stockholders' equity	$-	$5,944

See the accompanying notes to unaudited condensed financial statements.

Midas Medici Group Holdings, Inc.
(formerly, Mondo Acquisition I, Inc.)
(A Development Stage Company)
Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	For the Period From October 30, 2006 (Date of Inception) to June 30, 2009

Revenues	$-	$-	$-	$-	$-

Operating expenses:
Selling, general and administrative	-	500	100	500	4,345
Operating loss	-	(500)	(100)	(500)	(4,345)

Other income	-	-	1,196	-	1,196

Net income (loss)	$-	$(500)	$1,096	$(500)	$(3,149)

Net income (loss) per common share (basic and diluted)	$0.00	$0.00	$0.00	$0.00

Weighted average of common shares outstanding - basic	1,000,000	1,000,000	1,000,000	1,000,000

Weighted average of common shares outstanding - diluted	1,074,176	1,000,000	1,037,293	1,000,000

See the accompanying notes to unaudited condensed financial statements.

Midas Medici Group Holdings, Inc.
(formerly, Mondo Acquisition I, Inc.)
(A Development Stage Company)
Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	For the Period From October 30, 2006 (Date of Inception) to June 30, 2009
Cash flows from operating activities:
Net income (loss)	$1,096	$(500)	$(3,149)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	(2,689)	-	-
Net cash used in operating activities	(1,593)	(500)	(3,149)

Cash flow from financing activities:
Proceeds from issuance of common stock to founders	-	-	17,500
Return of capital to founders	(4,351)	-	(14,351)
Net cash provided by (used in) financing activities:	(4,351)	-	3,149
	-
Net decrease in cash and cash equivalents	(5,944)	(500)	-
Cash and cash equivalents at beginning of period	5,944	16,802	-
Cash and cash equivalents at end of period	$-	$16,302	$-

See the accompanying notes to unaudited condensed financial statements.

Midas Medici Group Holdings, Inc.
(formerly, Mondo Acquisition I, Inc.)
(A Development Stage Company)
Condensed Statements of Stockholders' Equity
(Unaudited)

							Accumulated
						Receivable	deficit
						from	during
	Preferred stock		Common stock		Paid-in	stock	development
	Shares	Amount	Shares	Amount	capital	issuance	stage	Total
Balance - October 30, 2006	-	$-	-	$-	$-	$	$-	$-
Common stock issued to founders	-	-	1,000,000	1,000	16,500			17,500
Net loss	-	-		-	-		(1,493)	(1,493)
Balance - December 31, 2006	-	-	1,000,000	1,000	16,500	-	(1,493)	16,007
Net loss	-						(1,894)	(1,894)
Balance - December 31, 2007	-	-	1,000,000	1,000	16,500	-	(3,387)	14,113
Net loss	-						(858)	(858)
Return of capital to founders					(10,000)			(10,000)
Balance - December 31, 2008	-	-	1,000,000	1,000	6,500	-	(4,245)	3,255
Net income	-						1,096	1,096
Return of capital to founders	-				(4,351)			(4,351)
Issuance of common stock			225,000	225		(225)		-
Balance - June 30, 2009	-	$-	1,225,000	$1,225	$2,149	$(225)	$(3,149)	$-

See the accompanying notes to unaudited condensed financial statements.

MIDAS MEDICI GROUP HOLDINGS, INC
(FORMERLY MONDO ACQUISITION I, INC)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
 (unaudited)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a)	Organization and Business:

Midas Medici Group Holdings, Inc, formerly Mondo Acquisition I, Inc.(the “Company”), was incorporated in the state of Delaware on October 30, 2006 for the purpose of raising capital that is intended to be used in connection with its business plans which may include a possible merger, acquisition or other business combination with an operating business. On May 15, 2009, the Company, Mondo Management Corp., the then sole shareholder, and Midas Medici Group, Inc. entered into a Purchase Agreement.  Pursuant  to the Purchase Agreement, Mondo Management Corp. sold  to Midas Medici Group 1,000,000 previously  issued  and outstanding  shares  of  the  Company's restricted common stock, comprising 100% of  the  issued  and outstanding  capital  stock  of the Company. The execution of the Purchase Agreement resulted in a change in control of the Company, both in its shareholding and management. Effective May 22, 2009, the Company changed its name to Midas Medici Group Holdings, Inc.

(b)	Development Stage Company:

The Company is currently a development stage company under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7. All activities of the Company to date relate to its organization, initial funding and share issuances.

(c)	Basis of presentation:

The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for Quarterly Reports on Form 10-Q and do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America.  Accordingly, the unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed on March 6, 2009.  The accompanying unaudited condensed financials statements reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, considered necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods.   The December 31, 2008 balance sheet has been derived from the audited financial statements included in the Form 10-K.

The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage. The Company’s condensed financial statements are prepared using accounting principles generally accepted in the United States of America, applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.

(d)	Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e)	Cash and Cash Equivalents:

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents.

MIDAS MEDICI GROUP HOLDINGS, INC
(FORMERLY MONDO ACQUISITION I, INC)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

(f)	Income Taxes:

The Company has implemented the provisions of SFAS No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires that income tax accounts be computed using the asset and liability method. Deferred income taxes are determined based upon the estimated future tax effects of temporary differences between the financial reporting and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws.

Any deferred tax asset is considered immaterial and has been fully offset by a valuation allowance because at this time the Company believes that it is more likely than not that the future tax benefit will not be realized as the Company has no current operations.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure of such positions. Effective January 1, 2007, the Company adopted the provisions of FIN 48, as required. As a result of implementing FIN 48, there has been no adjustment to the Company’s condensed financial statements and the adoption of FIN 48 did not have a material effect on the Company’s condensed financial statements for the six months ended June 30, 2009.

(g)	Income (Loss) per Common Share:

Basic income (loss) per common share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted income (loss) per common share includes potentially dilutive securities such as outstanding options, warrants and stock subscriptions, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period.

(h)	Fair Value of Financial Instruments:

The carrying value of cash equivalents and accrued expenses approximates fair value due to the short period of time to maturity.

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS:

FASB Staff Position (“FSP”) FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, provides guidelines for making fair value measurements more consistent with the principles presented in SFAS No. 157 (“SFAS 157”), “Fair Value Measurements”. FSP FAS 157-4 reaffirms what SFAS 157 states is the objective of fair value measurement, to reflect how much an asset would be sold for in an orderly transaction at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The Company does not expect this pronouncement to have a material impact on its condensed results of operations, financial position or cash flows.

FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”, enhances consistency in financial reporting by increasing the frequency of fair value disclosures. This relates to fair value disclosures for any financial instruments that are not currently reflected on the condensed balance sheet at fair value. FSP FAS 107-1 and APB 28-1 now require that fair value disclosures be made on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. The Company does not expect this pronouncement to have a material impact on its condensed results of operations, financial position, or cash flows.

FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”, provides additional guidance bring greater consistency to the timing of impairment recognition and to provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. FSP FAS 115-2 and FAS 124-2 also requires increased and timelier disclosures sought by investors regarding expected cash flows, credit losses and an aging of securities with unrealized losses. The Company does not expect this pronouncement to have a material impact on its condensed results of operations, financial position, or cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  SFAS 165 is effective for financial statements issued for fiscal years and interim periods beginning after June 15, 2009. The adoption of SFAS 165 is not expected to have a material impact on the Company's condensed financial statements.

MIDAS MEDICI GROUP HOLDINGS, INC
(FORMERLY MONDO ACQUISITION I, INC)
(DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

NOTE 3 - CAPITAL STOCK:

The total number of shares of capital stock which the Company shall have authority to issue is fifty million (50,000,000). These shares shall be divided into two classes with 40,000,000 shares designated as common stock at $.001 par value (the “Common Stock”) and 10,000,000 shares designated as preferred stock at $.001 par value (the “Preferred Stock”). The Preferred Stock of the Company shall be issued by the Board of Directors of the Company in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers and such designations, preferences, limitations or restrictions as the Board of Directors of the Company may determine, from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

On June 1, 2009, the Company issued 225,000 additional shares at $0.001 per share to the Company’s shareholders.  Total amount due from shareholders as of June 30, 2009 is $225.

The Company had 1,225,000 and 1,000,000 shares of common stock issued and outstanding at June 30, 2009 and June 30, 2008, respectively. As of June 30, 2009 and June 30, 2008, the Company had no preferred stock issued and outstanding.

NOTE 4 - INCOME TAXES:

For income tax reporting purposes, the Company's aggregate unused net operating losses of approximately $3,100 will expire through 2027, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax assets related to the carry forward was deemed to be approximately $900. The Company has provided a valuation reserve against the full amount of the net operating loss benefit because in the opinion of management based upon the development stage and the likelihood of a future Section 382 limitation, it is more likely than not that the benefits will not be realized.

 NOTE 5 – SUBSEQUENT EVENTS:

On July 17, 2009, the Company issued 80,000 shares of common stock for a purchase price of $168,000.

In addition, on July 27, 2009, the Company’s Board of Directors adopted the Midas Medici Group Holdings, Inc. 2009 Incentive Stock Plan (“MMGH Plan”). The purpose of the MMGH Plan is to give us a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and consultants and to provide us with an incentive plan that gives officers, employees, directors, and consultants financial incentives directly linked to shareholder value.

The maximum number of shares that may be issued under the Plan is 650,000. However for the period commencing January 1, 2010, the maximum number of shares issuable under the Plan shall be equal to 20% of the issued and outstanding shares of the Company’s common stock on a fully diluted basis but shall not be less than 650,000.

Pursuant to the Plan, incentive stock options or non-qualified options to purchase shares of common stock may be issued.  The plan may be administered by our board of directors or by a committee to which administration of the plan, or part of the plan, may be delegated by our board of directors. Options granted under the plan are not generally transferable by the optionee except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the plan vest in such increments as is determined by MMGH's board of directors or designated committee. To the extent that options are vested, they must be exercised within a maximum of thirty days of the end of the optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination or by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the plan will be determined by MMGH's board of directors or designated committee. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date.

MIDAS MEDICI GROUP HOLDINGS, INC
(FORMERLY MONDO ACQUISITION I, INC)
(DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

On July 29, 2009, the Company entered into return to treasury agreements with its shareholders, resulting in the return to treasury of an aggregate of 425,000 shares of the Company’s common stock which resulted in the reduction of the Company’s issued and outstanding shares from 1,305,000 to 880,000.

On July 31, 2009, the Company issued 30,000 shares of common stock for a purchase price of $63,000.

On August 7, 2009, the Company entered into an expense reimbursement agreement (the “Reimbursement Agreement”) with Knox Lawrence International, LLC, a Delaware limited liability company (“Knox Lawrence”). Pursuant to the Reimbursement Agreement, Knox Lawrence is authorized to incur up to $350,000 in certain expenses and obligations on behalf of the Company and the Company agreed to reimburse Knox Lawrence for such expenses and obligations promptly after delivery of invoices for such expenses. The Reimbursement Agreement has a term of one year, subject to earlier termination upon 30 days’ written notice by either party.

On August 10, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with UtiliPoint International, Inc. (“UtiliPoint”), a New Mexico corporation, and UtiliPoint Acquisition Corp., a New Mexico corporation and wholly-owned subsidiary of the Company (the “Acquisition Sub”).  Pursuant to the Merger Agreement, at the closing of the Merger Agreement, Acquisition Sub will merge with and into UtiliPoint and UtiliPoint will become the Company’s wholly-owned subsidiary.

The Merger Agreement contemplates that at the closing, the Company will issue an aggregate of 1,348,516 shares of common stock to the UitliPoint stockholders and options to purchase 172,597 shares of common stock of the Company pursuant to the Company’s 2009 Incentive Stock Plan. Knox Lawrence International, LLC., KLI IP Holdings, Inc. and UTP International LLC, shareholders of UtiliPoint will be issued an aggregate of 889,444 of shares of our common stock and options to purchase 27,168 shares of our common stock at the closing of the Merger. Nana Baffour, our CEO and Johnson Kachidza, our President are the principal shareholders of Knox Lawrence International LLC., KLI IP Holdings, Inc. and UTP International LLC.

The closing of the transaction is subject to the fulfillment of certain conditions, including, (i) the delivery of all documents required to be delivered pursuant to the Merger Agreement, (ii) all terms, covenants and conditions of the merger are complied with or performed; (iii) the Certificate of Merger is executed by the Company and UtiliPoint; and (iv) there shall be no  material adverse change affecting the business of either the Company or UtiliPoint.

As required by SFAS 165, “Subsequent Events”, the Company has evaluated subsequent events through August 14, 2009, which is the date its June 30, 2009 Condensed Financial Statements were issued.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Utilipoint International, Inc.

We have audited the accompanying consolidated balance sheets of Utilipoint International, Inc. and subsidiary (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Utilipoint International, Inc. and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ REDW LLC

Albuquerque, New Mexico
August 17, 2009

UTILIPOINT INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
Assets
Current Assets
Cash and cash equivalents	$144,546	$-
Accounts receivable, net of allowance for doubtful accounts of $139,305
and $234,183 at 2008 and 2007, respectively	552,517	711,292
Prepaid expenses and other current assets	42,593	118,111
Total Current Assets	739,656	829,403

Property and Equipment, net	34,266	26,040
Other Assets	2,953	3,453
Total Assets	$776,875	$858,896

Liabilities and Stockholders' Deficit
Liabilities
Current Liabilities
Accounts payable and accrued expenses	$525,461	$272,803
Bank overdrafts	-	113,937
Line of credit	216,590	50,000
Deferred revenue	154,011	336,627
Current portion of long-term debt	60,792	6,925
Capital lease obligations - current portion	16,242	11,844
Preferred Stock dividends payable - stated	68,250	-
Preferred Stock dividends payable - accretion of accelerated
dividends and $812,382 balloon dividend	395,585	116,232
Management fees payable	50,000	-
Deferred tax liability	1,057	42,440
Common stock put options	269,000	269,000
Other current liabilities	4,242	1,985
Total Current Liabilities	1,761,230	1,221,793

Long-term debt, less current portion	514,606	509,177
Capital lease obligations, less current portion	16,409	12,492
Total non-current Liabilities	531,015	521,669
Total Liabilities	2,292,245	1,743,462

Stockholders' Deficit
Series A Preferred stock with voting rights,
cumulative and convertible, $0.00 par value,
25,000 shares authorized; issued and outstanding:
21,523 shares at December 31, 2008 and 2007	-	-
Series B Preferred stock, no voting rights, $0.00 par value,
25,000 shares authorized; -0- shares issued	-	-
Common stock, $0.00 par value, 150,000 shares authorized;
21,762 and 21,696 shares issued and outstanding
at December 31, 2008 and 2007, respectively	-	-
Capital in excess of par value, net of $231,968 of stock issuance costs
and accretion of accelerated dividends and balloon dividend	543,189	871,542
Treasury stock at cost (25,299 and 23,615 common shares held
at 2008 and 2007, respectively)	(974,015)	(974,015)
Common stock put options	(269,000)	(269,000)
Accumulated other comprehensive income (loss)	(2,762)	-
Accumulated deficit	(812,782)	(513,093)
Total Stockholders' Deficit	(1,515,370)	(884,566)
Total Liabilities and Stockholders' Deficit	$776,875	$858,896

 See accompanying notes to consolidated financial statements

UTILIPOINT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007
Net Revenues	$3,660,941	$3,910,392
Cost of Services	2,037,046	2,149,136
Gross Margin	1,623,895	1,761,256

Operating Expenses
Selling, general and administrative	1,777,613	1,548,028
Depreciation and amortization	17,845	10,871
Management fees	100,000	25,000
Total operating expenses	1,895,458	1,583,899
Operating income (loss)	(271,563)	177,357

Other Income (Expense)
Interest income	1	1,974
Interest expense	(63,942)	(66,381)
Other income	-	850
Total other income (expense)	(63,941)	(63,557)
Income (loss) before income taxes	(335,504)	113,800

Provision (benefit) for income taxes	(35,815)	45,737
Net income (loss)	(299,689)	68,063

Preferred stock dividends and dividend accretion
Preferred stock stated dividends	(136,500)	(34,125)
Preferred stock dividend accretion	(279,353)	(116,232)
Net loss applicable to common stockholders	$(715,542)	$(82,294)

Net loss per share applicable to common
stockholders - basic and diluted	$(33.63)	$(2.47)

Weighted average common shares
outstanding - basic and diluted	21,275	33,345

 See accompanying notes to consolidated financial statements

UTILIPOINT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE INCOME (LOSS)

	Shares of Common Stock, $0.00 par value	Shares of Common Stock in Treasury	Shares of Series A Preferred Stock, $0.00 par value	APIC Common Stock	APIC Treasury Stock	APIC Series A Preferred Stock	Put Options	Other Compre-hensive Loss	Accumulated Deficit	Total Stockholders' Deficit	Comprehensive Income (Loss)

Balance at December 31, 2006	44,048	(1,390)	-	$147,120	$(4,639)	$-	$-	$-	$(581,156)	$(438,675)

Net income (loss)	-	-	-	-	-	-	-	-	68,063	68,063	$68,063
Issuance of shares upon reorganization	-	-	21,523	-	-	1,050,000	-	-	-	1,050,000	-
Purchase of shares upon reorganization	-	(21,523)	-	-	(967,031)	-	-	-	-	(967,031)	-
Stock compensation upon reorganization	1,263	-	-	56,747	-	-	-	-	-	56,747	-
Issuance of 5,988 common stock put options upon reorganization	-	-	-	-	-	-	(269,000)	-	-	(269,000)	-
Stock issuance costs	-	-	-	(67,962)	-	(164,006)	-	-	-	(231,968)	-
Purchase of shares	-	(702)	-	-	(2,345)	-	-	-	-	(2,345)	-
Stated dividends on preferred stock	-	-	-	-	-	(34,125)	-	-	-	(34,125)	-
Accretion of accelerated and balloon dividends on preferred stock	-	-	-	-	-	(116,232)	-	-	-	(116,232)	-
Balance at December 31, 2007	45,311	(23,615)	21,523	135,905	(974,015)	735,637	(269,000)	-	(513,093)	(884,566)	$68,063

Net income (loss)	-	-	-	-	-	-	-	-	(299,689)	(299,689)	$(299,689)
Issuance of shares	1,250	-	-	62,500	-	-	-	-	-	62,500	-
Issuance of shares for professional services	500	-	-	25,000	-	-	-	-	-	25,000	-
Purchase of shares	-	(1,684)	-	-	-	-	-	-	-	-	-
Stated dividends on preferred stock	-	-	-	-	-	(136,500)	-	-	-	(136,500)	-
Accretion of accelerated and balloon dividends on preferred stock	-	-	-	-	-	(279,353)	-	-	-	(279,353)	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	(2,762)	-	(2,762)	(2,762)
Balance at December 31, 2008	47,061	(25,299)	21,523	$223,405	$(974,015)	$319,784	$(269,000)	$(2,762)	$(812,782)	$(1,515,370)	$(302,450)

 See accompanying notes to consolidated financial statements

UTILIPOINT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$(299,689)	$68,063
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	17,845	10,871
Provision for uncollectible accounts	3,425	99,303
Stock based compensation	-	56,747
Issuance of stock for professional services	25,000	-
Deferred taxes	(41,383)	42,440
Changes in operating assets and liabilities:
Accounts receivable	155,350	(147,787)
Prepaid expenses and other current assets	75,519	(105,512)
Accounts payable and accrued expenses	252,659	72,304
Deferred revenue	(182,616)	(57,017)
Management fees payable	50,000	-
Other	6,813	1,853
Total adjustments	362,612	(26,798)
Net cash provided (used) by operating activities	62,923	41,265

INVESTING ACTIVITIES
Additions to property and equipment	(3,168)	-

FINANCING ACTIVITIES
Net borrowings (payments) on line of credit	163,738	25,000
Change in bank overdrafts	(113,937)	113,937
Principal payments on capital lease obligations	(14,480)	(8,497)
Principal payments on notes payable	(129,408)	(3,810)
Proceeds from notes payable	187,500	-
Proceeds from issuance of preferred stock, net of stock issuance costs	-	885,994
Proceeds from issuance of common stock	62,500	-
Stock issuance costs for common stock transactions upon reorganization	-	(67,962)
Purchase of treasury stock	-	(969,376)
Distribution/dividend to preferred stockholders	(68,250)	(34,125)
Net cash provided (used) by financing activities	87,663	(58,839)

Net increase (decrease) in cash and cash equivalents	147,418	(17,574)
Effect of exchange rate changes on cash and cash equivalents	(2,872)	-
Cash and cash equivalents beginning of year	-	17,574
Cash and cash equivalents end of year	$144,546	$-

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$55,886	$66,381
Taxes	$4,144	$1,312

Supplemental disclosure of non-cash financing and investing activities:
Property and equipment acquired under capital leases	$22,794	$23,469

 See accompanying notes to consolidated financial statements

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Utilipoint International, Inc., together with its subsidiary (“Utilipoint” or the “Company”), is a utility and energy consulting, and issues analysis firm. The Company offers public issues and regulatory management, advanced metering infrastructure and meter data management, rates and demand response, utility energy and technology, trading and risk management, and energy investment services. It provides its services to energy companies, utilities, investors, regulators, and industry service providers primarily in North America and Europe.

The Company was founded as Reddy Corporation International in 1933 and in 1998 was acquired by Scientech LLC.  The name was changed to Utilipoint International, Inc. in 2002 in conjunction with a management buyout.  In July 2007, the Company reorganized and received equity funding from Knox Lawrence International, LLC (“KLI”) and UTP International, LLC (“UTPI”), a KLI company, which together now hold a controlling interest in Utilipoint. The Company is based in Albuquerque, New Mexico and is incorporated under the laws of the State of New Mexico.  Utilipoint established a wholly owned subsidiary, Utilipoint, s.r.o., in the Czech Republic on October 3, 2008.

2. LIQUIDITY

The Company has incurred cumulative losses through December 31, 2008 totaling $812,782 and subsequent unaudited interim financial statements reflect continuing losses. Also, the Company ended 2008 with negative working capital of $1,021,574. The Company has funded its operations since inception through the use of cash obtained principally from stockholders and third party financings. The Company is in the process of improving operational results and raising external financing to provide working capital which will enable it to operate profitably and to solve its liquidity constraints on a go-forward basis in a sustainable manner.  Management actions and plans for improving operational results and liquidity include the following:

Merger Agreement – On August 10, 2009, the Company entered into a merger agreement (refer to Note 13, Subsequent Events – Merger Agreement).  The merger, when completed, will have the effect of increasing Utilipoint shareholders’ equity significantly above where it is currently as well as provide access to capital from Midas Medici Group Holdings, Inc.

Increased Staff Utilization – The Company has begun implementing definitive plans to increase staff utilization which management believes will improve margins.

Increased Business Development and Executive Leadership Resources – In July 2009, with the Capital Contribution Agreement with The Intelligent Project, LLC (refer to Note 13, Subsequent Events – Capital Contribution Agreement with The Intelligent Project, LLC), two veteran executives joined the Company.  The addition of these individuals significantly increased the Company’s resources in business development and executive leadership.  With the pending merger (refer to Note 13, Subsequent Events – Merger Agreement), two additional executives of the acquiring entity are expected to contribute to the business development efforts of the Company via their extensive relationships and contacts in the energy industry.  Management believes this addition of executive talent will significantly increase the Company’s revenues and profits while optimizing how it manages its operations.

Continued Support from a Significant Shareholder – The Company has historically received financial support from KLI for working capital. Over the eighteen months ended June 30, 2009 KLI provided financial support in the form of a $62,500 note payable and $62,500 stock purchase, deferred $100,000 in management fees (see also Note 11), and deferred $136,500 in dividends which it paid on behalf of the Company to UTPI.  KLI is committed to continue to provide support when needed on a going – forward basis.

Deferring of Insider Obligations – The Company has on its books, as of June 30, 2009, current debt obligations due to insiders of approximately $500,000.  The Company believes that its insiders are going to continue deferring their obligations until the Company generates internal cash flows or procures outside financing.

Management believes it will be successful in completing the foregoing actions which will enable the Company to run its business in a sustainable manner through December 31, 2009 and beyond and will result in increased revenues, profits and cash flow.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  All material intercompany accounts and transactions have been eliminated.

Fair Value of Financial Instruments - The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, bank overdrafts, other current liabilities, line of credit and debt, approximate their fair values due to their short maturities and variable interest rate on the line of credit and fixed rates which approximate market on significant notes payable.  Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of capital lease obligations approximates fair value.  The fair value of put options is discussed in Note 8.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition - Utilipoint’s primary revenue streams and the basis on which revenue is recognized for each are as follows:

Fixed-Price Contracts
Fixed price contracts are projects where services are provided at an agreed to price for defined deliverables.  On occasion, clients with fixed price contracts will require an accounting of all hours worked on a project at an agreed to hourly rate to accompany an invoice.

Utilipoint recognizes revenue when a deliverable is provided except in the case where the client requires time reporting to accompany invoices.  In that case, Utilipoint recognizes revenue up to the amount the time records support, because clients requiring time reporting with hourly rates on fixed price contracts typically can only ask for refunds on fixed price projects up to the amount determined as if the contract had been time and materials. With acceptance of the final deliverable, all revenue is recognized.

Bundled Service Agreements (“BSAs”)
BSAs are packages of services that clients subscribe to, typically on an annual contract basis.  The services typically include a combination of the following:
• Access to subject matter experts as needed, by telephone
• Discounted fees for Utilipoint events
• Advertising space on the IssueAlert® e-publication
• One to three reports and/or whitepapers on industry topics
• Briefings on industry trends and research findings

BSAs also include annual memberships in the Advanced Metering Infrastructure and Meter Data Management (“AMI MDM”) forum and corporate contracts. The AMI MDM forum is designed for electric, water, and/or gas utilities, regulators, utility governing boards, independent system operators and consumer advocacy groups to come together and discuss meter data management successes, problems, issues, interfaces and best practices. Corporate contracts are characterized by an annual contract for a pre-defined amount of market research hours.  Clients of this service receive access to Utilipoint’s directory and InfoGrid products. The primary service is the block of hours purchased.

Utilipoint believes that the substance of BSAs, as pointed out in a recent survey of its clients, indicates that the purchaser pays for a service that is delivered over time.  As a result, revenue recognition occurs over the subscription period, or in the case of corporate contracts as the hours are utilized, reflecting the pattern of provision of service.

Time and Materials Contracts (“T&M”)
T&M are services billed at a set hourly rate.  Project related expenses are passed through at cost to clients.  Normally invoices occur on monthly basis. Utilipoint recognizes revenue as billed unless the project has a major deliverable(s) associated with it, in which case the revenue is deferred until the major deliverable(s) is provided.

Events and Sponsorships
Utilipoint hosts events such as conferences.  These events include revenues from sponsorships and registration fees which are recognized in the month of the event.  Revenues from sponsors of the AMI MDM forum are recognized over the annual subscription period, reflecting the pattern of provision of service.

Property and Equipment - Property and equipment is carried at cost, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the useful lives that typically range from three to ten years.  Equipment under capital leases is amortized over the lease term which is typically three years and is removed from the Company’s accounting records upon lease termination.

Foreign Currency Translation and Transactions - The U.S. dollar is the reporting currency for all periods presented. The financial information for the entity outside the United States is measured using the local currency as the functional currency. Assets and liabilities for the Company’s foreign entity are translated into U.S. dollars at the exchange rate in effect on the respective balance sheet dates, and revenues and expenses are translated into U.S. dollars based on the average rate of exchange for the corresponding period. Exchange rate differences resulting from translation adjustments are accounted for as a component of accumulated other comprehensive income. Gains and (losses) from foreign currency transactions are reflected in the consolidated statements of operations under the line item selling, general and administrative expense, and were ($7,658) and$9,809, in 2008 and 2007, respectively. Such foreign currency transactions include primarily billings denominated in foreign currencies by the Company’s U.S. entity, which are reported based on the applicable exchange rate in effect on the balance sheet date. The related deferred revenue from such billings is reported in U.S. dollars at the exchange rate in effect at the billing dates when the revenue was deferred.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comprehensive Income (Loss) - Comprehensive income (loss) consists of net loss or gains on foreign currency translations and net income or loss from operations and is presented in the consolidated statements of stockholders’ deficit. This includes charges and credits to equity that are not the result of transactions with stockholders. Included in other comprehensive income (loss) are the cumulative translation adjustments related to the net assets of the operations of the Company’s foreign subsidiary. These adjustments are accumulated within the consolidated statements of stockholders’ deficit under the caption “Other Comprehensive Loss.” Other comprehensive loss for the year ended December 31, 2008 was $2,762. The Company’s foreign subsidiary was established in 2008 and accordingly there is no comprehensive income or loss for 2007.

Stock-Based Compensation - Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method. Under the transition method, compensation expense that the Company recognizes includes expense associated with the fair value of share based awards granted.

Allowance for Doubtful Accounts - Reserves for bad debt are based on evaluation of customers’ ability to meet their financial obligations to the Company.  When evaluation indicates that the ability to pay is impaired, a specific allowance against amounts due is recorded thereby reducing the net recognized receivable to the amount the Company reasonably believes will be collected.  When management determines that receivables are not collectible, the gross receivable is written off against the reserve for bad debt.

Income Taxes - The current or deferred tax consequences of all events that have been recognized in the financial statements are measured based on provisions of enacted tax law to determine the amount of taxes payable or refundable in future periods. Effective with the July 2007 reorganization, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities, and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates for the years in which those temporary differences are expected to be recovered or settled.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized into income during the period that includes the enactment date.  A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion of, such deferred tax assets will not be realized.  The Company accounts for uncertain tax positions in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, (“FIN 48”).  FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company does not believe it has any material unrecognized income tax positions.

Prior to reorganization in July 2007, Utilipoint was an S corporation.  Under this election, the Company’s taxable income flowed through to the stockholders and was not the responsibility of the Company.  Upon reorganization, Utilipoint became a C corporation and is responsible for its own income taxes.

The Company is a cash basis taxpayer.

Cost of Services - Cost of services represents direct job costs plus direct labor and related benefits and payroll taxes. The Company allocates employee labor between direct and indirect based upon a factor of billable employee payroll dollars multiplied by an estimated labor utilization rate of 80%. As such, payroll dollars are categorized as cost of services and selling, general and administrative expense.

Segment Reporting - Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable segment for financial reporting purposes, which represents the Company's core business as a utility and energy consulting, and issues analysis firm. The Company does not report revenue by product or service or groups of products or services because it is impracticable to do so.

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Significant estimates include: allowances for doubtful accounts, fair value of common stock put options, certain revenue recognition methodologies related to contract deliverables, valuation allowances for deferred tax assets, rates at which deferred tax assets and liabilities are expected to be recorded or settled, accruals for paid time off and the estimated labor utilization rate used to determine cost of services.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently Issued Accounting Standards – In September 2006, the FASB issued Statement of Financial Account Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. The Company adopted SFAS 157 during the first quarter of 2008, and the implementation did not have a material impact on the Company’s financial condition, results of operations, or cash flows. The Company has deferred the adoption of SFAS 157 until fiscal year beginning January 1, 2009 with respect to non-financial assets and liabilities in accordance with the provisions of FASB Staff Position (“FSP”) No. 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”) effective February 2008. Such non-financial assets and liabilities include goodwill and intangible assets with indefinite lives.  The adoption of FSP FAS 157-2 is not expected to have a material impact on the Company's consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Account Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115 (“SFAS 159”).  SFAS 159 permits entities to measure eligible assets and liabilities at fair value as of specified dates.  Subsequent unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company adopted SFAS 159 on January 1, 2008 and did not elect to apply the fair value method to any eligible assets or liabilities at that time.

 In December 2007, FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R moves closer to a fair value model by requiring the acquirer, in a business combination, to measure all assets acquired and all liabilities assumed at their respective fair values at the date of acquisition, including the measurement of non-controlling interests at fair value. SFAS 141R also establishes principles and requirements as to how the acquirer recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In addition, SFAS 141R significantly changes the accounting for business combinations in a number of areas, including the treatment of contingent consideration, pre-acquisition contingencies, in-process research and development, restructuring costs, and requires the expensing of acquisition-related costs as incurred. The effective date of SFAS 141R is for fiscal years beginning after December 15, 2008. For transactions consummated after the effective date of SFAS 141R, prospective application of the new standard is applied. For business combinations consummated prior to the effective date of SFAS 141R, the guidance in SFAS 141 is applied. The adoption of this new standard is not expected to have a material impact on the Company's consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. The adoption of this new standard did not have a material impact on the Company's consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Account Standards No. 161, Disclosure about Derivative Instruments and hedging Activities—An Amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 expands and amends the disclosure requirement for derivative instruments and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is in the process of determining what effect, if any, the application of the provisions of SFAS 161 will have on its consolidated financial statements.

In June 2008, the FASB issued FSB EITF 03-6-1, Determining whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“EITF 03-6-1”), to clarify that all outstanding unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities. An entity must include participating securities in its calculation of basic and diluted earnings per share pursuant to the two-class method as described in SFAS No. 128, Earnings Per Share. EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008. The Company is in the process of determining what effect, if any, the application of EITF 03-6-1 will have on its consolidated financial statements.

In May 2009, the FASB issued Statement of Financial Account Standards No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  SFAS 165 is effective for financial statements issued for fiscal years and interim periods beginning after June 15, 2009. The adoption of SFAS 165 is not expected to have a material impact on the Company's consolidated financial statements.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. BALANCE SHEET ITEMS

Cash and Cash Equivalents
Cash and cash equivalents consists primarily of cash in banks.

Prepaid Expenses and Other Current Assets
At December 31, prepaid expenses and other current assets were as follows:

	2008	2007
Prepaid management fees	$-	$25,000
Due from stockholder for shares issued	-	56,747
Foreign income tax refunds due	15,652	14,583
Receivable from former employee	20,000	-
Other	6,941	21,781
	$42,593	$118,111

Property and Equipment
At December 31, property and equipment consists of the following:

	Estimated Useful Life	2008	2007
Office equipment	3 years	$7,758	$5,347
Furniture and fixtures	10 years	6,257	5,500
Equipment under capital leases	3 years	52,439	36,315
		66,454	47,162
Accumulated depreciation		(9,839)	(7,313)
Accumulated amortization of equipment under capital leases		(22,349)	(13,809)
		$34,266	$26,040

Property and equipment are stated at cost.  Depreciation and amortization is provided on the straight-line method over the estimated useful lives of the assets.  Depreciation expense was $2,635 and $1,232 for fiscal years 2008 and 2007, respectively.  Amortization expense was $15,210 and $9,639 for fiscal years 2008 and 2007, respectively.

Other Assets
Other assets consist of deposits on leased office space.

Accounts Payable and Accrued Expenses
At December 31, accounts payable and accrued expenses consists of the following:

	2008	2007
Accounts payable	$336,906	$172,446
Accrued payroll and vacation	163,207	100,357
Other	25,348	-
	$525,461	$272,803

Deferred Revenue
Deferred revenue consists primarily of amounts received from or billed to clients in conjunction with BSAs, T&M and fixed price contracts for which revenue is recognized over time or upon completion of contract deliverables.

Other Current Liabilities
Other current liabilities consist of sales taxes payable and minimum state taxes due regardless of income.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. DEBT

Debt, including interest rates and maturities is summarized as follows at December 31:

Interest Rates	Maturity	2008	2007
Long-term debt – notes payable:
12.00%	01/01/2010	$447,106	$447,106
10.00%	12/31/2013	62,500	-
4.00%	05/04/2010	5,000	5,000
4.00%	09/23/2009	16,000	16,000
4.00%	06/02/2009	9,722	8,518
Variable, 4.68% and 8.15% at
December 31, 2008 and 2007, respectively	08/02/2009	35,070	39,478
Total long-term debt, including current maturities		575,398	516,102
Current maturities of long-term debt		(60,792)	(6,925)
Total long-term debt		514,606	509,177

Short-term debt:
Line of credit		216,590	50,000
Current maturities of long-term debt		60,792	6,925
Total short-term debt		277,382	56,925
Total debt		$791,988	$566,102

All notes payable are due to either current or former shareholders of the Company.  Interest rates are fixed unless otherwise noted.  Variable interest rates are per the credit union from which the current management shareholder obtained a home equity loan from which the funds were then loaned to the Company.

Notes payable to current and former shareholders are unsecured and subordinated to obligations under the Company’s line of credit with the Bank of Albuquerque.  Notes payable to current and former management shareholders are further subordinated to the $62,500 note to KLI due December 31, 2013.

Utilipoint had a revolving line of credit, used for working capital needs, with the Bank of Albuquerque from 2005 through mid-2008 at which point the line expired.  The Company had not been in compliance with debt covenant financial ratios on debt coverage, funded debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and tangible net worth for years 2007 and 2008.  The weighted average interest rate on the line of credit was 5.63% and 8.83% for 2008 and 2007, respectively. The balance at December 31, 2008 was partially paid down on January 22, 2009 and converted into a short-term note in the amount of $165,000 due June 30, 2009 with an interest rate of 9.25%.  Six monthly consecutive principal payments of $16,500 plus interest on unpaid principal are due commencing January 15, 2009 with a final payment of $66,000 plus interest due June 30, 2009.   The Company paid the first five installments and subsequently renegotiated the remaining balance of principal and interest totaling $82,264 into a new 9.25% note with the Bank of Albuquerque on June 30, 2009. The 9.25% note matures on December 31, 2009 and will be repaid in 5 principal payments of $9,000 each and one final principal and interest payment of $37,561. The 9.25% note is an extension / renewal / modification of the credit facility and as such is secured by Utilipoint’s accounts receivable, fixed assets and a right of offset against cash accounts held with the bank.

Interest expense on notes payable and the line of credit was $61,265 and $64,433 for fiscal years 2008 and 2007, respectively.

The Company's contractual payments of long-term borrowings at December 31, 2008 are as follows:

Year	Amount
2009	$60,792
2010	452,106
2011	-
2012	-
2013	62,500
Total	$575,398

6.   INCOME TAXES

Since reorganization on July 23, 2007, the Company is a C-corporation, cash basis taxpayer. Previously, the Company was an S-corporation whereby its tax burden flowed through to its shareholders. The Company files state tax returns in New Mexico where it is domiciled, and other states where it has nexus.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As a result of operating losses incurred for tax purposes in 2007 (after July 23, 2007) and 2008, the Company has no current liability for federal or state income taxes in those years (other than minimum state taxes due regardless of income).

A reconciliation of income tax expense using the statutory federal and state income tax rates is as follows for the years ended December 31:

	2008	2007
Federal tax at statutory rates	$(114,071)	$38,692
State tax at statutory rates	(20,130)	6,828
Increase (decrease) in tax due to:
S-corporation income taxable to shareholders	-	(74,158)
Nondeductible expenses	6,988	8,869
Change in deferred tax asset valuation allowance	35,531	63,113
Effect of difference between statutory rates and
graduated rates used to calculate deferred taxes	50,533	414
Other	5,334	1,979
Income tax expense (benefit)	$(35,815)	$45,737

Deferred income taxes reflect the tax consequences in future years for differences between the tax basis of assets and liabilities and their basis for financial reporting purposes.  Temporary differences giving rise to the deferred tax assets and liabilities relate in part to accrual-to-cash adjustments, as the Company follows the accrual basis of accounting for financial reporting but the cash basis for tax purposes.  Deferred tax assets arise from net operating losses, and from temporary differences in depreciation and amortization and from equipment leases capitalized on the financial statements but treated as operating leases for tax purposes.  A deferred tax liability arises from the net income of a wholly owned foreign corporation (Utilipoint s.r.o.), which becomes taxable in the United States upon repatriation of the funds.  Deferred tax assets and liabilities were calculated using the graduated rates anticipated in the years tax assets and liabilities are anticipated to reverse.  The reversal of timing differences requires significant estimation; accordingly, deferred tax assets and liabilities may reverse at tax rates significantly different than anticipated.

As a result of net losses incurred and because the likelihood of being able to utilize these losses is not presently determinable, the Company has recorded a valuation allowance to fully reserve its deferred tax asset.  If in the future the Company were to determine that it would be able to realize its deferred tax assets in excess of its net recorded amount, an adjustment would increase income in such period or, if such determination were made in connection with an acquisition, an adjustment would be made in conjunction with the allocation of the purchase price.

At December 31, 2008 and 2007 the significant components of the Company’s deferred tax assets and liabilities were:

	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$12,012	$4,632
Accrual to cash adjustments	53,980	-
Depreciation and amortization adjustments	29,360	48,938
Leases not capitalized for tax purposes	3,292	9,543
Total deferred tax assets	98,644	63,113
Valuation allowance	(98,644)	(63,113)
Total deferred tax assets net of valuation allowance	$-	$-

Deferred tax liabilities:
Accrual to cash adjustments	$-	$(42,440)
Wholly owned foreign corporation	(1,057)	-
Total deferred tax liability	$(1,057)	$(42,440)

Deferred tax expense (benefit)	$(41,383)	$42,440

In addition to the deferred tax expense (benefit), provision (benefit) for income taxes on the accompanying consolidated statements of operations includes $5,568 and $3,297 in 2008 and 2007, respectively, of minimum state taxes due regardless of income.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Availability to Offset Future Taxes
Deferred tax assets arising from net operating losses and accrual to cash adjustments are available to offset future taxes beginning with the first year following their creation.  Deferred tax assets arising from depreciation and amortization differences and leases not capitalized become available in future years according to their respective amortization schedules.

Net Operating Loss Carryforwards
The Company has net operating loss carryforwards totaling $45,582 that may be used to offset against future taxable income, subject to change in ownership limitations.  If not used, the carryforwards will expire as follows:

2027	$11,813
2028	33,769
$45,582

Tax Examinations
Since July 2007 when the Company became a C-corporation, there have been no examinations conducted by the Internal Revenue Service and accordingly the C-corporation returns for years 2007 and 2008 remain open for examination.  The S-corporation returns for 2006 and 2007 are also open for examination.

7.  401(K) PLAN

The Company maintains a defined contribution retirement plan under Internal Revenue Code Section 401(k).  Substantially all regular full time employees are eligible to participate in the plan.  The Company matches each eligible employee’s salary reduction contribution up to a limit of 3%.

The matching contributions by the Company included in selling, general and administrative expenses were $27,560 and $40,128 for fiscal years 2008 and 2007, respectively.

8.   STOCKHOLDERS’ DEFICIT

Stock Purchase and Reorganization - In July 2007, the Company entered into a reorganization and stock purchase agreement with KLI and UTPI.  The terms of the agreement are as follows:
•	UTPI purchased 21,523 shares of Class A convertible, voting Preferred Stock from the Company for $1,050,000.
•	The Company repurchased 21,523 shares of Common stock owned by current and former management shareholders for $967,031.
•	KLI issued notes payable totaling $378,357 to the same current and former management shareholders for the purchase of 8,421 shares of Common Stock.

Closing and other costs of $234,868 were incurred in connection with the stock purchase and reorganization.  Of these costs, $2,900 is reflected in selling, general and administrative expense in 2007. The balance of $231,968 is classified as stock issuance costs and reflected as a reduction of additional paid-in capital.

Stock Issued and Outstanding - Utilipoint is authorized to issue 200,000 shares of no par stock of which 150,000 shall be Common Stock, 25,000 shall be Series A Convertible, Voting Preferred Stock and 25,000 shall be Series B Non-Voting Preferred Stock.  Series A Preferred Stock holders are entitled to cast the number of votes that such holder would be entitled to cast if such holder had converted its shares to Common Stock.  Series A Preferred Stock is convertible to Common Stock using a rate formula outlined below under Preferred Stock Conversion Rights.

Shares issued and outstanding at December 31 were:

	2008	2007
Common Stock issued	47,061	45,311
Treasury shares held	(25,299)	(23,615)
Common Stock issued and outstanding	21,762	21,696
Series A Preferred Stock	21,523	21,523
Series B Preferred Stock	-	-

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Liquidation Preferences - If, upon a Liquidation Event, the holders of the Series A Preferred Stock have not then received distributions equal to the Quarterly Dividends, Monthly Dividends and Balloon Dividend, the holders of all Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made to the holders of Series B Preferred Stock or Common Stock, an aggregate amount in cash equal to the Series A Liquidation Value of all Series A Preferred Stock on a pro-rata basis determined by the number of Series A Preferred Stock held by a holder divided by the total number of shares of Series A Preferred Stock then outstanding. If, upon a Liquidation Event, the holders of Series A Preferred Stock have not then received distributions equal to the Quarterly Dividends, Monthly Dividends and Balloon Dividend, then, after payment of the Series A Liquidation Value, the holders of Series B Preferred Stock shall be entitled to be paid, before any distribution is made to the holders of Common Stock, an aggregate amount in cash equal to the Series B Liquidation Value of all Series B Preferred Stock on a pro-rata basis determined by the number of Series B Preferred Stock held by a holder divided by the total number of shares of Series B Preferred Stock then outstanding. Thereafter, and in the event that the Quarterly Dividends, Monthly Dividends and Balloon Dividend have been paid prior to the Liquidation Event, the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to participate in the distribution of any assets of the Company as though all outstanding shares of Series A Preferred Stock were then converted into shares of Common Stock, and as though each share of Series B Preferred Stock was equal to one share of Common Stock.

Preferred Stock Conversion Rights - The holder of shares of Series A Preferred Stock (the “Stock”) has the option, at any time, to convert any or all such shares of the Stock into fully paid and non-assessable whole shares of Common Stock as is obtained by multiplying the number of shares of the Stock so to be converted by the quotient, the numerator of which is the original purchase price for such share of the Stock and the denominator of which is the Stock conversion price for such share of Stock as last adjusted and in effect at the date any share or shares of the Stock are surrendered for conversion.

The Company will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Preferred Stock.

Preferred Stock Dividends - Utilipoint is required to pay preferential cumulative dividends in cash to the holders of the Series A Preferred Stock as follows:

•
An annual dividend equal to 13% of the original purchase price, payable quarterly on October 31st, January 31st, April 30th and July 31st of each year commencing on October 31, 2007 (the “Quarterly Dividends”). This equates to $34,125 per quarter.

•
Commencing on January 31, 2010, and continuing on the last day of each month thereafter until July 23, 2010, a dividend equal to the monthly payment that would be payable on the Original Purchase Price based on a 24-month amortization schedule using a 13% annual interest rate (the “Monthly Dividends”).  This equates to $49,919 per month.

•
Upon the first to occur of the following: (i) a liquidation of the Company; (ii) a change in control of the Board of Directors of the Company; or (iii) the failure to convert the Series A Preferred Stock to Common Stock by July 23, 2010, a dividend equal to the Original Purchase Price less any portion of the Monthly Dividends that would be allocable to principal if the Monthly Dividends were treated as loan payments (the “Balloon Dividend”).  This equates to an $812,382 Balloon Dividend.

Series A Preferred Stock dividends shall be cumulative so that, if the Company is unable to pay, or if the Board of Directors fails to declare Series A Preferred Stock dividend for any period, such Series A Preferred Stock dividends nevertheless shall accrue and be payable in subsequent periods.  Any payment of Series A Preferred Stock dividends by the Company in any period shall first be applied to any accrued but unpaid Series A Preferred Stock dividends for prior periods, in chronological order, and then to dividends due for that period.  The Company shall not pay any of the Series A Preferred Stock dividends if, in the opinion of the Board of Directors, the Company will not be able to meet its debt obligations or growth initiatives.

Stated Series A Preferred Stock dividends of $136,500 and $34,125 were declared in 2008 and 2007, respectively.  The Company is in a negative retained earnings position and therefore the dividends were recorded as a reduction in the APIC Series A Preferred Stock. Of the 2008 dividends, $68,250 was declared but not paid.  The 2007 declared dividend was paid.

The discount resulting from the increasing rate feature of the Series A Preferred Stock dividend represents an unstated dividend cost that is being amortized over the three year period preceding payment of the Balloon Dividend using the effective interest method, by charging the imputed dividend cost against APIC Series A Preferred Stock.  The total stated dividends, whether or not declared, and unstated dividend cost combined represents a period’s total preferred stock dividend, which is deducted from net income (loss) to arrive at net loss available to common shareholders.

Common Stock Dividends - The Company may make distributions on the Common Stock, provided that no distributions shall be declared or paid with respect to the Common Stock without there being contemporaneously declared and paid a dividend on the Series A Preferred Stock (with the same record and payment date), so that each holder of a share of Series A Preferred Stock shall receive a dividend equal to the distribution paid per share of Common Stock, determined by the number of shares of Common Stock that such holder would be entitled to receive if such Series A Preferred Stock was then converted into Common Stock, and without there being contemporaneously declared and paid a dividend on the Series B Preferred Stock (with the same record and payment date).

There have been no common stock dividends declared as of December 31, 2008.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common Stock Put Options - In conjunction with the July 2007 stock purchase and reorganization, the Company issued a total of 5,988 Common Stock put options to two management stockholders.  These agreements give the management stockholders the right and the option, but not obligation, to sell all of their common shares to Utilipoint through December 31, 2009.  The agreements define the purchase price of the put based on original purchase price if calendar year 2007 EBITDA exceeds $520,000 or, if the management shareholder is still employed by Utilipoint at December 31, 2008, based on the lesser of the original purchase price or fair market value (“FMV”) as determined by an independent valuation expert.  If the shareholders exercise their options at different times, the FMV first determined will apply to both shareholders.

The Common Stock put options were not exercisable at December 31, 2007 based on 2007 EBITDA.  Both shareholders continued to be employed by Utilipoint at December 31, 2008.  Management estimates the FMV as of December 31, 2008 and 2007 to be the value of the most recent per share purchase price; which is higher than the original purchase price.  Due to the lack of quoted process and significant third-party transactions, this estimate is subject to change should better inputs become available.

SFAS 157 established a three level fair value hierarchy to classify the inputs used in measuring fair value as follows:

•	Level 1: Quoted prices for identical instruments in active markets.
•
Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3: Significant inputs to the valuation model are unobservable.

As of December 31, 2008 and 2007, the financial liability measured at fair value consisted of Common Stock put options. There are no quoted prices for identical or similar instruments in markets that are active or not active and there is no model-driven valuation for the Common Stock put options. The fair value is based on recent related party transactions which approximate the original purchase price and falls within the Level 3 hierarchy of Fair Value Measurements.

The Common Stock put options are reflected as a liability with a corresponding reduction to equity.  The amount recorded at December 31, 2008 and 2007 was $269,000.

Earnings (Loss)  per Common Share - Basic earnings per share has been computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding during each period. Shares issued during the period and shares reacquired during the period are weighted for the portion of the period that they were outstanding. Diluted earnings per share considers the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potentially dilutive securities for the Company include convertible preferred stock and written put options. The following table sets forth the computation of basic and diluted loss per share for years ended December 31:

	2008	2007
Net income (loss)	$(299,689)	$68,063
Less stated preferred dividends	(136,500)	(34,125)
Less preferred stock discount accretion	(279,353)	(116,232)
Net (loss) applicable to common stockholders	$(715,542)	$(82,294)
Shares used in net (loss) per share; basic and diluted	21,275	33,345

Net loss per share; basic and diluted	$(33.63)	$(2.47)

Shares of convertible preferred stock issued July 23, 2007 which are convertible into 21,523 shares of common stock and written put options issued July 23, 2007 for the purchase of 5,988 shares of common stock were not included in the computation of diluted net loss per share because the inclusion of such shares would have an anti-dilutive effect on the net loss applicable to common stockholders.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  COMMITMENTS AND CONTINGENCIES

Capital Leases - The Company is obligated under capital leases for computer equipment that expire on various dates through December 2011. The minimum payments for the capital leases in effect at December 31, 2008 are as follows:

Year Ending December 31,
2009	$18,767
2010	12,448
2011	5,412
36,627
Less amount representing interest	3,976
Present value of minimum lease payments	$32,651

Short term portion	$16,242
Long term portion	16,409
$32,651

Equipment recorded under capital leases was $52,439 and $36,315 as of December 31, 2008 and 2007, respectively.  Accumulated amortization of capital assets subject to capital leases amounted to $22,349 and $13,809 for fiscal years 2008 and 2007, respectively.  Interest on capital leases amounted to $2,677 and $1,947 for fiscal years 2008 and 2007, respectively.  Amortization on equipment under capital leases amounted to $15,210 and $9,639 for fiscal years 2008 and 2007, respectively.

Operating Leases – The Company leases buildings and equipment under various operating leases with lease terms ranging from one to three years.  The following is a schedule of the future minimum lease payments required under operating leases that have initial non-cancelable lease terms in excess of one year:

Fiscal year ending December 31,	Minimum Lease Commitments
2009	$62,057
2010	3,503
$65,560

Rent expense for office space was $78,164 and $152,463 for fiscal years 2008 and 2007, respectively.  The significant decrease in office space rent from year 2007 to 2008 is attributed primarily to the closing and lease buyout of the Syracuse, New York office.

Stockholder Agreements - Effective with the July 23, 2007 reorganization, Utilipoint entered into stockholder agreements with its minority stockholders, some of whom are key managers of the Company.  These agreements provide Utilipoint the first right to purchase each stockholder’s shares in the event of a bona fide offer from any persons to purchase shares from the stockholder.  The Company has the right to purchase such shares on the same terms and conditions set forth in any such purchase agreement within sixty days following the Company’s receipt of the notice to purchase.

The agreements contain restrictions on transfer of stock to third parties and clauses on the Company’s right to repurchase terminated shareholders shares for a price equal to the net book value of the shares at the time of termination of employment.

Employment Agreements - Utilipoint has employment agreements with two key management shareholders which grant right of first refusal to management shareholders under special circumstances which are delineated as follows:

If there is a proposed sale or liquidation of 100% of Utilipoint prior to the end of the Initial Term (July 23, 2009), then no less than thirty (30) days prior to the consummation of such sale or liquidation, Utilipoint shall give, or shall cause its shareholders to give, the management shareholders, jointly, a right of first refusal for the purchase of Utilipoint for the same consideration as such proposed sale or liquidation.  The management shareholders shall have the right to purchase 100% of Utilipoint in the percentages agreed among the management shareholders at the same price and on the same terms set forth in such notice.  The management shareholders shall provide Utilipoint with notice of their intent to exercise the right of first refusal within twenty five (25) days of receiving notice of such proposed sale or liquidation and shall consummate such purchase within thirty (30) days thereafter.

Litigation - Utilipoint, in the normal course of business, may be subject to claims and litigation.  Management is not aware of any outstanding claims or assessments against the Company that are estimable and likely.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.   CONCENTRATION RISKS

Credit Concentration - Utilipoint’s demand deposits are placed with major financial institutions.  Management believes the Company is not exposed to undue credit risk for any demand deposits that may, from time to time, exceed the federally insured limits.

Financing Concentration - Utilipoint’s capitalization has been provided by founders, management employees, KLI and UTPI.

Revenue and Accounts Receivable Concentration – In 2008, seven clients individually represented from approximately 5% to 10% each of revenue. In 2007, six clients represented from approximately 5% to 14% each of revenue.  Cumulatively, these clients comprised approximately 51% of revenue for both years ended December 31, 2008 and 2007. Five clients each represented 5% or higher and cumulatively 59% of net accounts receivable at December 31, 2008.  Six clients each represented 5% or higher and cumulatively 60% of net accounts receivable at December 31, 2007.  Accounts receivable associated with revenue concentration clients were 100% collected.  Revenue and accounts receivable of the Company’s subsidiary in the Czech Republic are de minimus.

11.	RELATED PARTY TRANSACTIONS

Management Fees - Management fees to KLI of $25,000 per quarter are payable in advance on the 15th day of the 1st month of the quarter; January 15th, April 15th, July 15th and October 15th.  Management fees paid were $50,000 and $25,000 for fiscal years 2008 and 2007, respectively.

Preferred Stock Dividends - Commencing October 31, 2007, stated dividends on preferred stock of $34,125 per quarter are payable to UTPI on January 31st, April 30th, July 31st and October 31st.  If Utilipoint does not have sufficient cash, KLI advances the funds to UTPI on behalf of the Company.  The dividend amount increases and is paid monthly commencing on January 31, 2010 with a final Balloon Dividend on July 23, 2010. See also Note 8 – Stockholders’ Deficit – Preferred Stock Dividends.

Revenues - Revenues from KLI were $10,264 and $14,978 in 2008 and 2007, respectively.

Legal and Consulting Expense - A member of the Board of Directors and a law firm which employs a relative of the Board member were reimbursed for fees in conjunction with operational support during 2008.  Expenses for the Board member and the law firm were $52,500 and $10,864, respectively, of which $25,000 was paid with common stock issued to the Board member.

12.	STOCK-BASED COMPENSATION

Utilipoint awarded stock-based compensation in 2007 to an employee per terms of their employment agreement in the amount of 1,263 shares with a fair value of $56,747. The shares vested immediately in July 2007 when the Company entered into the reorganization and stock purchase agreement with KLI and UTPI (see Note 8).  The fair value assigned to the shares was based on the purchase price of common shares at the point of the Company’s July 2007 reorganization.  There was no stock-based compensation in 2008. The Company granted no stock options through December 31, 2008.

13.	SUBSEQUENT EVENTS

Merger Agreement – On August 10, 2009, Utilipoint signed an Agreement and Plan of Merger (the “Agreement”) with Utilipoint Acquisition Co. (the “Acquirer”), a wholly owned subsidiary of Midas Medici Group Holdings, Inc. (“Midas”), a reporting company under the Securities Exchange Act of 1934, as amended. The executive management of Midas are key personnel of KLI.  Per the Agreement, Utilipoint will be acquired and merged with the Acquirer, with Utilipoint remaining as the surviving company.  The transaction will be a share exchange whereby Utilipoint shareholders will exchange their shares for shares of the Acquirer (“Acquisition Shares”).  The conversion of Utilipoint shares will be as follows per the Agreement:

Conversion of Utilipoint Shares - As agreed between Midas, the Acquirer and Utilipoint, the net equity value of Utilipoint is $6,977,417.  As further agreed between Midas, the Acquirer and Utilipoint, each share of Midas Common Stock is deemed to be valued at $4.75 per share. As a result of the foregoing, an aggregate of 1,348,516 Acquisition Shares shall be issued in exchange for the 42,191 Utilipoint shares, equaling an exchange ratio of 32 to 1 (the “Exchange Ratio”).

Existing options to purchase Utilipoint shares under the 2009 Utilipoint stock option program will be exchanged for options to purchase Acquisition Shares at the Exchange Ratio.

Utilipoint believes that it will have access to additional capital resources which the Acquirer has recently raised, as well as, in combination with the management of the Acquirer, will be positioned to undertake an Initial Public Offering of shares based on the firm commitment underwriting engagement letter that the Acquirer has disclosed to Utilipoint.

Capital Commitment Agreement with The Intelligent Project, LLC - On July 1, 2009 the Company entered into a transaction with The Intelligent Project, LLC (“IP”), a KLI portfolio company, and KLI. IP is a research and advisory services firm focused on assisting utilities with the challenge of advancing and solving customer dimension complexities of the Smart Grid. IP partners with leading academic researchers at Purdue University in the U.S. and Maastricht University in the Netherlands to drive primary research around consumer response to smart grid enabled energy management. IP also tracks consumer trends around the globe to deliver best practices surrounding consumer behavior and customer engagement to utility leadership.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Components of the transaction are as follows:

1)
The Company entered into a capital commitment agreement with IP for an amount of up to $200,000.  IP will be able to make capital requests on the capital commitment agreement for initial financing.  The Company will receive a 60% interest in IP in exchange for the capital contribution agreement.

2)
The existing members of IP will provide services to Utilipoint in exchange for options to purchase an aggregate of 1,400 shares of the common stock of the Company that are fully-vested on the date of grant and that have a strike price equal to the fair market value of the Company’s common stock on the date of grant.  The stock options for the individuals will be granted pursuant to the equity compensation plan that was adopted by the Company effective as of May 1, 2009.  All of the stock options will have a term of five years and a cashless exercise option.

3)	The Company will provide certain management services to IP in exchange for reasonable compensation.
4)
KLI will agree to purchase up to $100,000 of the common stock of the Company at a per share purchase price of $50.00 per share and will agree to lend up to $100,000 pursuant to a Revolving Senior Subordinated Debenture.

The above components are further delineated in the agreements which the Company entered into in conjunction with the transaction.  These agreements with IP and KLI include the following:

Utilipoint – IP Agreements - The IP Agreement provides that Net Cash Flow will be distributed as follows: first, contributed capital will be returned to the members on a pro-rata basis (based on the amount of capital contributed), and, thereafter, Net Cash Flow will be distributed to the members on a percentage ownership basis.  Utilipoint’s percentage ownership immediately after the execution of the agreement by Utilipoint will be 60%.

The Capital Commitment Agreement provides that Utilipoint will make capital contributions to IP of up to $200,000.

The Management Services Agreement provides that Utilipoint will provide management services to IP and provide consultants to assist IP with IP projects.  Management services will be charged to IP based on the actual expenses incurred by Utilipoint, and consultants will be charged at the same rate that Utilipoint charges to subcontract its consultants to third parties.  Utilipoint will also pay all salaries and benefits for certain employees of IP who will also provide services to Utilipoint, which will initially include two employee owners of IP.

The Consulting Agreement provides that KLI IP Holding Inc. will provide consulting services to Utilipoint in connection with the joint business and marketing efforts of Utilipoint and IP.  In exchange for its services KLI IP Holding Inc. will receive Utilipoint stock options.

The Stock Options Agreement provides that in consideration of the services being provided to Utilipoint by IP and KLI IP Holding Inc., Utilipoint shall issue stock options in such amounts as set forth below.  The stock options will be fully-vested upon issuance and will have an exercise price equal to the fair market value of Utilipoint common stock on the grant date ($50).  The stock options will have a term of five years and a cashless exercise option.

a.	KLI IP Holding Inc. – options to purchase 850 shares
b.	IP management shareholders – options to purchase 550 shares

Utilipoint – KLI Agreements - The Subscription Agreement provides that KLI will purchase up to 2,000 shares of Utilipoint common stock at a per share purchase price of $50 per share for an aggregate consideration of up to $100,000.  KLI, or its affiliates or assigns, shall have a period of up to two months from the execution of the Subscription Agreement to make such purchases.

The Revolving Senior Subordinated Debenture provides that KLI may loan up to $100,000 to Utilipoint.  The debenture has a term of five years and pays interest at a rate of 10% per annum.

Continued Support from Shareholders – On January 15, 2009 management shareholders and KLI provided a combined $50,000 to meet working capital needs via purchase of common stock of $25,000 and notes payable of $25,000 at 10% due January 15, 2014.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2009 Stock Investment Plan – On April 23, 2009 the Company’s 2009 Stock Investment Plan (the “Plan”) was put into effect.  Under the Plan terms, eligible participants include directors, officers, key employees and consultants as selected by the Company’s compensation committee (the “Committee”).  Awards under the Plan may be in the form of stock options or incentive stock options for purchase of shares of the Company’s Common Stock at an exercise price equal to 100% of the estimated fair market value of a share of Common Stock on the date option is granted.  Vesting terms are at the discretion of the Committee but in no case may the exercise period of time exceed ten years.  The maximum amount of Common Stock which may be issued under the Plan is 12,000 shares.

Cancellation of Common Stock Put Options – On July 26, 2009 per renewal terms of one executive’s employment agreement and on August 1, 2009 per terms of the separation agreement of a different executive, all common stock put options were cancelled. See also Debt Maturity Extension below.

Debt Maturity Extension - On August 1, 2009 per terms of a separation agreement (see also Cancellation of Common Stock Put Options above), the former Company executive who holds the $16,000 note payable due September 23, 2009 agreed to an extension of terms in the amount of two installments of $2,000 and $14,000 due December 31, 2009 and January 30, 2010, respectively.  The same former Company executive also agreed to a payment date of September 30, 2009 for the unpaid portion, $3,722 of the $9,722 note due June 2, 2009 of which $6,000 had been paid on June 2, 2009.

UTILIPOINT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2009 (Unaudited)	December 31, 2008
Assets
Current Assets
Cash and cash equivalents	$2,177	$144,546
Accounts receivable, net	622,835	552,517
Prepaid expenses and other current assets	23,257	42,593
Total Current Assets	648,269	739,656

Property and Equipment, net	27,943	34,266
Other Assets	2,951	2,953
Total Assets	$679,163	$776,875

Liabilities and Stockholders' Deficit
Liabilities
Current Liabilities
Accounts payable and accrued expenses	$513,981	$525,461
Bank overdrafts	8,093	-
Line of credit	83,473	216,590
Deferred revenue	186,335	154,011
Short-term notes payable	21,000	-
Current portion of long-term debt	504,418	60,792
Capital lease obligations - current portion	14,692	16,242
Preferred Stock dividends payable - stated	136,500	68,250
Preferred Stock dividends payable - accretion of accelerated
dividends and $812,382 balloon dividend	568,317	395,585
Management fees payable	100,000	50,000
Deferred tax liability	1,057	1,057
Common stock put options	269,000	269,000
Other current liabilities	9,341	4,242
Total Current Liabilities	2,416,207	1,761,230

Long-term debt, less current portion	87,500	514,606
Capital lease obligations, less current portion	11,242	16,409
Total non-current Liabilities	98,742	531,015
Total Liabilities	2,514,949	2,292,245

Stockholders' Deficit
Series A Preferred stock with voting rights,
cumulative and convertible, $0.00 par value,
25,000 shares authorized; issued and outstanding:
21,523 shares at June 30, 2009 and December 31, 2008	-	-
liquidation preference of $1,186,500 and $1,118,250 at June 30, 2009 and December 31, 2008, respectively
Series B preferred stock, no voting rights, $0.00 par value,
25,000 shares authorized; -0- shares issued	-	-
Common stock, $0.00 par value, 150,000 shares authorized;
47,561 and 47,061 issued at June 30, 2009 and December 31, 2008, respectively; 22,262 and 21,762 shares issued and outstanding at
June 30, 2009 and December 31, 2008, respectively	-	-
Capital in excess of par value, net of $231,968 of issuance costs
and accretion of increasing rate Series A preferred stock dividends of $568,317 and $395,585 at June 30, 2009 and December 31, 2008, respectively	327,207	543,189
Treasury stock at cost, 25,299 common shares held at June 30, 2009 and	(974,015)	(974,015)
December 31, 2008
Common stock put options	(269,000)	(269,000)
Accumulated other comprehensive income (loss)	13,363	(2,762)
Accumulated deficit	(933,341)	(812,782)
Total Stockholders' Deficit	(1,835,786)	(1,515,370)
Total liabilities and stockholders' deficit	$679,163	$776,875

See accompanying notes to unaudited condensed consolidated financial statements

UTILIPOINT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009		2008	2009	2008
Net revenues		$934,016	$831,496	$1,729,558	$1,771,054
Cost of services		520,098	418,817	930,558	885,425
Gross margin		413,917	412,679	799,000	885,629

Operating expenses:
Selling, general and administrative		386 , 9 65	442,484	815,007	794,993
Depreciation and amortization		4,536	4,163	9,414	7,743
Management fees		25,000	25,000	50,000	50,000
Total operating expenses		416,501	471,647	874,421	852,736
Operating income (loss)		(2,583)	(58,968)	(75,421)	32,893

Other income (expense):
Interest income		-	-	1	-
Interest expense		(20,035)	(14,693)	(43,064)	(29,445)
Total other income (expense)		(20,035)	(14,693)	(43,063)	(29,445)
Income (loss) before income taxes		(22,619)	(73,661)	(118,484)	3,448

Provision for income taxes		159	1,537	2,077	12,517
Net loss		(22,777)	(75,198)	(120,561)	(9,069)

Preferred stock dividends and dividend accretion:
Preferred stock stated dividends		(34,125)	(34,125)	(68,250)	(68,250)
Preferred stock dividend accretion		(89,353)	(67,137)	(172,732)	(129,375)
Net loss applicable to common stockholders	$	(146,255)	$(176,460)	$(361,543)	$(206,694)

Net loss per share applicable to common
stockholders - basic and diluted	$	(6.57)	$(8.13)	$(16.27)	$(9.53)

Weighted average common shares
outstanding - basic and diluted		22,262	21,696	22,223	21,696

See accompanying notes to unaudited condensed consolidated financial statements

UTILIPOINT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	Series A Preferred Stock		Common Stock		Treasury Stock
	Shares, $0.00 par value	Additional Paid-in Capital	Shares, $0.00 par value	Additional Paid-in Capital	Shares of Common Stock in Treasury	Additional Paid-in Capital	Common Stock Put Options	Other Compre-hensive Income (Loss)	Accumulated Deficit	Total	Comprehensive Income (Loss)

Balance at January 1, 2008	21,523	$735,637	45,311	$135,905	(23,615)	$(974,015)	$(269,000)	$-	$(513,093)	$(884,566)

Net loss	-	-	-	-	-	-	-	-	(299,689)	(299,689)	$(299,689)
Issuance of shares	-	-	1,250	62,500	-	-	-	-	-	62,500	-
Issuance of shares for professional services	-	-	500	25,000	-	-	-	-	-	25,000	-
Purchase of shares	-	-	-	-	(1,684)	-	-	-	-	-	-
Stated dividends on preferred stock	-	(136,500)	-	-	-	-	-	-	-	(136,500)	-
Accretion of accelerated and balloon dividends on preferred stock	-	(279,353)	-	-	-	-	-	-	-	(279,353)	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	(2,762)	-	(2,762)	(2,762)
Balance at December 31, 2008	21,523	319,784	47,061	223,405	(25,299)	(974,015)	(269,000)	(2,762)	(812,782)	(1,515,370)	$(302,451)

Net loss	-	-	-	-	-	-	-	-	(120,561)	(120,561)	$(120,561)
Issuance of shares	-	-	500	25,000	-	-	-	-	-	25,000	-
Stated dividends on preferred stock	-	(68,250)	-	-	-	-	-	-	-	(68,250)	-
Accretion of accelerated and balloon dividends on preferred stock	-	(172,732)	-	-	-	-	-	-	-	(172,732)	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	16,124	-	16,124	16,124
Other	-	-	-	-	-	-	-	1	2	3	-
Balance at June 30, 2009	21,523	$78,802	47,561	$248,405	(25,299)	$(974,015)	$(269,000)	$13,363	$(933,341)	$(1,835,786)	$(104,437)

See accompanying notes to unaudited condensed consolidated financial statements

UTILIPOINT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months
	Ended June 30,
	2009	2008
OPERATING ACTIVITIES
Net loss	$(120,561)	$(9,069)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,414	7,743
Provision for uncollectible accounts	-	3,425
Deferred taxes	-	10,781
Changes in operating assets and liabilities:
Accounts receivable	(70,318)	20,403
Prepaid expenses and other current assets	19,337	77,241
Accounts payable and accrued expenses	(11,481)	(26,424)
Deferred revenue	32,324	(159,413)
Management fees payable	50,000	-
Other	25,429	4,085
Total adjustments	54,705	(62,159)
Net cash used in operating activities	(65,856)	(71,228)

INVESTING ACTIVITIES
Additions to property and equipment	(1,243)	(2,411)

FINANCING ACTIVITIES
Net borrowings (payments) on line of credit	(133,353)	221,958
Change in bank overdrafts	8,093	(71,407)
Principal payments on capital lease obligations	(8,600)	(6,575)
Principal payments on notes payable	(47,980)	(2,087)
Proceeds from notes payable	85,500	-
Proceeds from issuance of common stock	25,000	-
Distribution/dividend to preferred stockholders	-	(68,250)
Net cash provided by (used in) financing activities	(71,340)	73,639

Net decrease in cash	(138,439)	-
Effect of exchange rate changes on cash	(3,930)	-
Cash and cash equivalents beginning of period	144,546	-
Cash and cash equivalents end of period	$2,177	$-

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$37,771	$29,445
Taxes	$2,077	$1,736

Supplemental disclosure of non-cash financing and investing activities:
Property and equipment acquired under capital leases	$1,884	$8,680

See accompanying notes to unaudited condensed consolidated financial statements

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. DESCRIPTION OF BUSINESS

Utilipoint International, Inc., together with its subsidiaries ("Utilipoint" or the "Company"), is a utility and energy consulting, and issues analysis firm. The Company offers public issues and regulatory management, advanced metering infrastructure and meter data management, rates and demand response, utility energy and technology, trading and risk management, and energy investment services. It provides its services to energy companies, utilities, investors, regulators, and industry service providers primarily in North America and Europe.

The Company was founded as Reddy Corporation International in 1933 and in 1998 was acquired by Scientech LLC.  The name was changed to Utilipoint International, Inc. in 2002 in conjunction with a management buyout.  In July 2007 the Company reorganized and received equity funding from Knox Lawrence International, LLC (“KLI”) and UTP International, LLC (“UTPI”), a KLI company, which together now hold a controlling interest in Utilipoint. The Company is based in Albuquerque, New Mexico.  Utilipoint established a wholly owned subsidiary, Utilipoint, s.r.o., in the Czech Republic on October 3, 2008.

2. LIQUIDITY

The Company has incurred cumulative losses through June 30, 2009 totaling $933,341. Also, the Company ended the period June 30, 2009 with negative working capital of $1,767,938. The Company has funded its operations since inception through the use of cash obtained principally from stockholders and third party financings. The Company is in the process of improving operational results and raising external financing to provide working capital which will enable it to operate profitably and to solve its liquidity constraints on a go-forward basis in a sustainable manner.  Management actions and plans for improving operational results and liquidity include the following:

Increased Staff Utilization – The Company has begun implementing definitive plans to increase staff utilization which management believes will improve margins.

Increased Business Development and Executive Leadership Resources – In July 2009, with the Capital Contribution Agreement with The Intelligent Project, LLC (refer to Note 13, Subsequent Events – Capital Contribution Agreement with The Intelligent Project, LLC), two veteran executives joined the Company.  The addition of these individuals significantly increased the Company’s resources in business development and executive leadership.  With the pending merger (refer to Note 13, Subsequent Events – Merger Discussions), two seasoned executives of the acquiring entity are expected to contribute to the business development efforts of the Company via their extensive relationships and contacts in the energy industry.  Management believes this addition of executive talent will significantly increase its revenues and profits while optimizing how it manages its operations.

Continued Support from a Significant Shareholder – The Company has historically received financial support from KLI for working capital. Over the eighteen months ended June 30, 2009 KLI provided financial support in the form of a $62,500 note payable and $62,500 stock purchase, deferred $100,000 in management fees (see also Note 11), and deferred $136,500 in dividends which it paid on behalf of the Company to UTPI.  KLI is committed to continue to provide support when needed on a going – forward basis.

Deferring of Insider Obligations – The Company has on its books, as of June 30, 2009, current debt obligations due to insiders of approximately $500,000.  The Company believes that its insiders are going to continue deferring their obligations until the Company generates internal cash flows or procures outside financing.

Management believes it will be successful in completing the foregoing actions which will enable the Company to run its business in a sustainable manner through December 31, 2009 and beyond and will result in increased revenues, profits and cash flow.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP").  All material intercompany accounts and transactions have been eliminated.

The accompanying unaudited condensed consolidated financial statements reflect all adjustments which in the opinion of management are considered necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Fair Value of Financial Instruments - The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, bank overdrafts, other current liabilities, line of credit and debt approximate their fair values due to their short maturities and variable interest rate on the line of credit and fixed rates which approximate market on significant notes payable.  Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of capital lease obligations approximates fair value.  The fair value of put options is discussed in Note 8.

Revenue Recognition - Utilipoint’s primary revenue streams and the basis on which revenue is recognized for each are as follows:

Fixed-Price Contracts

Fixed price contracts are projects where services are provided at an agreed to price for defined deliverables.  On occasion, clients with fixed price contracts will require an accounting of all hours worked on a project at an agreed to hourly rate to accompany an invoice.

Utilipoint recognizes revenue when a deliverable is provided except in the case where the client requires time reporting accompanies an invoice.  In that case, Utilipoint recognizes revenue up to the amount the time records support, in that clients requiring time reporting with hourly rates on fixed price contracts typically can only ask for refunds on fixed price projects up to the amount as if the contract had been time and materials. With acceptance of the final deliverable, all revenue is recognized.

Bundled Service Agreements (“BSAs”)

BSAs are packages of services that clients subscribe to, typically on an annual contract basis.  The services typically include a combination of the following:

•           Access to subject matter experts as needed, by telephone

•           Discounted fees for Utilipoint events

•           Advertising space on the IssueAlert® e-publication

•           One to three reports and/or whitepapers on industry topics

•           Briefings on industry trends and research findings

BSAs also include annual memberships in the Advanced Metering Infrastructure and Meter Data Management (“AMI MDM”) forum and corporate contracts. The AMI MDM forum is designed for electric, water, and/or gas utilities, regulators, utility governing boards, independent system operators and consumer advocacy groups to come together and discuss meter data management successes, problems, issues, interfaces and best practices. Corporate contracts are characterized by an annual contract for a pre-defined amount of market research hours.  Clients of this service receive access to Utilipoint’s directory and InfoGrid products. The primary service is the block of hours purchased.

Utilipoint believes that the substance of BSA’s, as pointed out in a recent survey of its clients, indicates that the purchaser pays for a service that is delivered over time.  As a result, revenue recognition occurs over the subscription period, or in the case of corporate contracts as the hours are utilized, reflecting the pattern of provision of service.

Time and Materials Contracts (“T&M”)

T&M are services billed at a set hourly rate.  Project related expenses are passed through at cost to clients.  Normally invoices occur on monthly basis. Utilipoint recognizes revenue as billed unless the project has a major deliverable(s) associated with it, in which case the revenue is deferred until the major deliverable(s) is provided.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Events and Sponsorships

Utilipoint hosts events such as conferences.  These events include revenues from sponsorships and registration fees which are recognized in the month of the event.  Revenues from sponsors of the AMI MDM forum are recognized over the annual subscription period, reflecting the pattern of provision of service.

Property and Equipment - Property and equipment is carried at cost, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the useful lives that typically range from three to ten years.  Equipment under capital leases is amortized over the lease term which is typically three years and is removed from the Company’s accounting records upon lease termination.

Foreign Currency Translation and Transactions - The U.S. dollar is the reporting currency for all periods presented. The financial information for the entity outside the United States is measured using the local currency as the functional currency. Assets and liabilities for the Company’s foreign entity are translated into U.S. dollars at the exchange rate in effect on the respective balance sheet dates, and revenues and expenses are translated into U.S. dollars based on the average rate of exchange for the corresponding period. Exchange rate differences resulting from translation adjustments are accounted for as a component of accumulated other comprehensive income. Gains and (losses) from foreign currency transactions are reflected in the consolidated statements of operations under the line item selling, general and administrative expense, and was $(2,783) and $0 for the three months ended June 30, 2009 and 2008, respectively $(4,029) and $(5,113) for the six months ended June 30, 2009 and 2008, respectively. Such foreign currency transactions include primarily billings denominated in foreign currencies by the Company’s U.S. entity, which are reported based on the applicable exchange rate in effect on the balance sheet date. The related deferred revenue from such billings is reported in U.S. dollars at the exchange rate in effect at the billing dates when the revenue was deferred.

Comprehensive Income (Loss) - Comprehensive income (loss) consists of net loss or gains on foreign currency translations and net income or loss from operations and is presented in the consolidated statements of stockholders’ deficit. This includes charges and credits to equity that are not the result of transactions with stockholders. Included in other comprehensive income (loss) are the cumulative translation adjustments related to the net assets of the operations of the Company’s foreign subsidiary. These adjustments are accumulated within the consolidated statements of stockholders’ deficit under the caption “Other Comprehensive Loss.” Other comprehensive income (loss) was $13,074 and $0 for the three months ended June 30, 2009 and 2008, respectively and $16,124 and $0 for the six months ended June 30, 2009 and 2008, respectively.

Stock-Based Compensation - Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method. Under the transition method, compensation expense that the Company recognizes includes expense associated with the fair value of share based awards granted.

Allowance for Doubtful Accounts - Reserves for bad debt are based on evaluation of customers’ ability to meet their financial obligations to the Company.  When evaluation indicates that the ability to pay is impaired, a specific allowance against amounts due is recorded thereby reducing the net recognized receivable to the amount the Company reasonably believes will be collected.  When management determines that receivables are not collectible, the gross receivable is written off against the reserve for bad debt.

Income Taxes - The current or deferred tax consequences of all events that have been recognized in the financial statements are measured based on provisions of enacted tax law to determine the amount of taxes payable or refundable in future periods. Effective with the July 2007 reorganization, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities, and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates for the years in which those temporary differences are expected to be recovered or settled.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized into income during the period that includes the enactment date.  A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion of, such deferred tax assets will not be realized.  The company accounts for uncertain tax positions in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, (“FIN 48”).  FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company does not believe it has any material unrecognized income tax positions.

Prior to reorganization in July 2007, Utilipoint was an S corporation.  Under this election, the Company’s taxable income flowed through to the stockholders and was not the responsibility of the Company.  Upon reorganization, Utilipoint became a C corporation and is responsible for its own income taxes.

The Company is a cash basis taxpayer.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Cost of Services - Cost of services represents direct job costs plus direct labor and related benefits and payroll taxes. The Company allocates employee labor between direct and indirect based upon a factor of billable employee payroll dollars multiplied by an estimated labor utilization rate of 80%. As such, payroll dollars are categorized as cost of services and selling, general and administrative expense.

Segment Reporting - Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable segment for financial reporting purposes, which represents the Company's core business as a utility and energy consulting, and issues analysis firm. The Company does not report revenue by product or service or groups of products or services because it is impracticable to do so.

Use of Estimates - The preparation of financial statements in conformity with accounting principlas generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Significant estimates include: allowances for doubtful accounts, fair value of common stock put options, certain revenue recognition methodologies related to contract deliverables, valuation allowances for deferred tax assets, rates at which deferred tax assets and liabilities are expected to be recorded or settled, accruals for paid time off and the estimated labor utilization rate used to determine cost of services.

Recently Issued Accounting Standards – In September 2006, the FASB issued Statement of Financial Account Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements. The Company adopted SFAS 157 during the first quarter of 2008 and the implementation did not have a material impact on our financial condition, results of operations, or cash flows. The Company has deferred the adoption of SFAS 157 until fiscal year beginning January 1, 2009 with respect to non-financial assets and liabilities in accordance with the provisions of FASB Staff Position (‘FSP”) No. 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”) effective February 2008. Such non-financial assets and liabilities include goodwill, and intangible assets with indefinite lives.  The adoption of FSP FAS 157-2 is not expected to have a material impact on the Company's consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Account Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115 (“SFAS 159”).  SFAS No. 159 permits entities to measure eligible assets and liabilities at fair value as of specified dates.  Subsequent unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  The Company adopted SFAS No. 159 on January 1, 2008 and did not elect to apply the fair value method to any eligible assets or liabilities at that time.

 In December 2007, FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations ("SFAS 141R"). SFAS 141R moves closer to a fair value model by requiring the acquirer, in a business combination, to measure all assets acquired and all liabilities assumed at their respective fair values at the date of acquisition, including the measurement of non-controlling interests at fair value. SFAS 141R also establishes principles and requirements as to how the acquirer recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In addition, SFAS 141R significantly changes the accounting for business combinations in a number of areas, including the treatment of contingent consideration, pre-acquisition contingencies, in-process research and development, restructuring costs, and requires the expensing of acquisition-related costs as incurred. The effective date of SFAS 141R is for fiscal years beginning after December 15, 2008. For transactions consummated after the effective date of SFAS 141R, prospective application of the new standard is applied. For business combinations consummated prior to the effective date of SFAS 141R, the guidance in SFAS 141 is applied. The adoption of this new standard is not expected to have a material impact on the Company's consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. The adoption of this new standard did not have a material impact on the Company's consolidated financial statements.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In March 2008, the FASB issued Statement of Financial Account Standards No. 161, Disclosure about Derivative Instruments and hedging Activities—An Amendment of FASB Statement No. 133 ("SFAS 161"). SFAS 161 expands and amends the disclosure requirement for derivative instruments and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is in the process of determining what effect, if any, the application of the provisions of SFAS 161 will have on its consolidated financial statements.

In June 2008, the FASB issued FSB EITF 03-6-1, Determining whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities ("EITF 03-6-1"), to clarify that all outstanding unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities. An entity must include participating securities in its calculation of basic and diluted earnings per share pursuant to the two-class method as described in SFAS No. 128, Earnings Per Share. EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008. The Company is in the process of determining what effect, if any, the application of EITF 03-6-1 will have on its consolidated financial statements.

In May 2009, the FASB issued Statement of Financial Account Standards No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  SFAS 165 is effective for financial statements issued for fiscal years and interim periods beginning after June 15, 2009. The adoption of SFAS 165 is not expected to have a material impact on the Company's consolidated financial statements.

4. BALANCE SHEET ITEMS

Property and Equipment
Property and equipment consists of the following:

	Estimated Useful Life	June 30, 2009	December 31, 2008
Office equipment	3 years	$7,759	$7,758
Furniture and fixtures	10 years	7,499	6,257
Equipment under capital leases	3 years	48,146	52,439
		63,404	66,454
Accumulated depreciation		(10,694)	(9,839)
Accumulated amortization of
equipment under capital leases		(24,767)	(22,349)
		$27,943	$34,266

Property and equipment are stated at cost.  Depreciation and amortization is provided on the straight-line method over the estimated useful lives of the assets.  Depreciation and amortization expense was $ 4,536 and $ 4,163 for the three months ended June 30, 2009 and 2008, respectively and $9,414 and $7,743 for the six months periods ending June 30, 2009 and 2008, respectively.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses consist of the following:

	June 30, 2009	December 31, 2008
Accounts payable (1)	$332,777	$336,906
Accrued payroll and vacation	181,204	163,207
Other	-	25,348
	$513,981	$525,461

(1)	Accounts payable includes $98,802 and $43,421 at June 30, 2009 and December 31, 2008 respectively, for amount due to Company employees for expense reimbursement.

Deferred Revenue

Deferred revenue consists primarily of amounts received from or billed to clients in conjunction with BSAs, T&M and fixed price contracts for which revenue is recognized over time or upon completion of contract deliverables.

5. DEBT

Debt, including interest rates and maturities is summarized as follows at June 30, 2009:

Long-term debt – notes payable:
Interest Rates	Maturity	June 30, 2009
12.00%	1/1/2010	$447,106
10.00%	12/31/2013	62,500
4.00%	5/4/2010	5,000
4.00%	9/23/2009	16,000
4.00%	6/2/2009	3,722
10.00%	1/15/2014	10,000
10.00%	1/15/2014	7,500
10.00%	1/15/2014	7,500
Variable 3% at June 30, 2009	8/2/2009	32,590
Total long-term debt,
including current maturities		591,918
Current maturities of long-term debt		(504,418)
Total long-term debt		87,500

Short-term debt:
Line of credit		83,473
Short-term notes payable		21,000
Current maturities of long-term debt		504,418
Total short-term debt		608,891
Total debt		$696,391

(1) Refer to Note 13, Subsequent Events – debt maturity extension, for extension of terms provided to the Company on August 1, 2009.

All notes payable are due to either current or former shareholders of the Company.  Interest rates are fixed unless otherwise noted.  Variable interest rates are per the credit union from which the current management shareholder obtained a home equity loan from which the funds were then loaned to the Company.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Notes payable to current and former shareholders are unsecured and subordinated to obligations under credit facility borrowings with the Bank of Albuquerque.  Notes payable to current and former management shareholders are further subordinated to the $62,500 note to KLI due December 31, 2013. The $16,000 note payable due September 23, 2009 was restructured in connection with the resignation of the company executive who holds the note. Refer to Note 13, Subsequent Events – Debt Maturity Extension.

Utilipoint had a revolving line of credit, used for working capital needs, with the Bank of Albuquerque from 2005 through mid-2008 at which point the line expired.  The Company had not been in compliance with debt covenant financial ratios on debt coverage, funded debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and tangible net worth for years 2007 and 2008.  The weighted average interest rate on the line of credit was 5.63% and 8.83%, respectively. The balance at December 31, 2008 was partially paid down on January 22, 2009 and converted into a short-term note in the amount of $165,000 due June 30, 2009 with an interest rate of 9.25%.  Six monthly consecutive principal payments of $16,500 plus interest on unpaid principal are due commencing January 15, 2009 with a final payment of $66,000 plus interest due June 30, 2009.   The Company paid the first five installments and subsequently renegotiated the remaining balance of principal and interest totaling $82,264 into a new 9.25% note with the Bank of Albuquerque on June 30, 2009. The 9.25% note matures on December 31, 2009 and will be repaid in 5 principal payments of $9,000 each and one final principal and interest payment of $37,561. The 9.25% note is an extension / renewal / modification of the credit facility and as such is secured by Utilipoint’s accounts receivable, fixed assets and a right of offset against cash accounts held with the bank.

Interest expense on notes payable and the line of credit was $19,319 and $13,997 for the three months ended June 30, 2009 and 2008, respectively and $41,545 and $28,152 for the six months ended June 30, 2009 and 2008, respectively.

The Company's contractual payments of long-term borrowings at June 30, 2009 are as follows:

Year	Amount
2010	$504,418
2011	-
2012	-
2013	62,500
2014	25,000
Total	$591,918

6. INCOME TAXES

Since reorganization on July 23, 2007, Utilipoint International, Inc. is a C-corporation, cash basis taxpayer. Previously, the Company was an S-corporation whereby its tax burden flowed through to its shareholders. The Company files state tax returns in New Mexico where it is domiciled, and other states where it has nexus.

A reconciliation of income tax expense using the statutory federal and state income tax rates is as follows for the three and six months ended June 30, 2009 and 2008.

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Federal tax at statutory rates	$(32,594)	$(25,045)	$(40,284)	$1,173
State tax at statutory rates	(5,752)	(4,420)	(7,109)	207
Increase (decrease) in tax due to:
Nondeductible expenses	3,098	1,291	5,328	4,874
Change in deferred tax asset valuation allowance	23,728	20,099	28,261	340
Effect of difference between statutory rates and
graduated rates used to calculate deferred taxes	12,287	9,612	14,634	4,884
Other	1,152	-	1,247	1,039
Income tax expense (benefit)	$1,919	$1,537	$2,077	$12,517

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Deferred income taxes reflect the tax consequences in future years for differences between the tax basis of assets and liabilities and their basis for financial reporting purposes.  Temporary differences giving rise to the deferred tax assets and liabilities relate in part to accrual-to-cash adjustments, as the Company follows the accrual basis of accounting for financial reporting but the cash basis for tax purposes.  Deferred tax assets arise from net operating losses, and from temporary differences in depreciation and amortization and from equipment leases capitalized on the financial statements but treated as operating leases for tax purposes.  A deferred tax liability arises from the net income of a wholly owned foreign corporation (Utilipoint s.r.o.), which becomes taxable in the United States upon repatriation of the funds.  Deferred tax assets and liabilities were calculated using the graduated rates anticipated in the years tax assets and liabilities are anticipated to reverse.  The reversal of timing differences requires significant estimation; accordingly deferred tax assets and liabilities may reverse at tax rates significantly different than anticipated.

As a result of net losses incurred and because the likelihood of being able to utilize these losses is not presently determinable, the Company has recorded a valuation allowance to fully reserve its deferred tax asset.  If in the future the Company were to determine that it would be able to realize its deferred tax assets in excess of its net recorded amount, an adjustment would increase income in such period or, if such determination were made in connection with an acquisition, an adjustment would be made in conjunction with the allocation of the purchase price.

At June 30, 2009 and December 31, 2008 the significant components of the Company’s deferred tax assets and liabilities were:

	June 30, 2009	December 31, 2008
	(unaudited)
Deferred tax assets:
Net operating loss carryforwards	$12,606	$12,012
Accrual to cash adjustments	72,421	53,980
Depreciation and amortization adjustments	29,262	29,360
Leases not capitalized for tax purposes	1,050	3,292
Wholly owned foreign corporation	6,412	-
Other	5,155	-
Total deferred tax assets	126,906	98,644
Valuation allowance	(126,906)	(98,644)
Total deferred tax assets net of valuation allowance	$-	$-

Deferred tax liabilities:
Wholly owned foreign corporation	$(1,057)	$(1,057)

Deferred tax expense (benefit)	$-	$(41,383)

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In addition to the deferred tax expense (benefit), provision (benefit) for income taxes on the accompanying consolidated statements of operations includes $2,077 and $5,568 for the six months ended June 30, 2009 and twelve months ended December 31, 2008 respectively, of minimum state taxes due regardless of income.

Availability to Offset Future Taxes
Deferred tax assets arising from net operating losses and accrual to cash adjustments are available to offset future taxes beginning with the first year following their creation.  Deferred tax assets arising from depreciation and amortization differences and leases not capitalized become available in future years according to their respective amortization schedules.

Net Operating Loss Carryforwards
The Company has net operating loss carryforwards totaling $45,582 that may be used to offset against future taxable income, subject to change in ownership limitations.  If not used, the carryforwards will expire as follows:

2027	$11,813
2028	33,769
$45,582

Tax Examinations
Since July 2007 when the Company became a C-Corporation, there have been no examinations conducted by the IRS and accordingly the C-Corporation returns for years 2007 and 2008 remain open for examination.  The S-Corporation returns for 2006 and 2007 are also open for examination.

7.  401(K) PLAN

The Company maintains a defined contribution retirement plan under Internal Revenue Code Section 401(k).  Substantially all regular full time employees are eligible to participate in the plan.  The Company matches each eligible employee’s salary reduction contribution up to a limit of 3%.  Company contributions were $5,077 and $9,257 for the three months ended June 30, 2009 and 2008, respectively and $9,492 and $16,112 for the six months ended June 30, 2009 and 2008 respectively.

8.   STOCKHOLDERS’ DEFICIT

Stock Purchase and Reorganization - In July 2007, the Company entered into a reorganization and stock purchase agreement with KLI and UTPI.  The terms of the agreement are as follows:
•	UTPI purchased 21,523 shares of Class A convertible, voting Preferred Stock from the Company for $1,050,000.
•	The Company repurchased 21,523 shares of Common stock owned by current and former management shareholders for $967,031.
•	KLI issued notes payable totaling $378,357 to the same current and former management shareholders for the purchase of 8,421 shares of Common Stock.
•
Closing and other costs of $234,868 were incurred in connection with the stock purchase and reorganization.  Of these costs, $2,900 is reflected in selling, general and administrative expense in 2007. The balance of $231,968 is classified as stock issuance costs and reflected as a reduction to paid in capital.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Stock Issued and Outstanding - Utilipoint is authorized to issue 200,000 shares of no par stock of which 150,000 shall be Common Stock, 25,000 shall be Series A Convertible, Voting Preferred Stock and 25,000 shall be Series B Non-Voting Preferred Stock.  Series A Preferred Stock holders are entitled to cast the number of votes that such holder would be entitled to cast if such holder had converted its shares to Common Stock.  Series A Preferred Stock is convertible to Common Stock using a rate formula outlined below under Preferred Stock Conversion Rights.

Shares issued and outstanding at June 30 were:

June 30, 2009
Common Stock issued	47,561
Treasury shares held	(25,299)
Common Stock issued and outstanding	22,262
Series A Preferred Stock	21,523
Series B Preferred Stock	-

Preferred Stock Dividends - Utilipoint is required to pay preferential cumulative dividends in cash to the holders of the Series A Preferred Stock as follows:
•
An annual dividend equal to 13% of the original purchase price, payable quarterly on October 31st, January 31st, April 30th and July 31st of each year commencing on October 31, 2007 (the "Quarterly Dividends"). This equates to $34,125 per quarter.

•
Commencing on January 31, 2010, and continuing on the last day of each month thereafter until July 23, 2010, a dividend equal to the monthly payment that would be payable on the Original Purchase Price based on a 24-month amortization schedule using a 13% annual interest rate (the "Monthly Dividends").  This equates to $49,919 per month.

•
Upon the first to occur of the following: (i) a liquidation of the Company; (ii) a change in control of the Board of Directors of the Company; or (iii) the failure to convert the Series A Preferred Stock to Common Stock by July 23, 2010, a dividend equal to the Original Purchase Price less any portion of the Monthly Dividends that would be allocable to principal if the Monthly Dividends were treated as loan payments (the "Balloon Dividend").  This equates to an $812,382 Balloon Dividend.

Series A Preferred Stock dividends shall be cumulative so that, if the Company is unable to pay, or if the Board of Directors fails to declare Series A Preferred Stock dividend for any period, such Series A Preferred Stock dividends nevertheless shall accrue and be payable in subsequent periods.  Any payment of Series A Preferred Stock dividends by the Company in any period shall first be applied to any accrued but unpaid Series A Preferred Stock dividends for prior periods, in chronological order, and then to dividends due for that period.  The Company shall not pay any of the Series A Preferred Stock dividends if, in the opinion of the Board of Directors, the Company will not be able to meet its debt obligations or growth initiatives.

Stated Series A Preferred Stock dividends of $34,125 were declared for the three months ended June 30, 2009 and 2008, respectively and $68,250 were declared for the six months ended June 30, 2009 and 2008, respectively. The Company is in a negative retained earnings position and therefore the dividends were recorded as a reduction in the APIC Series A Preferred Stock. The 2009 dividends of $68,250 were declared but not paid. For the full year 2008, dividends of $136,500 were declared, of which $68,250 was not paid. Dividends payable were $136,500 and $68,250 at June 30, 2009 and December 31, 2008, respectively.

The discount resulting from the increasing rate feature of the Series A Preferred Stock dividend represents an unstated dividend cost that is being amortized over the three year period preceding payment of the Balloon Dividend using the effective interest method, by charging the imputed dividend cost against APIC Series A Preferred Stock.  The total stated dividends, whether or not declared, and unstated dividend cost combined represents a period’s total preferred stock dividend, which is deducted from net income (loss) to arrive at net loss available to common shareholders.

Preferred Stock Liquidation Preferences - If, upon a Liquidation Event, the holders of the Series A Preferred Stock have not then received distributions equal to the Quarterly Dividends, Monthly Dividends and Balloon Dividend, the holders of all Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made to the holders of Series B Preferred Stock or Common Stock, an aggregate amount in cash equal to the Series A Liquidation Value of all Series A Preferred Stock on a pro-rata basis determined by the number of Series A Preferred Stock held by a holder divided by the total number of shares of Series A Preferred Stock then outstanding. If, upon a Liquidation Event, the holders of Series A Preferred Stock have not then received distributions equal to the Quarterly Dividends, Monthly Dividends and Balloon Dividend, then, after payment of the Series A Liquidation Value, the holders of Series B Preferred Stock shall be entitled to be paid, before any distribution is made to the holders of Common Stock, an aggregate amount in cash equal to the Series B Liquidation Value of all Series B Preferred Stock on a pro-rata basis determined by the number of Series B Preferred Stock held by a bolder divided by the total number of shares of Series B Preferred Stock then outstanding. Thereafter, and in the event that the Quarterly Dividends, Monthly Dividends and Balloon Dividend have been paid prior to the Liquidation Event, the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to participate in the distribution of any assets of the Company as though all outstanding shares of Series A Preferred Stock were then converted into shares of Common Stock, and as though each share of Series B Preferred Stock was equal to one share of Common Stock.

Preferred Stock Conversion Rights - The holder of shares of Series A Preferred Stock (the “Stock”) has the option, at any time, to convert any or all such shares of the Stock into fully paid and non-assessable whole shares of Common Stock as is obtained by multiplying the number of shares of the Stock so to be converted by the quotient, the numerator of which is the original purchase price for such share of the Stock and the denominator of which is the Stock conversion price for such share of Stock as last adjusted and in effect at the date any share or shares of the Stock are surrendered for conversion.

The Company will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Preferred Stock.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Common Stock Dividends - The Company may make distributions on the Common Stock, provided that no distributions shall be declared or paid with respect to the Common Stock without there being contemporaneously declared and paid a dividend on the Series A Preferred Stock (with the same record and payment date), so that each holder of a share of Series A Preferred Stock shall receive a dividend equal to the distribution paid per share of Common Stock, determined by the number of shares of Common Stock that such holder would be entitled to receive if such Series A Preferred Stock was then converted into Common Stock, and without there being contemporaneously declared and paid a dividend on the Series B Preferred Stock (with the same record and payment date).

There have been no common stock dividends declared as of June 30, 2009.

Common Stock Put Options - In conjunction with the July 2007 stock purchase and reorganization, the Company issued a total of 5,988 Common Stock put options to two management stockholders.  These agreements give the management stockholders the right and the option, but not obligation, to sell all of their common shares to Utilipoint through December 31, 2009.  The agreements define the purchase price of the put based on original purchase price if calendar year 2007 EBITDA exceeds $520,000 or, if the management shareholder is still employed by Utilipoint at December 31, 2008, based on the lesser of the original purchase price or fair market value (“FMV”) as determined by an independent valuation expert.  If the shareholders exercise their options at different times, the FMV first determined will apply to both shareholders. The options expire December 31, 2009.

Since the Company did not meet the 2007 EBITDA threshold, Common Stock put options are not exercisable at the fair market value. Management estimates the FMV as of June 30, 2009 and December 31, 2008 to be the value of the most recent per share purchase price; which is higher than the original purchase price. Due to the lack of quoted prices and significant third party transactions, this estimate is subject to change should better inputs become available.

SFAS 157 established a three level fair value hierarchy to classify the inputs used in measuring fair value as follows:
•	Level 1: Quoted prices for identical instruments in active markets.
•
Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3: Significant inputs to the valuation model are unobservable.

As of June 30, 2009 and December 31, 2008, the financial liability measured at fair value consisted of put options. There are no quoted prices for identical or similar instruments in markets that are active or not active and there is no model-driven valuation for the put options. The fair value is based on recent related party transactions which approximate the original purchase price and falls within the Level 3 hierarchy of Fair Value Measurements.

The Common Stock put options are reflected as a liability with a corresponding reduction to equity.  The amount recorded at June 30, 2009 and December 31, 2008, was $269,000. In conjunction with the renewal of one executive’s employment agreement and the separation agreement of the other executive, the Common Stock put options were canceled subsequent to June 30, 2009. (Refer to Note: 13, Subsequent Events – cancellation of common stock put options)

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Loss per Common Share - Basic loss per share has been computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during each period. Shares issued during the period and shares reacquired during the period are weighted for the portion of the period that they were outstanding. Diluted earnings per share considers the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potentially dilutive securities for the Company include convertible preferred stock and written put options. The following table sets forth the computation of basic and diluted loss per share for the six months periods ended June 30, 2009 and 2008:

	June 30,
	2009	2008
Net loss	$(120,561)	$(9,069)
Less stated preferred dividends	(68,250)	(68,250)
Less preferred stock dividend accretion	(172,732)	(129,375)
Net loss applicable to common stockholders	$(361,543)	$(206,694)
Shares used in net loss per share;
basic and diluted	22,223	21,696

Net loss per share; basic and diluted	$(16.27)	$(9.53)

Shares of convertible preferred stock issued July 23, 2007 which are convertible into 21,523 shares of common stock and written put options issued July 23, 2007 for the purchase of 5,988 shares of common stock were not included in the computation of diluted net loss per share because the inclusion of such shares would have an anti-dilutive effect on the net loss per share.

2009 Stock Investment Plan – On April 23, 2009, the Company’s 2009 Stock Investment Plan (the “Plan”) was put into effect.  Under the Plan terms, eligible participants include directors, officers, key employees and consultants as selected by the Company’s compensation committee (the “Committee”).  Awards under the plan may be in the form of stock options or incentive stock options for purchase of shares of the Company’s Common Stock at an exercise price equal to 100% of the estimated fair market value of a share of Common Stock on the date option is granted.  Vesting terms are at the discretion of the Committee but in no case may the exercise period of time exceed ten years.  The maximum amount of Common Stock which may be issued under the Plan is 12,000 shares. A total of 5,400 options had been issued subsequent to June 30, 2009, and as of the merger agreement with Midas Medici Group Holdings, Inc. (refer to Note 13, Subsequent Events - Merger Agreement).

9.  COMMITMENTS AND CONTINGENCIES

Capital Leases - The Company is obligated under capital leases for computer equipment that expire on various dates through December 2011. The minimum payments for the capital leases in effect at June 30, 2009 are as follows:

Six months Ending December 31, 2009	$9,318
Year Ending December 31,
2010	13,179
2011	6,143
2012	61
28,701
Less amount representing interest	2,767
Present value of minimum lease payments	$25,934

Short term portion	$14,692
Long term portion	11,242
$25,934

The equipment recorded under capital leases was $48,146 and $52,439 at June 30, 2009 and December 31, 2008, respectively.  Accumulated amortization of capital assets subject to capital leases amounted to $24,767 and $22,349 at June 30, 2009 and December 31, 2008, respectively.  Interest on capital leases amounted to $716 and $696 for the three months ended June 30 2009 and 2008, respectively and $1,519 and $1,293 for the six months ended June 30, 2009 and 2008, respectively.  Amortization on equipment under capital leases amounted to $4,126 and $3,721 for the three months ended June 30 2009 and 2008, respectively and $8,594 and $6,993 for the six months ended June 30, 2009 and 2008, respectively.

Operating Leases – The Company leases buildings and equipment under various operating leases with lease terms ranging from one to three years.  The following is a schedule of the future minimum lease payments required under operating leases that have initial non-cancelable lease terms in excess of one year:

Fiscal year ending December 31,	Minimum Lease Commitments
2009	$62,057
2010	3,503
$65,560

Rent expense for office space amounted to $19,344 and $14,348 for the three months ended June 30 2009 and 2008, respectively and $37,480 and $40,358 for the six months ended June 30, 2009 and 2008, respectively.

Stockholder Agreements - Effective with the July 23, 2007 reorganization, Utilipoint entered into stockholder agreements with its minority stockholders, some of whom are key managers of the Company.  These agreements provide Utilipoint the first right to purchase each stockholder’s shares in the event of a bona fide offer from any persons to purchase shares from the stockholder.  The Company has the right to purchase such shares on the same terms and conditions set forth in any such purchase agreement within sixty days following the Company’s receipt of the notice to purchase.

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The agreements contain restrictions on transfer of stock to third parties and clauses on the Company’s right to repurchase terminated shareholders shares for a price equal to the net book value of the shares at the time of termination.

Employment Agreements - Utilipoint has employment agreements with two key management shareholders which grant right of first refusal to management shareholders under special circumstances which are delineated as follows:

If there is a proposed sale or liquidation of 100% of Utilipoint prior to the end of the Initial Term (July 23, 2009), then no less than thirty (30) days prior to the consummation of such sale or liquidation, Utilipoint shall give, or shall cause its shareholders to give, the management shareholders, jointly, a right of first refusal for the purchase of Utilipoint for the same consideration as such proposed sale or liquidation.  The management shareholders shall have the right to purchase 100% of Utilipoint in the percentages agreed among the management shareholders at the same price and on the same terms set forth in such notice.  The management shareholders shall provide Utilipoint with notice of their intent to exercise the right of first refusal within twenty five (25) days of receiving notice of such proposed sale or liquidation and shall consummate such purchase within thirty (30) days thereafter.

In connection with an employment agreement renewal of one of the management shareholders and the resignation of the other management shareholder occurring subsequent to June 30, 2009, the right of first refusal clauses are no longer in effect.  Refer to Note 13, Subsequent Events - Debt Maturity Extension.

Litigation - Utilipoint, in the normal course of business, may be subject to claims and litigation.  Management is not aware of any outstanding claims or assessments against the Company that are estimable and likely.

10.   CONCENTRATION RISKS

Credit Concentration - Utilipoint’s demand deposits are placed with major financial institutions.  Management believes the Company is not exposed to undue credit risk for any demand deposits that may, from time to time, exceed the federally insured limits.

Financing Concentration - Utilipoint’s capitalization has been provided by founders, management employees, KLI and UTPI.

11.   RELATED PARTY TRANSACTIONS

Management Fees - Management fees to KLI of $25,000 per quarter are payable in advance on the 15th day of the 1st month of the quarter; January 15th, April 15th, July 15th and October 15th.  Management fees paid were $0.00 and $50,000 for the six month periods ending June 30, 2009 and 2008 respectively.

Preferred Stock Dividends - Commencing October 31, 2007, stated dividends on preferred stock of $34,125 per quarter are payable to UTPI on January 31st, April 30th, July 31st and October 31st.  If Utilipoint does not have sufficient cash, KLI advances the funds to UTPI on behalf of the Company.  The dividend amount increases and is paid monthly commencing on January 31, 2010 with a final Balloon Dividend on July 23, 2010 subject to conditions as set forth in the articles of incorporation.

12.   STOCK-BASED COMPENSATION

There has been no stock-based compensation during the three and six month periods ended June 30, 2009 and 2008.

13.   SUBSEQUENT EVENTS

Merger Agreement – On August 10, 2009, Utilipoint signed an Agreement and Plan of Merger (the “Agreement”) with Utilipoint Acquisition Co. (the “Acquirer”), a wholly owned subsidiary of Midas Medici Group Holdings, Inc. (“Midas), a reporting company under the Securities Exchange Act of 1934, as amended. Per the Agreement, Utilipoint will be acquired and merged with the Acquirer, with Utilipoint remaining as the surviving company.  The transaction will be a share exchange whereby Utilipoint shareholders will exchange their shares for shares of the Acquirer (“Acquisition Shares”).  The conversion of Utilipoint shares will be as follows per the Agreement:

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Conversion of Utilipoint Shares - As agreed between Midas, the Acquirer and Utilipoint, the net equity value of Utilipoint is $6,977,417.  As further agreed between Midas, the Acquirer and Utilipoint, each share of Midas Common Stock is deemed to be valued at $4.75 per share. As a result of the foregoing, an aggregate of 1,348,516 Acquisition Shares shall be issued in exchange for the 42,191 Utilipoint shares, equaling an exchange ratio of 32 to 1 (the “Exchange Ratio”).

Existing options to purchase Utilipoint shares under the 2009 Utilipoint stock option program will be exchanged for options to purchase Acquisition Shares at the Exchange Ratio.

Utilipoint believes that it will have access to additional capital resources which the Acquirer has recently raised, as well as, in combination with the management of the Acquirer, will be positioned to undertake an Initial Public Offering of shares based on the firm commitment underwriting engagement letter that the Acquirer has disclosed to Utilipoint.

Capital Commitment Agreement with The Intelligent Project, LLC - On July 1, 2009 Utilipoint entered into a transaction with The Intelligent Project, LLC (“IP”), a KLI portfolio company, and KLI.

IP is a research and advisory services firm focused on assisting utilities with the challenge of advancing and solving customer dimension complexities of the Smart Grid. IP partners with leading academic researchers at Purdue University in the U.S. and Maastricht University in the Netherlands to drive primary research around consumer response to smart grid enabled energy management. IP also tracks consumer trends around the globe to deliver best practices surrounding consumer behavior and customer engagement to utility leadership.

Components of the transaction are as follows:
1)
The Company entered into a capital commitment agreement with IP for an amount of up to $200,000.  IP will be able to make capital requests on the capital commitment agreement for initial financing.  The Company will receive a 60% interest in IP in exchange for the capital contribution agreement.

2)
The existing members of IP will provide services to Utilipoint in exchange for options to purchase an aggregate of 1,400 shares of the common stock of the Company that are fully-vested on the date of grant and that have a strike price equal to the fair market value of the Company’s common stock on the date of grant.  The stock options for the individuals will be granted pursuant to the equity compensation plan that was adopted by the Company effective as of May 1, 2009.  All of the stock options will have a term of five years and a cashless exercise option.

3)	The Company will provide certain management services to IP in exchange for reasonable compensation.

KLI will agree to purchase up to $100,000 of the common stock of the Company at a per share purchase price of $50.00 per share and will agree to lend up to $100,000 pursuant to a Revolving Senior Subordinated Debenture.

The above components are further delineated in the agreements which the Company entered into in conjunction with the transaction.  These agreements with IP and KLI  include the following:

Utilipoint – IP Agreements - The IP Agreement provides that Net Cash Flow will be distributed as follows: first, contributed capital will be returned to the members on a pro-rata basis (based on the amount of capital contributed), and, thereafter, Net Cash Flow will be distributed to the members on a percentage ownership basis.  Utilipoint’s percentage ownership immediately after the execution of the agreement by Utilipoint will be 60%.

The Capital Commitment Agreement provides that Utilipoint will make capital contributions to IP of up to $200,000.

The Management Services Agreement provides that Utilipoint will provide management services to IP and provide consultants to assist IP with IP projects.  Management services will be charged to IP based on the actual expenses incurred by Utilipoint, and consultants will be charged at the same rate that Utilipoint charges to subcontract its consultants to third parties.  Utilipoint will also pay all salaries and benefits for certain employees of IP who will also provide services to Utilipoint, which will initially include two employee owners of IP.

The Consulting Agreement provides that KLI IP Holding Inc. will provide consulting services to Utilipoint in connection with the joint business and marketing efforts of Utilipoint and IP.  In exchange for its services KLI IP Holding Inc. will receive Utilipoint stock options.

The Stock Options Agreement provides that in consideration of the services being provided to Utilipoint by IP and KLI IP Holding Inc., Utilipoint shall issue stock options in such amounts as set forth below.  The stock options will be fully-vested upon issuance and will have an exercise price equal to the fair market value of Utilipoint common stock on the grant date.  The stock options will have a term of five years and a cashless exercise option.

a. KLI IP Holding Inc. – options to purchase 850 shares
b. IP management shareholders – options to purchase 550 shares

UTILIPOINT INTERNATIONAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Utilipoint – KLI Agreements - The Subscription Agreement provides that KLI will purchase up to 2,000 shares of Utilipoint common stock at a per share purchase price of $50 per share for an aggregate consideration of up to $100,000.  KLI, or its affiliates or assigns, shall have a period of up to two months from the execution of the Subscription Agreement to make such purchases.

The Revolving Senior Subordinated Debenture provides that KLI may loan up to $100,000 to Utilipoint.  The debenture has a term of five years and pays interest at a rate of 10% per annum.

Continued Support from Shareholders – On January 15, 2009, management shareholders and KLI provided a combined $50,000 to meet working capital needs via purchase of common stock of $25,000 and notes payable of $25,000 at 10% due January 15, 2014.

Cancellation of Common Stock Put Options – On July 26, 2009, per renewal terms of one executive’s employment agreement and on August 1, 2009 per terms of the separation agreement of a different executive, all common stock put options were cancelled. See also Debt Maturity Extension below.

Debt Maturity Extension - On August 1, 2009, per terms of a separation agreement (see also Cancellation of Common Stock Put Options above), the former Company executive who holds the $16,000 note payable due September 23, 2009 agreed to an extension of terms in the amount of two installments of $2,000 and $14,000 due December 31, 2009 and January 30, 2010, respectively.  The same former Company executive also agreed to a payment date of September 30, 2009 for the unpaid portion, $3,722 of the $9,722 note due June 2, 2009 of which $6,000 had been paid on June 2, 2009.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee	$210
FINRA Filing Fees	825
Printing Fees	20,000
Accounting Fees and Expenses	148,123
Legal Fees and Expenses	100,000
Miscellaneous	371,465
Total	$640,623

Item 14. Indemnification of Directors and Officers

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.  The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by reference to such sections.

Our Certificate of Incorporation and bylaws provide that we shall indemnify each of our officers and directors to the fullest extent permitted by Section 145.

Our Certificate of Incorporation, as amended, provides that no current or former director of ours shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The Company issued 1,000,000 shares of common stock on December 8, 2006, to Mondo Management Corp., for an aggregate purchase price of $17,500.

The Company issued an aggregate of 225,000 shares of common stock on June 1, 2009 to Nana Baffour, Johnson Kachidza, Frank Asante-Kissi and B.N. Bahadur for an aggregate purchase price of $225.

The Company issued 80,000 shares of common stock on July 17, 2009. 30,000 shares of common stock on July 31, 2009 and 52,000 of common stock on August 14, 2009 to investors for an aggregate purchase price of $340,200.

We believe that the offer and sale of the securities referenced were exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act, except for up to 35 non-accredited investors. The purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information; appropriate legends were affixed to the stock certificates issued in such transactions; and offers and sales of these securities were made without general solicitation or advertising.

Item 16.  Exhibits

1.1**	Form of Underwriting Agreement between Midas Medici Group Holdings, Inc. and ______________.
2.1
Agreement of Merger and Plan of Reorganization, dated as of August 10, by and among Midas Medici Group Holdings, Inc., Utilipoint Acquisition Corp. and Utilipoint International, Inc. (Incorporated by reference to the Registrant’s Form 8-K filed on August 14, 2009).

3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 on Form 10SB filed May 2, 2007).
3.2	Certificate of Ownership of Mondo Acquisition I, Inc. and Midas Medici Group Holdings, Inc. (Incorporated by reference to the Registrant’s Form 8-K filed on May 27, 2009)
3.3 *	Bylaws
4.1**	Form of Underwriter’s Purchase Option
5.1*	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	Stock Option Plan (Incorporated by reference to the Registrant’s Form 8-K filed on July 31, 2009).
10.2	Employment Agreement between Midas Medici Group Holdings, Inc. and Nana Baffour dated as of July 16, 2009 (Incorporated by reference to the Registrant’s Form 8-K filed on July 22, 2009).
10.3	Employment Agreement between Midas Medici Group Holdings, Inc. and Johnson Kachidza dated as of July 16, 2009 (Incorporated by reference to the Registrant’s Form 8-K filed on July 22, 2009).
10.4
Stock Purchase Agreement dated May 15, 2009, among Mondo Acquisition I, Inc., Mondo Management Corp., and Midas Medici Group, Inc. (Incorporated by reference to the Registrant’s Form 8-k filed on May 21, 2009)

10.5*	Capital Commitment Agreement between Utilipoint International, Inc. and The Intelligent Project, LLC dated as of July 1, 2009
10.6*	Agreement to be bound to the Limited Liability Company Agreement between of The Intelligent Project, LLC dated as of July 1, 2009
10.7*	Consulting Agreement between Utilipoint International, Inc. and KLI IP Holding, Inc. dated as of July 1, 2 009
10.8*	Management Services Agreement between Utilipoint International, Inc. and The Intelligent Project, LLC dated as of July 1, 2009
10.9*	Stock Subscription Agreement executed by Knox Lawrence International, LLC dated as of July 1, 2009
10.10*	Revolving Senior Subordinated Note dated as of July 1, 2009
10.11*	Form of Subscription Agreement for sales of common stock on July 17, July 31, and August 14, 2009
10.12
Form of Return to Treasury Agreement executed by Nana Baffour, Johnson Kachidza, Frank Asante-Kissi and B.N. Bahadur effective June 29, 2009 (Incorporated by reference to the Registrant’s Form 8-K filed on July 31, 2009)

10.13*	Reimbursement Agreement between Midas Medici Group Holdings, Inc. and Knox Lawrence International LLC dated as of August 7, 2009
10.14*	Management Agreement between Utilipoint International, Inc. and Knox Lawrence International LLC dated as of July 23, 2007
10.15*	Senior Subordinated Debenture issued by Utilipoint International, Inc. to Knox Lawrence International LLC dated as of January 15, 2009
10.16*	Senior Subordinated Debenture issued by Utilipoint International, Inc. to Knox Lawrence International LLC dated as of December 31, 2008
10.17*	Lease for Utilipoint’s corporate offices in Albuquerque, New Mexico
10.18*	Lease for Utilipoint’s corporate offices in Tulsa, Oklahoma
10.19*	Lease for Utilipoint’s corporate offices in Houston, Texas
10.20*	Lease for Utilipoint’s corporate offices in Brno, Czech Republic
14.1*	Code of Ethics
16.1	Letter from Russell Bedford International dated July 24, 2009 (Incorporated by reference to the Registrant’s Form 8-K/A filed on July 28, 2009).
21*	Subsidiaries
23.1*	Consent of REDW LLC.
23.2*	Consent of RBSM, LLP.
23.3*	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

 *  Filed herewith.
** To be filed by amendment

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii. Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that  in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, , in the city of  New York, in the State of  New York, on September 30, 2009 .

Midas Medici Group Holdings, Inc.

/s/ Nana Baffour
Nana Baffour
CEO, Co-Executive Chairman (Principal
Executive Officer, Chief Financial Officer
(Principal Financial and Accounting Officer)
And Director

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Nana Baffour
Nana Baffour	CEO, Co-Executive Chairman (Principal Executive Officer) Chief Financial Officer (Principal Financial and Accounting Officer) and Director	September 30, 2009

/s/ Johnson M. Kachidza *
Johnson M. Kachidza	President, Co-Executive Chairman Secretary and Director	September 30, 2009

/s/ Stephen Schweich *
Stephen Schweich	Director	September 30, 2009

*By: /s/ Nana Baffour
Nana Baffour, attorney-in-fact

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